As filed with the Securities and Exchange Commission on April 3, 2023
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FRESENIUS MEDICAL CARE AG & Co. KGaA
(Exact Name of Registrant as Specified in Its Charter)
FRESENIUS MEDICAL CARE AG & Co. KGaA
(Translation of Registrant’s Name into English)
Germany (Jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)
Else-Kröner-Straβe 1
61352 Bad Homburg v.d. Höhe, Germany
Telephone: +49-6172-609-0
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
William Valle
Fresenius Medical Care Holdings, Inc.
920 Winter St
Waltham, MA 02451
(781) 699-9000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Thomas J. Rice, Esq.
Baker & McKenzie LLP
452 Fifth Avenue
New York, New York 10018
(212) 626-4100
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
†, The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Information Statement / Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Information Statement / Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 3, 2023
INVITATION TO AN EXTRAORDINARY GENERAL MEETING
ISIN: DE0005785802
ISIN: US3580291066
CUSIP: 358029106
We are pleased to invite our shareholders to participate in an extraordinary general meeting of Fresenius Medical Care AG & Co. KGaA (“FME KGaA” or the “Company” and together with its consolidated subsidiaries “FME Group”) on Friday, July 14, 2023 (“Extraordinary General Meeting”). The Extraordinary General Meeting will be held as an attendance (in-person) meeting in accordance with the relevant provisions of German law and will begin promptly at • local time (CEST) at Congress Center Messe Frankfurt, Ludwig-Erhard-Anlage 1, 60327, Frankfurt am Main, Germany. The purpose of the Extraordinary General Meeting is to submit for the consideration and approval of our shareholders the proposals stated in the agenda below.
AGENDA
Resolutions on:
(i)   the proposed change of legal form of the Company from a partnership limited by shares under German law (Kommanditgesellschaft auf Aktien, “KGaA”) into a stock corporation under German law (Aktiengesellschaft, “AG”) with change of name to Fresenius Medical Care AG (“FME AG” or the “Company”), to be effected in accordance with German law (“Conversion”),
(ii)   the election of four members of FME AG’s supervisory board, and
(iii)   the confirmation of the election of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft as auditor and group auditor for fiscal year 2023, as well as the auditor for the potential review of the half-year financial report for fiscal year 2023 and other interim financial information.
The following documents are available on our website (www.freseniusmedicalcare.com/en/agm):
•
Invitation to the Extraordinary General Meeting, including agenda and proposed new articles of association; and

•
The conversion report of Fresenius Medical Care Management AG (the “General Partner”) explaining and substantiating the Conversion and, in particular, the future shareholdings of the Company’s shareholders in FME AG from a legal and economic point of view (the “Conversion Report”) (to be incorporated by reference to a Form 6-K when completed).

These documents will also be available for inspection at the Extraordinary General Meeting.
A copy of a non-binding English convenience translation of the Conversion Report has been furnished to the United States Securities and Exchange Commission (“SEC”) under cover of a Report on Form 6-K and may be obtained as described below under “Where You Can Find More Information”.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS INFORMATION STATEMENT / PROSPECTUS OR DETERMINED IF THIS INFORMATION STATEMENT / PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Investing in our shares and American Depositary Shares (“ADSs”) representing our shares involves risks. In particular, you should consider the matters discussed in the “Risk Factors” section of this Information Statement / Prospectus that begins on page 13 and in the documents incorporated by reference into this Information Statement / Prospectus.
This Information Statement / Prospectus is dated June [•], 2023, and is first being mailed to shareholders on or about June [•], 2023.
The Extraordinary General Meeting will be held as an attendance (in person) meeting under relevant provisions of German law.
Only those shareholders who have properly registered with the Company and who have provided the Company with evidence of their entitlement to attend the Extraordinary General Meeting are entitled to participate and vote in the Extraordinary General Meeting. Shareholders may also have their voting rights in the Extraordinary General Meeting exercised by a proxy, e.g. by an intermediary, a shareholders’ associations, a proxy advisor or another person of their choice. The Company offers that shareholders may issue powers of attorney to proxies appointed by the Company who are bound to shareholders’ voting instructions.
Holders of ADSs may exercise their rights as ADS holders by providing written instructions to The Bank of New York Mellon, the depositary for the ADRs (the “Depositary”), regarding the voting of the shares underlying their ADSs.
Each share will be entitled to one (1) vote at the Extraordinary General Meeting. Holders of ADSs will be entitled to provide voting instructions with respect to the number of shares their ADSs represent.
The affirmative consent of our shareholders (including holders of ADSs representing our shares) with respect to a majority of at least 75% of the share capital represented at the time of the vote will be required to approve the resolution proposal of the General Partner and FME KGaA’s supervisory board (“KGaA Supervisory Board”) to the Extraordinary General Meeting with respect to the Conversion (“Conversion Proposal”). The resolutions on the other agenda items require the affirmative vote of the simple majority of the votes cast. Fresenius SE & Co. KGaA (“Fresenius SE” and together with its consolidated subsidiaries “Fresenius SE Group”), which currently holds approximately 32.2% of our outstanding shares and is the sole shareholder of the General Partner, intends to vote in favor of the Conversion Proposal and the other resolution proposals. Each of the members of the GP Supervisory Board, the GP Management Board and the KGaA Supervisory Board, none of whom beneficially owns more than 1% of our outstanding shares, intends to vote any shares they hold in favor of the proposals.
Prior to the Extraordinary General Meeting, shareholders may submit countermotions to the Company regarding the proposals made by the General Partner and/or the KGaA Supervisory Board. Shareholders may also submit proposals for the election of members of the AG Supervisory Board or auditors.
See “The Extraordinary General Meeting” beginning at page 17 for further information.
Hof (Saale), Germany, on June [•] 2023
FRESENIUS MEDICAL CARE AG & CO. KGaA
represented by
Fresenius Medical Care Management AG, as its general partner

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), and in accordance therewith file annual reports on Form 20-F and furnish periodic reports on Form 6-K to the SEC. The SEC maintains a website at www.sec.gov from which filings made by us may be obtained without charge.
We prepare annual and quarterly reports. Our annual reports contain financial statements examined and reported upon, with opinions expressed by our independent auditors. Our consolidated financial statements included in these annual reports are prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The periodic reports that we file with or furnish to the SEC and our annual and quarterly reports to our shareholders are posted on our website at www.freseniusmedicalcare.com. In furnishing our website address in this Information Statement / Prospectus, however, except for the periodic reports listed below under “Incorporation by Reference”, we do not intend to incorporate any information on our website into this Information Statement / Prospectus, and you should not consider any information on our website to be part of this Information Statement / Prospectus.
We will also furnish the Depositary with all notices of our general meetings and other reports and communications that are made generally to our shareholders. Such documents will be available for inspection by registered holders of American Depositary Receipts (“ADRs”) at the principal office of the Depositary, presently located at 240 Greenwich Street, New York, New York 10286, United States.
This Information Statement / Prospectus is a part of a registration statement on Form F-4 that we are filing with the SEC to register the shares of FME AG and constitutes a prospectus in addition to being an information statement for the Extraordinary General Meeting. As allowed by SEC rules, this Information Statement / Prospectus does not contain all the information included in the registration statement or the exhibits to the registration statement.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this Information Statement / Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Information Statement / Prospectus, except for any information superseded by information in, or incorporated by reference in, this Information Statement / Prospectus. This Information Statement / Prospectus incorporates by reference the documents set forth below that we have previously filed with or furnished to the SEC. These documents contain important information about our Company and its finances.
SEC Filings (File No.) 001-32749	Period/Filing Date
Annual Report on Form 20-F	Fiscal year ended December 31, 2022 (filed with the SEC on February 22, 2023)
Notwithstanding any reference in our prior reports on Form 6-K filed with the SEC to any such reports being incorporated by reference into any registration statement, no prior report on Form 6-K, other than as specified in this Information Statement / Prospectus, shall be incorporated by reference herein.
In addition, all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this Information Statement / Prospectus forms a part, shall be considered to be incorporated into this Information Statement / Prospectus by reference and shall be considered a part of this Information Statement / Prospectus from the date of filing or submission of such documents.
Certain statements in and portions of this Information Statement / Prospectus update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this Information Statement / Prospectus may update and replace statements in and portions of this Information Statement / Prospectus or the above-listed documents.

If you are a shareholder, you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Information Statement / Prospectus. Shareholders may obtain documents incorporated by reference in this Information Statement / Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:
Fresenius Medical Care AG & Co. KGaA
Investor Relations
Else-Kröner-Straβe 1
61352 Bad Homburg v.d. Höhe,
Germany
Email: ir@fmc-ag.com
Telephone No.: +49 6172 609-2601
IF YOU WOULD LIKE TO REQUEST DOCUMENTS, INCLUDING ANY DOCUMENTS WE MAY SUBSEQUENTLY FILE WITH THE SEC BEFORE THE EXTRAORDINARY GENERAL MEETING, PLEASE DO SO BY THE EARLIEST PRACTICABLE DATE.
In order to receive timely delivery of the documents in advance of the Extraordinary General Meeting scheduled to be held on July 14, 2023, you should make your request no later than five (5) business days before the July 14, 2023 meeting date.
This Information Statement / Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities which may be deemed to be offered by this Information Statement / Prospectus, or the solicitation of a proxy or other voting instruction, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Information Statement / Prospectus nor any distribution of securities deemed to be made pursuant to this Information Statement / Prospectus will, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this Information Statement / Prospectus by reference or in our affairs since the date of this Information Statement / Prospectus.
You should rely only on the information contained or incorporated by reference in this Information Statement / Prospectus to vote on the matter presented to you for your approval. We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement / Prospectus. This Information Statement / Prospectus is dated June [•], 2023. You should not assume that the information contained in this Information Statement / Prospectus is accurate as of any date other than this date, and neither the mailing of the Information Statement / Prospectus to shareholders nor the issuance of securities will create any implication to the contrary.

GLOSSARY OF DEFINED TERMS
In this Information Statements / Prospectus we use the following defined terms:
“ADS” refers to American Depositary Share. Each ADS represents one-half of one share of the Company.
“ADR” refers to an American Depositary Receipt evidencing one or more ADSs.
“AG” refers to a stock corporation (Aktiengesellschaft) under German law.
“AG Management Board” refers to the management board (Vorstand) of FME AG.
“AG Supervisory Board” refers to the supervisory board (Aufsichtsrat) of FME AG.
“Annual Report” refers to the Company’s annual report on Form 20-F for the year ended December 31, 2022, which is incorporated into this Information Statement / Prospectus by reference.
“AG Articles of Association” refers to the proposed articles of association (Satzung) of FME AG, a non-binding English convenience translation of which is attached as Appendix B to this Information Statement / Prospectus.
“Commercial Register” refers to the commercial register (Handelsregister) of the local court (Amtsgericht) of Hof (Saale), Germany.
“Company” (or “we”, “us” and “our”) refers to the Company prior to the Conversion and to FME AG after the Conversion.
“Conversion” refers to the proposed change of legal form of the Company from a partnership limited by shares under German law (Kommanditgesellschaft auf Aktien, KGaA) into a stock corporation under German law (Aktiengesellschaft, AG) to be effected in accordance with German law.
“Conversion Proposal” means the resolution proposal of the General Partner and the KGaA Supervisory Board to the Extraordinary General Meeting with respect to the Conversion.
“Deconsolidation” refers to the derecognition of the FME Group in Fresenius SE’s consolidated financial statements due to a loss of control in accordance with IFRS 10 and the subsequent classification of the FME Group as an associate in accordance with IAS 28 due to Fresenius SE’s significant influence.
“Depositary” means The Bank of New York Mellon, the depositary for the ADSs.
“€” or “Euro” refer to the single European currency adopted by certain participating member states of the European Union, including Germany.
“EEA” refers to the European Economic Area, of which Germany is a part.
“Extraordinary General Meeting” refers to the extraordinary general meeting of the Company scheduled for July 14, 2023, that is the subject of this Information Statement / Prospectus.
“Else Kröner-Fresenius-Stiftung” refers to the controlling shareholder of Fresenius SE.
“ESG” refers to environmental, social, and governance matters.
“Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended.
“FME AG” refers to the Company in the legal form of an AG after the Conversion with the company name “Fresenius Medical Care AG”.
“FME Group” refers to the Company and its consolidated subsidiaries.
“FME KGaA” refers to the Company in the legal form of a KGaA prior to the Conversion with the company name “Fresenius Medical Care AG & Co. KGaA”.
“Fresenius SE” refers to Fresenius SE & Co. KGaA, the Company’s largest shareholder and sole shareholder of the General Partner.

“Fresenius SE Group” refers to Fresenius SE & Co. KGaA and its consolidated subsidiaries, which prior to the Conversion includes the Company.
“General Partner” refers to Fresenius Medical Care Management AG, the Company’s general partner prior to the Conversion and a wholly-owned subsidiary of Fresenius SE.
“GCGC” means the German Corporate Governance Code issued by the “Government Commission German Corporate Governance Code”.
“GP Management Board” refers to the management board (Vorstand) of the General Partner.
“GP Supervisory Board” refers to the supervisory board (Aufsichtsrat) of the General Partner.
“IFRS” refers to the International Financial Reporting Standards as maintained by the International Accounting Standards Board, which is the accounting standard presently used by the Company for its consolidated financial statements.
“Information Statement / Prospectus” means this Information Statement / Prospectus, including the documents incorporated by reference herein.
“KGaA” refers to a partnership limited by shares (Kommanditgesellschaft auf Aktien) under German law.
“KGaA Articles of Association” refers to the articles of association (Satzung) of FME KGaA.
“KGaA Supervisory Board” refers to the supervisory board (Aufsichtsrat) of the Company prior to the Conversion.
“NYSE” refers to the New York Stock Exchange.
“Outside Shareholders” refers to shareholders other than Fresenius SE or companies affiliated with Fresenius SE.
“SEC” refers to the United States Securities and Exchange Commission.
“Securities Act” refers to the United States Securities Act of 1933, as amended.
“Supervisory Boards” refers to the GP Supervisory Board and the KGaA Supervisory Board together.

SUMMARY
The Company
The Company, a partnership limited by shares (Kommanditgesellschaft auf Aktien, KGaA) organized under German law, is registered with the Commercial Register (Handelsregister) under the registration number HRB 4019. Our registered office (Sitz) is located in Hof (Saale), Germany. Our registered business address, and our principal office, is Else-Kröner-Straβe 1, 61352 Bad Homburg v.d. Höhe, Germany, telephone +49-6172-609-0.
We are the world’s leading provider of products and services for individuals with renal diseases, based on publicly reported revenue and number of patients treated (information on our US-listed competitors is available in their reports filed with the SEC, which can be accessed by using the following hyperlink: https://www.sec.gov/edgar/searchedgar/companysearch.html-, which information does not form part of this Information Statement / Prospectus). We provide dialysis and related services for individuals with renal disease as well as other health care services. We also develop, manufacture and distribute a wide variety of health care products.
Our health care products include hemodialysis machines, peritoneal dialysis cyclers, dialyzers, peritoneal dialysis solutions, hemodialysis concentrates, solutions and granulates, bloodlines, renal pharmaceuticals, systems for water treatment and acute cardiopulmonary and apheresis products. We supply dialysis clinics we own, operate or manage with a broad range of products and also sell dialysis products to other dialysis service providers. We sell our health care products to customers in around 150 countries and we also use them in our own health care service operations. Our dialysis business is therefore vertically integrated. Our other health care services include value and risk-based care programs, pharmacy services, vascular, cardiovascular and endovascular specialty services as well as ambulatory surgery center services, physician nephrology and cardiology services and ambulant treatment services. We estimate that the size of the global dialysis market was approximately €82 billion in 2022 (€81 billion in 2021). Dialysis patient growth results from factors such as the aging population and increased life expectancies; shortage of donor organs for kidney transplants; increasing incidence of kidney disease and better treatment of and survival of patients with diabetes, hypertension and other illnesses, which frequently lead to the onset of chronic kidney disease; improvements in treatment quality, new pharmaceuticals and product technologies, which prolong patient life; and improving standards of living in developing countries, which make life-saving dialysis treatment available. We are also engaged in different areas of health care product therapy research.
As a global company delivering health care services and products, we face the challenge of addressing the needs of a wide variety of stakeholders, such as patients, customers, payors, regulators and legislators in many different economic environments and health care systems. In general, government-funded programs (in some countries in coordination with private insurers) pay for certain health care items and services provided to their citizens. Not all health care systems provide payment for dialysis treatment. Therefore, the reimbursement systems and ancillary services utilization environment in various countries significantly influence our business.
Recent Development
The Company has been certified by the U.S. federal government’s Independent Compliance Monitor as now having an effective anti-corruption program. The United States Department of Justice and Securities Exchange Commission have accepted certification. As a result the Company has fulfilled all of its obligations under the DOJ Non-Prosecution Agreement and SEC Cease and Desist Order and those agreements have expired.
Our Operating Structure
As of January 1, 2023, we implemented our new global operating model as announced on November 2, 2021 and we began reporting under the new model in the first quarter of 2023. Prior to January 1, 2023, discrete financial information was not provided to the chief operating decision maker on the basis of the new structure and the necessary system and reporting changes to affect the new structure were not in place. In the new operating model, we reorganized our business into two global operating segments. We consolidated our health care products business, including research and development, manufacturing, supply chain and commercial operations, and the sale of certain renal pharmaceuticals as well as supporting functions, such as regulatory and quality management, under a global umbrella (Care Enablement). Our global health care services business was combined into one segment (Care Delivery). Our Global Medical Office will continue to leverage the vertically integrated approach to optimize clinical outcomes for our patients. For further details on the new model, see note 27 of the notes to the consolidated financial statements from our Annual Report incorporated into this Information Statement / Prospectus by reference.
Stock Market Prices
On March 31, 2023, the closing price per share in euro for our shares (ISIN DE005785802) was €39.10, as reported by the XETRA system of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse).
On the same date, the closing price per ADS for ADSs representing our shares was $21.26, as reported by the NYSE. Two ADSs represent one share.
The Extraordinary General Meeting
Our shareholders are invited to participate in the Extraordinary General Meeting at • am, local time (CEST) at Frankfurt am Main, Germany, on Friday, July 14, 2023 to be held as an attendance (in person) meeting. At the Extraordinary General Meeting, our shareholders (including holders of our ADSs) will be entitled to vote on (i) the Conversion Proposal, (ii) the election of four members of FME AG’s supervisory board (the two remaining members will be appointed by Fresenius SE), and (iii) the confirmation of the election of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft as auditor and group auditor for fiscal year 2023, as well as the auditor for the potential review of the half-year financial report for fiscal year 2023 and other interim financial information.
Each share in the Company will be entitled to one (1) vote at the Extraordinary General Meeting and each holder of ADSs will be entitled to direct the Depositary to cast one vote (1) for every two (2) ADSs they hold. The vote required to approve the Conversion Proposal is at least 75% of the share capital represented at the time of the vote. The resolutions on the other agenda items require the affirmative vote of the simple majority of the votes cast. Fresenius SE, which currently holds approximately 32.2% of our outstanding shares, intends to vote in favor of the proposals.
Each of the members of the supervisory board of the General Partner (“GP Supervisory Board”), the GP Management Board and the KGaA Supervisory Board (together with the GP Supervisory Board, “Supervisory Boards”), (none of whom beneficially owns more than 1% of our outstanding shares) intends to vote any shares they hold in favor of the resolution proposals.
In addition, the Conversion requires the approval by the General Partner. The General Partner has informed the Company that it intends to approve the Conversion.
We believe that the Conversion is in our best interest because it would simplify our governance structure through the establishment of a two-tier board system under German law in line with German standards, which should allow for focused, faster and more agile decision making, and free up executive and management capacity at the Company.
If the Extraordinary General Meeting resolves in favor of the Conversion and the General Partner approves it, the General Partner must file the Conversion for registration with the Commercial Register provided that the Conversion resolution has not been challenged within the one-month contestation period or, in case of a challenge, the special proceedings (Freigabeverfahren) have been successfully completed. We expect that the Conversion will be registered with the Commercial Register no later than by the end of December 2023.
For more information regarding the proposals and the Extraordinary General Meeting, see “The Extraordinary General Meeting” below.
The Conversion
The Conversion would become effective upon registration with the Commercial Register. The Company as an AG would be the same legal entity under German law and not a successor to the KGaA. The General

Partner, a wholly-owned subsidiary of Fresenius SE, would exit the Company and the Company as an AG would be managed by FME AG’s management board (“AG Management Board”) under the supervision of FME AG’s supervisory board (“AG Supervisory Board”). For more information, see “The Conversion — Structure of the Conversion”, “The Conversion — Reasons for the Conversion” and “The Conversion — The Legal Structure of FME AG” and the complete text of the Conversion Proposal, a non-binding English convenience translation of which is attached as Appendix A to this Information Statement / Prospectus. (to be provided by amendment)
We believe that the Conversion would have a number of benefits to the Company and our shareholders, including the following:
Simplification of corporate governance with clearer accountability.
The current governance structure consists of the General Partner having a management board (GP Management Board) and a supervisory board (GP Supervisory Board) plus a general meeting, the KGaA Supervisory Board, and one joint committee as further described in the KGaA Articles of Association, plus the Company’s general meeting.
The Conversion would result in a significant simplification of the Company’s current corporate governance by replacing the complex KGaA structure with its several bodies with a two-tier board system of an AG under German law in line with German standards. After the Conversion, FME AG would only have the three mandatory corporate bodies of an AG, i.e., the AG Management Board, the AG Supervisory Board and the general meeting. Operative measures of the AG Management Board which require approval would need to be discussed in AG Supervisory Board only. This should result in a more agile governance structure and ultimately more efficient and faster operative decisions with clear accountability of each board member for the Company’s business.
Improvement of decision-making processes.
Currently, decisions at the Company level must be aligned with the interests of the Fresenius SE Group. Specifically, this concerns the business direction, strategy, financing (structure) and capital allocation of the FME Group. Fresenius SE controls the Company (including control in accordance with IFRS 10) and exercises influence at the operative level, e.g., with respect to compliance, financial reporting, ESG, supply chain control. As the parent company of a de facto group (faktischer Konzern) under German law, Fresenius SE has a certain influence on the Company which results in a certain degree of alignment with the Fresenius SE Group. Therefore, significant time and resources of members of the GP Management Board and other executives of the Company are currently spent on reporting requirements for Fresenius SE due to the Company’s status as a member of the Fresenius SE Group
The Conversion would reduce the alignment needs between FME Group and Fresenius SE Group and free up significant management resources. We believe that this would allow for the realization of the full potential of the Company as a more independent company.
Outside Shareholders’ would have increased influence on the governance of the Company.
Under the current corporate governance structure, the KGaA Supervisory Board, which is elected by the Company’s general meeting, does not appoint the GP Management Board members who are responsible for managing the Company in the name of the General Partner. Rather, the GP Management Board members are appointed by the GP Supervisory Board, which is elected by the general meeting of the General Partner. The General Partner is a wholly owned subsidiary of Fresenius SE, an arrangement that results in Fresenius SE controlling the Company.
After the Conversion the AG Management Board would manage the Company instead of the General Partner, which would be exiting the structure. The AG Supervisory Board will appoint and dismiss the members of the AG Management Board, determine their remuneration, and have the right to make certain of their business decisions subject to their approval. The AG Supervisory Board will consist of twelve (12) members, six members representing the shareholders of the AG and six members appointed by the employees of FME AG pursuant to Germany’s co-determination laws. Under the proposed AG Articles of

Association, Fresenius SE would have the exclusive right to appoint two of the six shareholder representatives (two out of the twelve total) for as long as it holds 30% or more of the Company’s share capital and the exclusive right to appoint one of the six shareholder representatives to the AG Supervisory Board for as long as it holds at least 15% (but less than 30%) of the Company’s share capital, and to dismiss those appointed shareholder representatives. Such a right to appoint and dismiss supervisory board members (Entsendungsrecht) is explicitly provided for by German corporate law (Sections 101(2), 103(2) of the German Stock Corporation Act). The remaining shareholder representatives of the AG Supervisory Board would be elected by the Company’s shareholders (including Fresenius SE) at the general meeting by a simple majority of the votes cast.
The Chair of the AG Supervisory Board (who, in the case of a tie in the AG Supervisory Board, has two votes in a new vote on the same matter if this also results in a tie) will be appointed by the AG Supervisory Board. With view to the current shareholding of Fresenius SE, we expect that the Chair of the AG Supervisory Board will be a Fresenius SE representative; however, the decision to appoint the Chair will solely be made by the AG Supervisory Board. In addition, Fresenius SE would continue to have influence through its shareholdings and certain rights under statutory law as well as under the AG Articles of Association for as long as it holds more than 25% of the shares. See “Certain Information Regarding the Company — Description of interests and rights of Fresenius SE after the Conversion”.
While Fresenius SE will continue to have influence on the Company through its share ownership and the appointment right described above, the influence of shareholders other than Fresenius SE or companies affiliated with Fresenius SE (“Outside Shareholders”) will be increased by the Conversion as a result of the ability of all shareholders (including Fresenius SE) to elect four of the six shareholder representatives to the AG Supervisory Board, a corporate body which has significantly more rights compared to the KGaA Supervisory Board that is currently elected by the Outside Shareholders, in particular the right to appoint and dismiss the members of the AG Management Board.
Improvement of independent setting of financing strategy.
In recent years, the Company did not access the equity capital markets (i.e., the Company neither implemented any equity capital measures or equity-linked instruments nor granted share-based management incentive plans). The issuance of new shares without subscription rights would have diluted Fresenius SE’s shareholding in the Company and, depending on the size of the issuance, could even have led to an exit of the General Partner under the KGaA Articles of Association (and subsequently to a potential change of control under the Company’s major financing agreements).
In the legal form of an AG, the AG Management Board should have more flexibility in establishing and executing its own financing strategy more independently and with significantly less consideration of Fresenius SE’s interests or financing requirements (even though Fresenius SE would continue to have influence on such decisions as the Company’s largest shareholder and could prevent the implementation of capital measures and related authorizations which would require the approval of the general meeting). This would increase the Company’s flexibility in seeking equity financing, although the attractiveness of such financing will depend upon the development of the Company’s share price and developments in the interest rate environment.
Description of the Securities
After the Conversion, holders of our shares and ADSs representing our shares would continue to have substantially similar rights and there would be no dilution of their voting rights due to the Conversion. However, the influence of Outside Shareholders will be increased through the change of legal form as four of the six shareholder representatives of the AG Supervisory Board, as the corporate body responsible for appointing the AG Management Board members will be elected by the general meeting while the remaining two shareholder representatives can be appointed by Fresenius SE (as described above). Further, certain material matters brought before the Company’s general meetings will in accordance with the statutory provisions continue to require a qualified majority of 75% of the share capital represented at the time of the vote (e.g., capital increases (including the creation of authorized and conditional capital) and decreases, the issuance of convertible bonds, corporate measures, such as mergers or spin-offs, the conclusion of intercompany agreements (Unternehmensverträge) such as domination and/or profit and loss transfer agreements (Beherrschungs- und/oder Gewinnabführungsverträge), the dissolution of the Company, amendments to the articles of association). For more information, see “Description of the Shares of FME AG”, “Descriptions of American Depositary Receipts”, “Effects on and Comparison of Shareholder Rights” and “Stock Exchange Listing and Trading”.
Certain Tax Consequences
Neither we nor our shareholders would recognize gain or loss as a result of the Conversion under either German or United States federal tax law. For more information, see “Taxation”.
Interests of Certain Persons in the Conversion
Fresenius SE holds 100% of the shares in the General Partner and, therefore, through the right to elect the members of the GP Supervisory Board, indirectly has influence on the appointment of the members of the GP Management Board. In addition, Fresenius SE currently holds approximately 32.2% of the KGaA shares. Fresenius SE also currently consolidates FME Group in its financial statements. In connection with the Conversion, the General Partner will exit the Company and, therefore, Fresenius SE would no longer control the Company (including in accordance with IFRS 10) or consolidate FME Group in its financial statements after the Conversion, notwithstanding the fact that it would remain the Company’s largest shareholder.
As a result of the Conversion, the Company would no longer be required to reimburse the General Partner for the remuneration of the GP Supervisory Board members and the GP Management Board members or the General Partner’s other expenses in connection with the management of its business, or to pay the General Partner a fee of €120,000 per year (i.e., 4% of the General Partner’s share capital (€3,000,000 as of December 31, 2022) as provided for in the KGaA Articles of Association) as compensation for assuming liability as general partner. The Company will, however, have to indemnify the General Partner for all cost incurred in connection with the management of its business until the Conversion becomes effective, including pension liabilities for current and previous members of the GP Management Board. Except in particular for certain financing and cash management arrangements, we expect that various agreements between FME Group and Fresenius SE and its subsidiaries, including real estate leases with Fresenius SE as landlord, certain trademark licenses, and purchases and sales of certain products, will continue after the Conversion, at least for a certain period of time. See note 5. “Related Party Transactions”, in the notes to the consolidated financial statements incorporated by reference from our Annual Report into this Information Statement / Prospectus.
As mentioned above, according to the proposed AG Articles of Association, Fresenius SE will have an exclusive right to appoint up to two members of the AG Supervisory Board and dismiss those two members. This right will not be transferable from Fresenius SE to subsequent holders of its shares in the Company. The Chair of the AG Supervisory Board (who, in the case of a tie in the AG Supervisory Board, has two votes in a new vote on the same matter if this also results in a tie) will be appointed by the AG Supervisory Board. With view to the current shareholding of Fresenius SE, we expect that the Chair of the AG Supervisory Board will be a Fresenius SE representative; however, the decision to appoint the Chair will solely be made by the AG Supervisory Board.
Also, as described in this Information Statement / Prospectus, we expect to enter into transitional services arrangements with Fresenius SE for certain business services that are currently provided to us by Fresenius SE. We expect to be able to enter into these arrangements on terms that are comparable to what we would receive from third party providers of the same services.
For more information, see “Certain Information Regarding the Company — Description of interests and rights of Fresenius SE after the Conversion”.
Stock Exchange Listing and Trading
The Conversion would not affect the Company’s listing at the Frankfurt Stock Exchange. The shares of FME AG would continue to be admitted to trading on the regulated market (Regulierter Markt) of the

Frankfurt Stock Exchange with simultaneous admission to the sub-segment thereof with additional post-admission obligations (Prime Standard). The Conversion would also not have any direct consequences for the index memberships of the Company since these memberships are not dependent upon the legal form or on the FME Group being consolidated by Fresenius SE. We intend to apply to list ADSs representing shares in FME AG on the NYSE. After the Conversion, each ADS would continue to represent one-half of one share. For more information, see “Stock Exchange Listing and Trading” and “Description of American Depositary Receipts”.
Appraisal Rights
The shareholders of the Company do not have any appraisal rights in connection with the Conversion under German law. The German Transformation Act (Umwandlungsgesetz) provides expressly that no offer of compensation to shareholders is required in connection with a change of legal form from a KGaA to an AG.
Potential Shareholder Actions against the Resolutions of the Extraordinary General Meeting
Under German law an action may be brought to set aside a resolution of the general meeting based on a violation of law or the articles of association (Anfechtungsklage). Any such action must be commenced within one month after adoption of the resolution. If a shareholder action is brought against the resolution of the general meeting on the Conversion, registration of the Conversion with the Commercial Register and, therefore, the effectiveness of the Conversion would be delayed. In addition, in exceptional cases, resolutions of the general meeting can be void, which could be claimed by shareholders with a voidance claim (Nichtigkeitsklage) even after the one-month contestation period expired. Since German law provides for special proceedings (Freigabeverfahren) which allow for an accelerated court decision that such shareholder actions against the Conversion resolution do not prevent the registration of the Conversion with the Commercial Register, we expect that even in case of any such actions the Conversion would be registered before the end of 2023. With registration of the Conversion with the Commercial Register the Conversion becomes effective.

INDICATIVE TIMETABLE
The following sets forth the indicative timetable of the Conversion:
Expected Date	Event
June 1, 2023	Publication of the Extraordinary General Meeting convening notice in the German Federal Gazette (Bundesanzeiger) and on the Company’s website.
June 7, 2023	Latest date for the publication of the Extraordinary General Meeting convening notice in the German Federal Gazette (Bundesanzeiger) and on the Company’s website.
June 13, 2023	Last day for shareholders to add items to the agenda of the Extraordinary General Meeting.
June 29, 2023	Last day for shareholders to submit motions and election proposals (however, shareholders retain their right to submit motions and election proposals at the Extraordinary General Meeting).
July 3, 2023	Last day for voting instructions by holders of ADSs to be received by the Depositary.
July 7, 2023	Last day for shareholders to register for the Extraordinary General Meeting.
July 14, 2023	Extraordinary General Meeting.
August 14, 2023	Expiry of the deadline for challenging the resolutions of the Extraordinary General Meeting by way of legal action to set aside the resolutions (Anfechtungsklage).
September 2023
 –  Application for registration with the Commercial Register, if the Conversion resolution is not challenged.
 –  Initiation of special proceedings (Freigabeverfahren) if the Conversion resolution is challenged.

October 2, 2023	Expected registration of the Conversion with the Commercial Register if the Conversion resolution is not challenged.
By end of December 2023	Expected registration of the Conversion with the Commercial Register if the Conversion resolution is challenged.
The final timetable will depend on a number of factors, several of which are outside of the control of the Company.

RISK FACTORS
You should carefully consider the risk factors set forth below that relate to the risks associated with the Conversion, as well as the other information contained in this Information Statement / Prospectus, any supplement to this Information Statement / Prospectus, our Annual Report, including but not limited to the risk factors described in, and the information under the caption “Forward-looking statements” in, our Annual Report) and the other documents incorporated by reference to this Information Statement / Prospectus. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.
Risks Relating to the Conversion
The Deconsolidation resulting from Conversion may have a negative impact on our credit ratings which amongst others could increase the cost for and/or limit our access to financing in the capital markets.
The Company is currently rated BBB- (outlook negative) by S&P Global Ratings Europe Limited (“S&P”), Baa3 (outlook negative) by Moody’s Deutschland GmbH (“Moody’s”) and BBB- (rating watch negative) by Fitch Ratings Ireland Limited (“Fitch”). Fitch has put our rating on “negative rating watch” following the announcement of the Conversion and indicated to us that it intends to downgrade our rating by no more than one notch (to below investment grade) if the Conversion takes effect. We cannot assure you that we will necessarily be able to maintain our overall investment grade rating (meaning that we are rated investment grade by at least two of the three rating agencies mentioned above) in the future. A non-investment grade rating could limit our future access to the capital markets (depending on market conditions), increase our financing costs significantly and might require the use of other financing sources. In a non-investment grade environment, the Company would be expected to have less flexibility in the selection of available financing instruments (e.g., the Company may not have access to the commercial paper market which is currently being used) and could become subject to covenants in its financing documents (or in new financing documents) that, amongst others, could restrict the incurrence of indebtedness, limit share repurchases and dividends, require compliance with financial ratios, or otherwise restrict our flexibility. Alternative sources of financing in this environment may be more costly and less easy to access.
The covenant in our 4.75% bonds due in 2024 limiting our ability to incur unsecured debt is currently suspended and will remain so as long as two of the three credit ratings assigned to these bonds by S&P, Moody’s and Fitch are at least BBB- or Baa3 (as the case may be) or higher, or, in each case, the equivalent investment grade rating of the rating categories of any rating agencies substituted for S&P, Moody’s or Fitch. As mentioned above, one of these agencies, Fitch, has put our rating on “negative rating watch” following the announcement of the Conversion. The headwinds we have described in our Annual Report that impacted our performance in 2022, and that we expect will continue in 2023, could increase the probability of a ratings downgrade. Nevertheless, should we lose our investment grade rating, we may still be able to incur substantial unsecured debt in compliance with that covenant (although we may have less flexibility in the selection of available financing instruments, as described above), if we maintain an interest coverage ratio (as defined in the applicable indenture) of at least 2.0 to 1.0, as is presently the case, or as otherwise permitted by that covenant, regardless of our credit rating or interest coverage ratio, including under our Syndicated Credit Facility and our Accounts Receivable Facility. If additional debt is added to our current debt levels, the related risks that we now face from our indebtedness could intensify.
FME AG may become subject to unsolicited takeover attempts and increased shareholder activism since it would no longer be controlled by Fresenius SE.
The Conversion could increase the possibility of unsolicited takeover attempts or shareholder activism against FME AG. In its current KGaA structure, an unsolicited takeover offer for the Company is unlikely because a potential bidder could acquire our shares but could not (indirectly) control the management of the Company via voting power in our general meeting, as such management power is currently held by the General Partner which is a wholly-owned subsidiary of Fresenius SE. This would change upon the completion of the Conversion because no general partner would represent and manage the Company. However, as long as Fresenius SE continues to be a major shareholder holding around 32% of our share capital and voting rights, a full takeover or even reaching a shareholding of 75% by a third party, which would ensure the majority required for a resolution of the general meeting to approve a domination and/or profit and loss transfer agreement (Beherrschungs und/oder Gewinnabführungsvertrag), would not be possible. It should be noted, however, that the Company would have no influence on Fresenius SE’s decisions with respect to its shareholdings in the Company. With respect to shareholder activism, while the planned Deconsolidation of the Company from Fresenius SE is likely to address a key investor concern, it also increases investor focus on the Company as a more independent enterprise which may lead to increased levels of shareholder activism.
The Conversion would require us to change the label of our products, which would require us to incur certain costs.
The Conversion would result in the need to change the label of certain products of “Fresenius Medical Care AG & Co. KGaA” to “Fresenius Medical Care AG” as well as a change of relevant certificates (ISO, MDSAP, MDR; MDD certificate cannot be updated). Likewise, entries in regulatory databases need to be updated (e.g. Eudamed, ECHA, DMIDS).
As of now, most of our products distributed in Europe, Middle East and Africa as well as Asia-Pacific and Latin America (approximately 1,000 products) are labeled as products of “Fresenius Medical Care AG & Co. KGaA”. We expect that this label change can be handled as a formal post-registration change and will not require new product registrations. However, should a regulatory authority or notified body deem the registration change to be material, full new product registrations may be necessary for the respective country. This may have an impact on timeline and cost such that (a) registration time may be longer, (b) inspections/audits may be required which may have impacts on both external and internal cost and timing, (c) marketability of affected products may be impacted for a period of time and (d) as a result, safety stock may need to be built up or further changes to our manufacturing and supply chain processes, respectively, may become necessary.
The required time for the implementation of all label changes is not predictable since we are dependent on various national authorities, regulatory agencies and notified bodies. In light of these risks, internal full blown regulatory evaluations and action planning have started, just like alignment with notified bodies and regulatory authorities. For China, the process is estimated to take approximately three months as the Conversion does not change our legal identity and we expect that we would be considered the same legal entity for purposes of this application.
We estimate the costs for the execution of the label changes including related updates of documents and certificates to be in the mid double digits of millions of euros which would include both out of pocket costs and internal labor costs.
As we are currently engaged in an ongoing product certification program to comply with the EU Medical Devices Regulation (“MDR”) the additional work associated with the changes required by the proposed Conversion including the need for updated quality management certificates would present capacity and other challenges for our quality and regulatory teams as well as the management.
In addition to relabeling costs, the Company expects to have a number of other one-time and recurring costs associated with the completion of the Conversion.
We expect to have certain one-off costs associated with the Conversion. On a preliminary basis, we estimate that the Conversion would result in significant costs in a range from [[•] to [•] million euro] (to be provided by amendment), with the expectation that the majority of these costs will be incurred in 2023. These numbers are neither reviewed nor audited by an independent accounting firm and are subject to change. The main driver for these costs is the requisite relabeling of our products described above. Relevant costs would also include transaction costs such as costs for external advisors and conducting an extraordinary general meeting. In addition, we expect to have recurring costs regarding the establishment of full-time administrative functions required to manage certain service relationships which are currently administered at the Fresenius SE Group level and paid by the Company through corporate charges. Together with other increases in recurring cost items, we expect the additional costs to have an immaterial EBIT impact (beginning as of 2024). It is possible that these costs (and the impact on EBIT) may be higher than estimated here.

We will need to obtain our own insurance policies and we may not be able to replicate our existing coverage at the current cost levels.
As a result of the Conversion, we have to restructure our global insurance policies (other than the insurance that we carry in the United States) and the global Director & Officer policy (including in the United States). These coverages are currently provided by Fresenius SE via group insurance policies.
We would have to negotiate and conclude new insurance agreements and would likely need to establish our own global insurance infrastructure that would cover personnel and other functions. We expect that transitional services agreements with Fresenius SE could be entered into for some of the insurance agreements for a transitional period following the Conversion through December 31, 2023. For some insurance agreements, we expect to obtain new insurance agreements starting immediately after the Conversion. Obtaining new insurance could require us to incur additional costs and there could be less capacities for new insurance agreements (in particular with respect to Directors & Officers insurance). A failure to obtain required insurance coverage could ultimately lead to an event of default under a number of the instruments governing our long-term indebtedness, although we believe it is likely that that we will be able to obtain the requisite insurance.
We will need to negotiate agreements with Fresenius SE for certain business services during a transitional period following the Conversion and we will need to develop new internal functions in the long run.
As part of the Fresenius SE Group, we are provided with certain essential capabilities that we currently do not independently have (either in full or in part) including treasury functions, payroll and other human resources functions, including with respect to pensions, communication and media relations support, tax audit and tax support as well as leases of our principal offices and manufacturing facilities and facility management. While we expect to be able to negotiate transitional services agreements with Fresenius SE at a cost that is comparable to what we are currently incurring, we cannot assure you that this will be the case, nor can we assure you that we will be able to establish or procure these functions after the transitional services period on a cost-efficient basis.
Following the Conversion, Fresenius SE will remain the Company’s largest shareholder. The interests of Fresenius SE could deviate from those of the Company and/or Outside Shareholders.
As a result of the Conversion, Fresenius SE will no longer consolidate our financial results with its own, which in Fresenius SE’s view is expected to increase the transparency of Fresenius SE’s own operating results. While Fresenius SE will lose control over the Company (including in accordance with IFRS 10) because the General Partner as a wholly-owned subsidiary of Fresenius SE will exit the Company upon the effectiveness of the Conversion, it will, unless it decides to sell all or a part of its shares in the Company, still have a stake (32.2%) that is large enough to effectively veto resolutions that require a qualified majority of 75% of the share capital represented at the time of the vote, e.g., capital increases (including the creation of authorized capital and conditional capital) and decreases, the issuance of convertible bonds, corporate measures such as mergers or spin-offs, the conclusion of intercompany agreements (Unternehmensverträge) such as domination and/or profit and loss transfer agreements (Beherrschungs- und/oder Gewinnabführungsverträge), the dissolution of the Company and amendments to the proposed AG Articles of Association. Like the KGaA Articles of Association, the proposed AG Articles of Association continue to require such qualified majorities in accordance with the statutory provisions and do not reduce those majorities (which would be possible for some of the matters discussed above) except for the dismissal of members of the AG Supervisory Board (which will only require a simple majority of the votes cast). Fresenius SE will continue to effectively have a veto right over such matters for as long as it holds more than 25% of the outstanding shares of the Company.
In addition, pursuant to the proposed AG Articles of Association, Fresenius SE would have the right to appoint two of the six shareholder representatives to the AG Supervisory Board for as long as it holds 30% or more of the Company’s share capital and the right to appoint one of the six shareholder representatives to the Supervisory Board for as long as it holds at least 15% (but less than 30%) of the Company’s share capital, and to dismiss those appointed shareholder representatives. The Chair of the AG Supervisory Board (who, in the case of a tie in the AG Supervisory Board, has two votes in a new vote on the same matter if this also results in a tie) will be appointed by the AG Supervisory Board. With view to the current shareholding of Fresenius SE, we expect that the Chair of the AG Supervisory Board will be a Fresenius SE representative; however, the decision to appoint the Chair will solely be made by the AG Supervisory Board.
Finally, there will no longer be voting restrictions on Fresenius SE’s shares in the Company regarding certain resolution items of the Company’s general meeting and members of Fresenius SE’s management board would be eligible to seek election to the AG Supervisory Board. As a result of all of these circumstances, the interests and rights of Fresenius SE could deviate from the interests of the Company and/or Outside Shareholders.
Our pooling agreement with Fresenius SE and our “independent directors” will terminate upon consummation of the Conversion.
Under the pooling agreement that we have entered into for the benefit of public holders of our shares (including, in each case, holders of ADSs representing beneficial ownership of such shares), no less than one-third of the GP Supervisory Board must be independent directors within the meaning of the pooling agreement, and there must be at least two independent directors. Independent directors on the GP Supervisory Board are persons without a substantial business or professional relationship with us, Fresenius SE, or any affiliate of either, other than as a member of the Supervisory Boards. In the pooling agreement, the Company, the General Partner and Fresenius SE have agreed that while the pooling agreement is in effect, a majority of the independent directors (as defined in the pooling agreement) must approve any transaction or contract, or any series of related transactions or contracts, between Fresenius SE, the General Partner or any of their affiliates (other than the Company or its controlled affiliates), on the one hand, and the Company or its controlled affiliates, on the other hand, which involves aggregate payments in any calendar year in excess of €5,000,000 for each individual transaction or contract, or a related series of transactions or contracts, though limitations apply with regards to agreements included in previously approved business plans.
In addition, during the term of the pooling agreement, Fresenius SE has agreed to use its best efforts to exercise its rights as the direct or indirect holder of the General Partner to cause us to, and we have agreed to:
•
maintain the effectiveness of the deposit agreement for our shares, or a similar agreement, and to assure that the ADSs representing our shares are listed on either the NYSE or the Nasdaq Stock Market;

•
file all reports, required by the NYSE or the Nasdaq Stock Market, as applicable, the Securities Act, the Exchange Act and all other applicable laws;

•
prepare all financial statements required for any SEC filing in accordance with U.S. GAAP or, as permitted by amendments made in 2016, IFRS;

•
on an annual basis, prepare audited consolidated financial statements, and, on a quarterly basis, prepare and furnish to the SEC under cover of a Form 6-K, consolidated financial statements in each case prepared in accordance with U.S. GAAP or, as permitted by amendments made in 2016, IFRS;

•
furnish materials to the SEC with respect to annual and special shareholder meetings under cover of Form 6-K and make the materials available to the depositary for distribution to holders of our ADSs; and

•
make available to the depositary for distribution to holders of our ADSs on an annual basis, a copy of any report prepared by the KGaA Supervisory Board and provided to our shareholders generally concerning the results of the supervisory board’s examination of the management board’s report on our relation with affiliated enterprises.

Upon completion of the Conversion, Fresenius SE will no longer hold the general partner interest in the Company, resulting in the termination of the pooling agreement in accordance with its terms. In certain cases, we will continue to be subject to certain obligations comparable to our obligations under the pooling agreement. For example, Rule 10A-3 under the Exchange Act (the SEC audit committee rule) requires us to maintain an audit committee consisting solely of independent directors and the German Stock Corporation

Act also requires us to maintain an audit committee. In addition, the German Stock Corporation Act provides for certain consent and disclosure obligations with respect to related party transactions.
While we currently expect to adhere to the reporting and other requirements of the pooling agreement (i.e., maintaining the Deposit Agreement and ADS program, continuing to maintain the NYSE listing of the ADSs and continuing to provide quarterly financial reports) as if the pooling agreement remained in in effect, we cannot assure you that we will continue to do so. Any termination of the ADS facility could cause ADS holders to incur costs and inconvenience to maintain ownership of our shares. Any delisting from the NYSE (and / or a termination of SEC reporting) could adversely affect the liquidity of our shares and decrease information available regarding the company, either of which could adversely affect our share price.
Capital markets may react negatively to the Conversion.
While certain aspects of the Conversion are likely to be viewed favorably by many investors, we cannot assure you that the Company’s corporate governance structure following the Conversion or the Conversion in general will not have a negative impact on the price of our shares in the stock market.
THE EXTRAORDINARY GENERAL MEETING
General
The Extraordinary General Meeting will be held as an attendance (in person) meeting at • a.m. local time (CEST) on Friday, July 14, 2023 at Congress Center Messe Frankfurt, Ludwig-Erhard-Anlage 1, 60327, Frankfurt am Main, Germany.
Only those shareholders who have properly registered with the Company and who have provided the Company with evidence of their entitlement to attend the Extraordinary General Meeting are entitled to participate and vote in the Extraordinary General Meeting. Shareholders may also have their voting rights in the Extraordinary General Meeting exercised by a proxy, e.g. by an intermediary, a shareholders’ associations, a proxy advisor or another person of their choice. The Company offers that shareholders may issue powers of attorney to proxies named by the Company who are bound to shareholders’ voting instructions.
As discussed below, holders of ADSs will generally submit their voting instructions to The Bank of New York Mellon, in its capacity as Depositary.
The formal convening notice for the Extraordinary General Meeting will be published in the German Federal Gazette (Bundesanzeiger) and on the Company’s website on or about June 1, 2023. We will also be filing a Form 6-K with the SEC with the contents of the formal convening notice upon its release.
Vote Required for Approval
Each share is entitled to one (1) vote at the Extraordinary General Meeting. Holders of ADSs will be entitled to provide voting instructions on the basis of one vote for every two ADSs or integral multiple thereof they own.
The resolution on the Conversion Proposal requires the affirmative vote of 75% of the share capital represented at the time of the vote. The resolutions on the election of four members of FME AG’s supervisory board and on the confirmation of the election of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft as auditor and group auditor for fiscal year 2023, as well as the auditor for the potential review of the half-year financial report for fiscal year 2023 and other interim financial information require the affirmative vote of the simple majority of the votes cast. Each of the four members of the FME AG Supervisory Board to be elected by the general meeting will be elected on an individual candidate by candidate basis (i.e., each of the nominees will be required to obtain the affirmative vote of a simple majority of the votes cast).
Abstentions, broker non-votes and invalid (void) votes are not counted in determining the outcome of a vote on any resolution.

Fresenius SE, which currently owns approximately 32.2% of our shares, intends to vote its shares in favor of the resolution proposals. Each of the members of the GP Supervisory Board, the GP Management Board and the KGaA Supervisory Board, (none of whom, beneficially owns more than 1% of our outstanding shares), also intends to vote any shares they hold in favor of the resolution proposals.
If the Extraordinary General Meeting resolves the Conversion the General Partner must file the Conversion for registration with the Commercial Register provided that the Conversion resolution has not been challenged within the one-month contestation period. In the case of a challenge, the Company would initiate the special accelerated proceedings (Freigabeverfahren) before the competent court. If these special proceedings have been successfully completed, the General Partner would file the Conversion for registration and the Conversion could be registered with the Commercial Register and thus become effective, notwithstanding the shareholder challenging the Conversion resolution.
Requirements for the participation in the Extraordinary General Meeting and the exercise of voting rights; Proxies
Only those shareholders who have registered with the Company in text form in the German or the English language by no later than the end of July 7, 2023 (24:00 hours CEST), at the following address:
Fresenius Medical Care AG & Co. KGaA
c/o Computershare Operations Center
80249 Munich
Germany
e-mail: anmeldestelle@computershare.de
and who have provided the Company with evidence of their entitlement to participate in the Extraordinary General Meeting and to exercise voting rights are entitled to such rights. As evidence of such entitlement, shareholders must, by no later than the end of July 7, 2023 (24:00 hours CEST), provide evidence of their shareholding issued by the ultimate intermediary (usually their depositary institution) in text form pursuant to Section 126b of the German Civil Code (Bürgerliches Gesetzbuch — BGB) in the German or the English language to the aforementioned address referring to the beginning of June 23, 2023 (00:00 hours CEST) (“Evidence Date”), which is commonly referred to as a “record date” in the United States.
Holders of ADS should note that the Evidence Date is NOT the record date for determining holders of ADSs who are entitled to instruct the Depositary on the voting of shares underlying their ADSs. See “The Extraordinary General Meeting — Information for holders of ADS regarding the Extraordinary General Meeting” below.
As regards the participation in the Extraordinary General Meeting and the exercise of voting rights, only those persons who have provided evidence of shareholding are considered shareholders in relation to the Company. The right of participation in the Extraordinary General Meeting and the extent of the voting rights are solely determined by the shareholding on the Evidence Date.
The Evidence Date is not accompanied by a lock on the sale of shares. Even a full or partial sale of the shareholding after the Evidence Date does not affect the seller’s right to participate and exercise the voting right in the Extraordinary General Meeting. This also applies, correspondingly to the acquisition of shares after the Evidence Date. Persons who do not hold shares on the Evidence Date and become shareholders only thereafter are entitled to participate in the Extraordinary General Meeting and exercise voting rights for the shares held by them only to the extent that they are authorized by proxy or otherwise authorized to exercise rights.
Procedures regarding the authorization of proxies appointed by the Company
The Company offers its shareholders or their proxies the ability to authorize proxies appointed by the Company who will be bound by instructions to exercise the voting rights.
This solicitation for proxies by the Company is being made by the Company. The cost of soliciting proxies for the Company will be borne by the Company. Solicitations may be made personally or by telephone, facsimile or e-mail by regularly employed officers of the Company who will not be additionally compensated for such solicitation. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials.
The proxies of the Company are employees of the Company or of an affiliated company who vote on the individual agenda items in accordance with the voting instructions issued to them on the basis of authorizations by shareholders or their proxies.
The proxies of the Company are obliged to vote as instructed. They cannot exercise voting rights at their own discretion. In the absence of explicit and unambiguous instructions, the proxies of the Company will abstain from voting on the respective voting item. The proxies of the Company may not be instructed to exercise shareholder rights beyond the exercise of voting rights in accordance with instructions.
Timely registration in accordance with the above provisions is also required in case a power of attorney and voting instructions are issued to the proxies of the Company. This does not preclude the granting of a power of attorney after registration has been completed.
Powers of attorney and voting instructions to the proxies of the Company may be issued by using the form for proxy voting sent to shareholders with their access card after registration and which is also available as a sample on the Company’s website at:
www.freseniusmedicalcare.com/en/agm
The powers of attorney and voting instructions to the proxies of the Company may already be submitted to the Company prior to the Extraordinary General Meeting. In this case, powers of attorney and voting instructions must be received by the Company, for organizational reasons, by no later than the end of July 13, 2023 (24:00 hours CEST) at the following postal address or e-mail address:
Fresenius Medical Care AG & Co. KGaA
c/o Computershare Operations Center
80249 Munich
Germany
e-mail: anmeldestelle@computershare.de
Irrespective of the above, shareholders or their proxies may issue powers of attorney and voting instructions to the proxies of the Company during the Extraordinary General Meeting until the commencement of the casting of the votes.
Procedure regarding the authorization of third parties
Shareholders may also have their rights in the Extraordinary General Meeting exercised by a third party, e.g. by an intermediary, a shareholders’ associations, a proxy advisor or another person of their choice, to the extent these are willing to do so.
Timely registration in accordance with the above provisions is also required in case a power of attorney is granted. This does not preclude the granting of a power of attorney after registration has been completed.
If the shareholder authorizes more than one person, the Company may reject one or more of these persons. The granting of the power of attorney, its amendment and revocation as well as the evidence of authorization vis-à-vis the Company require the text form specified by the German Civil Code (Bürgerliches Gesetzbuch); intermediaries, shareholders’ associations and proxy advisors recognized as such under German law may provide for deviating provisions in case of their authorization.
To authorize third parties, shareholders can use the form for proxy voting which will be sent to shareholders or their proxies with their access card after registration and which is also available as a sample on the Company’s website at www.freseniusmedicalcare.com/en/agm.
The granting of the power of attorney, its amendment and revocation as well as the evidence of authorization may be submitted to the Company prior to the Extraordinary General Meeting to the following postal address or e-mail address:

Fresenius Medical Care AG & Co. KGaA
c/o Computershare Operations Center
80249 Munich
Germany
e-mail: anmeldestelle@computershare.de
In case the granting of the power of attorney, its amendment, its revocation or the evidence of authorization is submitted to the Company in advance to the postal address or e-mail address stated above, we may for organizational reasons ask for a corresponding submission by no later than the end of July 13, 2023 (24:00 hours CEST).
Irrespective of the above, granting power of attorney, its amendment, its revocation and presenting the evidence of authorization are possible at the entrance to the meeting venue of the Extraordinary General Meeting on the day of the Extraordinary General Meeting.
Countermotions and proposals for election
Prior to the Extraordinary General Meeting, shareholders may submit countermotions to the Company regarding proposals made by the General Partner and/or the KGaA Supervisory Board pertaining to a specific item on the agenda. Shareholders may also submit proposals for the election of members of the AG Supervisory Board or auditors. Countermotions and proposals for election to be made accessible that have been received by the Company at the address mentioned below at least 14 days prior to the Extraordinary General Meeting, not counting the day of receipt and the day of the Extraordinary General Meeting, will be made available on the Company’s website to the other shareholders, including the name of the submitting shareholder and any reasons given, at www.freseniusmedicalcare.com/en/agm. We may also furnish a Form 6-K to the SEC containing such counter motions and proposals for election and our evaluation of the same.
Any comments of the management of the Company on countermotions or proposals for election will also be published under the internet address provided above.
Countermotions and proposals for election must be sent to one of the following contact options:
Fresenius Medical Care AG & Co. KGaA
Investor Relations
Else-Kröner-Straβe 1
61352 Bad Homburg v.d. Höhe
Germany
or e-mail: hauptversammlung@fmc-ag.com
Countermotions and any reasons given do not need to be made accessible under the prerequisites of Section 126(2) sentence 1 of the German Stock Corporation Act. Pursuant to Section 126(2) sentence 2 of the German Stock Corporation Act, any reasons for a countermotion also do not need to be made accessible if they are longer than 5,000 characters in total. Section 126 of the German Stock Corporation Act applies analogously to the proposal of a shareholder for the election of members of the AG Supervisory Board or auditors pursuant to Section 127 of the German Stock Corporation Act.
In addition, proposals for the election of members of the AG Supervisory Board or auditors pursuant to Section 127 of the German Stock Corporation Act will be made accessible only if they contain the name, the profession exercised and the place of residence of the proposed person or the name and registered office of the proposed legal entity. Moreover, proposals for the election of members of the AG Supervisory Board will be made accessible only if they contain information on the candidate’s memberships in other statutory supervisory boards.
Approval of a countermotion could result in a change in the terms, conditions or provisions (financial or otherwise) of resolutions of the general meeting on one or more of the proposed agenda items described in this Information Statement / Prospectus.

Information for holders of ADS regarding the Extraordinary General Meeting
Holders of ADSs will generally submit their voting instructions to the Depositary. The Depositary will distribute to ADS holders (a) a notice informing ADSs holders of the electronic availability of the Extraordinary General Meeting invitation and agenda, and the materials referred to in the agenda, and (b) a voting instruction card for ADSs holders.
Pursuant to the deposit agreement, the Depositary has fixed June 6, 2023 as the record date to determine holders of ADSs entitled to instruct the Depositary with regard to the voting of shares underlying their ADSs at the Extraordinary General Meeting. Voting instructions must be received by the Depositary by July 3, 2023 (prior to 9:00 hours U.S. EDT) at the latest (the “Instruction Cutoff Date”). Persons whose ADSs are held of record by bank, broker or other intermediary may be required to provide their voting instructions through their intermediaries, who will in turn forward such instructions to the Depositary.
The deposit agreement provides that by submitting the Conversion, election of shareholder representatives to the AG Supervisory Board and confirmation of the election of the auditors to a shareholder vote at the Extraordinary General Meeting, the General Partner and the KGaA Supervisory Board are deemed to recommend that shareholders vote in favor of the Conversion, each of the nominees for election as members of the AG Supervisory Board and the confirmation of the election of the auditors. We have requested that the Depositary solicit voting instructions from ADS holders. Under the deposit agreement, if (i) the Depositary does not receive voting instructions from any ADS holders by the date specified by the Instruction Cutoff Date, and (ii) we confirm to the Depositary in writing that:
•
we do not know of any substantial shareholder opposition to the Conversion, the election of the nominees to the AG Supervisory Board or the confirmation of the election of the auditors; and

•
none of the Conversion, the election of the nominees to the AG Supervisory Board or the confirmation of the election of the auditors would have an adverse impact on our shareholders;

we will be deemed to have instructed the Depositary to give a proxy, and the Depositary will consider non-instructing ADS holders to have authorized and directed it to give a proxy to a person designated by the Company, with instructions to vote the number of deposited securities represented by each such non-instructing holder’s ADSs in favor of the Conversion, the election of the nominees to the AG Supervisory Board and the confirmation of the election of the auditors.
The Company does not believe that the Conversion, the election of the nominees to the AG Supervisory Board or the confirmation of the election of the auditors will have an adverse impact on the Company’s shareholders. Accordingly, if the Company does not know of any substantial opposition to the Conversion, the election of the nominees to the AG Supervisory Board or the confirmation of the election of the auditors at the Instruction Cutoff Date, we intent to instruct the Depositary to give a proxy to a Company designee to the shares represented by each non-instructing holder’s ADSs in favor of the Conversion, in favor of each of the nominees and in favor of confirming the election of the auditors.
The Depositary will not vote underlying shares or take any other action with respect to countermotions and proposals for election. ADS holders may not make countermotions or election proposals.
The Conversion Proposal
The proposed resolution for the approval of Conversion is contained in Appendix A (to be provided by amendment) to this Information Statement / Prospectus, which is incorporated herein by reference. The resolution consists of different elements which under German law are subject to a single vote, including approval of the proposed AG Articles of Association. Appendix A (to be provided by amendment) also contains further explanation as to the consequences of the Conversion on employees, work councils and related bodies, the representation at the Company of severely disabled persons, youth and trainees, the representation of executive employees, co-determination rights of employees, and the representation of the European Works Council (“EWC”) of the Company.
The Election Proposal
Elections to the AG Supervisory Board
The office of the members of the KGaA Supervisory Board ends by operation of law when the Conversion becomes effective upon its registration in the Commercial Register. All shareholder representatives of the AG Supervisory Board of FME AG must therefore be newly elected /appointed.

Under the proposed AG Articles of Association and relevant German law, the AG Supervisory Board is to consist of twelve members, six shareholders’ representatives and six employee representatives. Four of the shareholder representatives will be elected by the Company’s shareholders (including Fresenius SE) at the Extraordinary General Meeting by a simple majority of votes cast. The remaining two shareholder representatives will be appointed by Fresenius SE pursuant to an exclusive appointment right granted to Fresenius SE pursuant to the proposed AG Articles of Association. The six employee representatives will be elected by employees in a separate procedure under German law not requiring a shareholder vote.
Pursuant to the proposed AG Articles of Association, the members of the AG Supervisory Board are, unless expressly otherwise resolved by the General Meeting, elected for the period until the conclusion of the Annual General Meeting which resolves on the approval of the actions (Entlastung) for the fourth fiscal year after the commencement of the term of office. The year in which the term of office commences shall not be counted. As a result, the AG Supervisory Board members could be elected for the period until the conclusion of the Annual General Meeting which resolves on the approval of the actions (Entlastung) for fiscal year 2027.
With a view to preferences expressed by investors and proxy advisors, it is, however, proposed to deviate from this in line with the proposed AG Articles of Association and to elect the AG Supervisory Board members only for the period until the conclusion of the Annual General Meeting which resolves on the approval of the actions (Entlastung) for fiscal year 2026.
In line with the recommendation C.15 sentence 1 of the German Corporate Governance Code (Deutscher Corporate Governance Kodex), the elections are conducted on an individual basis, candidate by candidate.
[Nominee information and required director and related party disclosures to be provided following completion of nomination process]
The Auditor Proposal
Appointment of Auditors
The annual general meeting of the FME KGaA on May 16, 2023 elected PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, Frankfurt am Main, as the auditor and group auditor for fiscal year 2023 as well as the auditor for the potential review of the half year financial report for fiscal year 2023 and other interim financial information.
Because of the Conversion, we are asking our shareholders to confirm this election at the Extraordinary General Meeting in respect of the financial statements specified in the preceding paragraph that will be prepared by the Company following the Conversion.
The KGaA Supervisory Board therefore proposes as follows:
The resolution of the annual general meeting of the Company of May 16, 2023, on agenda item 5 (election of the auditor and group auditor for fiscal year 2023 as well as the auditor for the potential review of the half-year financial report for fiscal year 2023 and other interim financial information) shall continue to apply unchanged for FME AG.

THE CONVERSION
The description of the material terms of the Conversion set forth below is not intended to be a complete description of the Conversion. We qualify this description by reference to the complete text of the Conversion Proposal, a non-binding English convenience translation of which is attached as Appendix A to this Information Statement / Prospectus, and to the AG Articles of Association, a non-binding English convenience translation of which is attached as Appendix B to this Information Statement / Prospectus. We incorporate Appendix A and Appendix B in this Information Statement / Prospectus by reference. We urge all shareholders to read these documents in their entirety. Countermotions to resolution proposals could result in a change in the terms, conditions or provisions of the resolutions of the general meeting on one or more of the agenda items described in this Information Statement / Prospectus. See “The Extraordinary General Meeting — Countermotions and proposals for election”.
Structure of the Conversion
Under agenda item [1], the General Partner and the KGaA Supervisory Board propose the Conversion Proposal to the Extraordinary General Meeting. German law requires that our shareholders vote on the Conversion. In addition, the Conversion requires the approval of the General Partner. The Conversion would result in the General Partner losing its position as the general partner of The Company.
Currently, our outstanding share capital consists entirely of ordinary shares (including in the form of ADSs) that are issued only in bearer form. Fresenius SE currently owns approximately 32.2% of our shares. After the Conversion, Fresenius SE, which currently controls the Company (including in accordance with IFRS 10) as sole shareholder of the General Partner, will no longer control the Company through the General Partner but will remain our largest shareholder and will therefore continue to have influence over the Company’s affairs. After the Conversion Fresenius SE will have an exclusive right under the AG Articles of Association to appoint up to two members of the AG Supervisory Board (depending upon the level of its shareholdings in the Company and to dismiss those members). This right will not be shared with the Outside Shareholders and will not be transferable from Fresenius SE to subsequent holders of its shares in the Company. The Chair of the AG Supervisory Board will be appointed by the AG Supervisory Board. With view to the current shareholding of Fresenius SE, we expect that the Chair of the AG Supervisory Board will be a Fresenius SE representative; however, the decision to appoint the Chair will solely be made by the AG Supervisory Board.
We believe that the Conversion is in our best interest because it would simplify our governance structure through the establishment of a two-tier board system under German law in line with German standards, which should allow for focused, faster and more agile decision making, and free up executive and management capacity at the Company. See “Reasons for the Conversion” below.
The Conversion
If the Conversion is approved by the required resolution of the Extraordinary General Meeting and by the General Partner (which has informed the Company that it intends to approve the Conversion), it would become effective upon registration with the Commercial Register. Upon registration of the Conversion, the Company’s legal form would be changed by operation of law from a KGaA, which is a partnership limited by shares under German law, to an AG, which is a stock corporation under German law, and the Company would continue to exist in that legal form (principle of legal continuity under German law). The Company will not transfer any assets to another entity, merge into or with or consolidate with any entity, or acquire the shares of any other entity, as a result of the Conversion. The Company as an AG would be the same legal entity under German law and not a successor to the KGaA. Upon effectiveness of the Conversion, the General Partner, a wholly-owned subsidiary of Fresenius SE, would exit the Company. Legal relationships existing between the Company and third parties would not be affected by the Conversion, unless special contractual provisions provide otherwise.
Corporate Bodies following Conversion
Following the Conversion, the Company would have the following three mandatory corporate bodies of an AG (see also “The Legal Structure of FME AG” — “Oversight of Corporate Governance of FME AG”):

Management board
Instead of our General Partner, the newly appointed AG Management Board, whose members would be appointed by the AG Supervisory Board, would manage the Company’s business. The current GP Management Board members would not automatically become AG Management Board members, although it is anticipated that the AG Supervisory Board members would appoint the members of the current GP Management Board as members of the AG Management Board.
Assuming that the AG Supervisory Board appoints the current GP Management Board members as AG Management Board members, their service agreements would have to be “transferred” to FME AG which technically may be accomplished through either the conclusion of new service agreements or the transfer of the existing service agreements of the GP Management Board members (including ancillary agreements) to FME AG. In addition, the performance shares held by the current or former GP Management Board members under the Company’s existing long-term incentive plans (“LTIPs”) would automatically forfeit when the General Partner ceases to exercise the function of the general partner of the Company upon effectiveness of the Conversion. The GP Supervisory Board is expected to avoid forfeiture by resolving to waive the relevant forfeiture provisions in the LTIPs before the Conversion becomes effective.
Supervisory board
Instead of two supervisory boards (the KGaA Supervisory Board and the GP Supervisory Board) FME AG would have only one supervisory board following the Conversion. The AG Supervisory Board would combine the functions of the two existing Supervisory Boards. There would no longer be a need for a joint committee (consisting of members of each of the two current Supervisory Boards) under the proposed AG Articles of Association and such an additional corporate body would not be permitted in an AG.
Upon effectiveness of the Conversion, the current KGaA Supervisory Board members would lose their offices since the composition of the supervisory board changes due to the applicability of German co-determination rules (i.e., rules requiring employee participation in the supervisory boards on a basis of parity of certain German enterprises). Given the number of German-based employees of FME Group (more than 2,000 but less than 10,000), the AG Supervisory Board would be composed of twelve members with equal representation of shareholders and employees. Four of the six shareholder representatives of the AG Supervisory Board would be elected by the Company´s shareholders at the Extraordinary General Meeting. Fresenius SE would have the right to appoint two of the six shareholder representatives to the AG Supervisory Board for as long as it holds 30% or more of the Company’s share capital and the right to appoint one of the six shareholder representatives to the Supervisory Board for as long as it holds at least 15% (but less than 30%) of the Company’s share capital and to dismiss those shareholder representatives. The Chair of the AG Supervisory Board (who, in the case of a tie in the AG Supervisory Board, has two votes in a new vote on the same matter if this also results in a tie) will be appointed by the AG Supervisory Board. With view to the current shareholding of Fresenius SE, we expect that the Chair of the AG Supervisory Board will be a Fresenius SE representative; however, the decision to appoint the Chair will solely be made by the AG Supervisory Board. The employee representatives of the AG Supervisory Board would be elected in accordance with the German Co-Determination Act (for more information, see “The Conversion — Employees; Employee representation and co-determination” below).
Under the German Stock Corporation Act, the general partner (or, according to legal literature, the management board members of the general partner) of a KGaA cannot be appointed as a supervisory board member(s) of the KGaA. According to strong voices in legal literature, this principle of incompatibility also applied to Fresenius SE (and its management board members) as the controlling shareholder of the General Partner. Therefore, Mr. Michael Sen and Ms. Sara Hennicken, the Chief Executive Officer and Chief Financial Officer, respectively, of Fresenius SE, were barred from serving as members of the KGaA Supervisory Board and are currently only members of the GP Supervisory Board. After the Conversion, these incompatibility rules would cease to apply. Thus, members of Fresenius SE’s management board would become eligible to serve on the AG Supervisory Board.
General meeting
After the Conversion, the general meeting of FME AG will have the right to elect shareholder representatives to the AG Supervisory Board, subject to Fresenius SE’s exclusive right to appoint and dismiss up to two members of the AG Supervisory Board as described above. The AG Supervisory Board then has additional functions, in particular the right to appoint and remove/dismiss AG Management Board members and to make certain measures and transactions dependent upon its approval; in a KGaA these functions are exercised by the supervisory board of the general partner. In addition, in contrast to a KGaA, there would be no general partner whose approval is required for certain matters resolved by the general meeting (as is the case with the Conversion). Further, unlike in a KGaA, FME AG’s general meeting would no longer resolve on the approval of the annual unconsolidated financial statements. Such approval would be made by the AG Supervisory Board (unless the AG Management Board and the AG Supervisory Board resolve otherwise). The general meeting of FME AG would merely receive the unconsolidated annual financial statements for information without a resolution and, as in a KGaA, would resolve of the appropriation of the balance sheet profits.
The Shareholders
The Company’s share capital would become the share capital of FME AG after the Conversion. Shareholders in the Company at the time of registration of the Conversion with the Commercial Register would become shareholders in FME AG without any necessity for a physical exchange of shares. The Conversion does not result in a change in the Company’s shares. The shares would continue to participate in all economic respects, including profits and capital, to the same extent and with the same number of shares in FME AG as they did in the Company prior to the Conversion becoming effective. Stock options issued under the Company’s employee participation programs to acquire shares of the Company will become stock options to acquire shares of FME AG after the Conversion unless they are forfeited due to the Conversion.
After the Conversion, ADSs representing shares of the Company and evidenced by ADRs will become ADSs representing shares of FME AG, with each ADS representing one-half of one share, and will continue to be evidenced by our outstanding ADRs.
Under the deposit agreement, the Depositary may call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing the shares of FME AG.
Employees; Employee representation and co-determination
Supervisory Board Co-determination
German corporations with more than 500 employees are subject to one-third co-determination and German corporations with more than 2,000 domestic employees (either directly or attributed through group companies) are subject to parity co-determination. Parity co-determination means that the supervisory board must be composed of 50% shareholder representatives and 50% employee representatives. In case of parity co-determination, the chair and deputy chair are elected by a majority of two thirds of the supervisory board members. If such majority is not obtained the shareholder representatives have the right to appoint the chair (who has a second vote in the event of a tie) and the employee representatives have the right to appoint the deputy chair.
The KGaA Supervisory Board is currently not co-determined because (i) the Company (excluding the other companies in the FME Group) has less than 500 employees and thus does not exceed the threshold for mandatory co-determination pursuant to the German One-Third Participation Act (Drittelbeteiligungsgesetz) by itself and (ii) the German-based employees of all FME Group companies are currently attributed to Fresenius SE for the purpose of thresholds for supervisory board co-determination because FME Group is consolidated with Fresenius SE Group; accordingly, one out of six employee seats at the Fresenius SE supervisory board is currently occupied by an FME employee. When the Conversion becomes effective, there will be no attribution of the German-based employees of FME Group companies to Fresenius SE any longer. FME Group in Germany employs more than 2,000 employees and employees employed with any subsidiary of the Company in Germany will be attributed to FME AG as the ultimate parent company of FME Group in Germany. FME AG will thus fall under mandatory co-determination under the German Co-Determination Act (Mitbestimmungsgesetz), and will be required to establish a supervisory board with parity co-determination.

As a result, the AG Management Board would be obliged to initiate a so-called status procedure to formally determine the required composition and co-determination status of the AG Supervisory Board. If the AG Management Board fails to initiate the status procedure, inter alia, any member of the AG Supervisory Board, any shareholder or the general works council or relevant trade unions may file for a court ruling on the (correct) composition of the AG Supervisory Board and may thereby initiate a status procedure themselves.
The election of the employee representatives for the AG Supervisory Board will take approximately 25 weeks. To create parity on the supervisory board before the election process has been completed, it is our intention to start a formal filing to the local court (Amtsgericht) for an interim court appointment of employee representatives in the AG Supervisory Board. Such a court appointment is a standard procedure, and we expect the general works council or relevant trade unions to proceed accordingly. To the best of our knowledge, prospective employee representatives on the AG Supervisory Board have not been identified.
Works councils and other employee representative bodies
Fresenius SE Group has a group-wide works council structure in Germany, that also covers FME Group employees, with several cross-company site works councils and a cross-company general works council (Gesamtbetriebsrat) as well as an economic committee (Wirtschaftsausschuss) built on the level of the general works council, and a cross-company “speaker committee” (Sprecherausschuss) for executive employees, and various topic-specific committees. In addition to cross-company site works councils, there are local works councils at individual companies affiliated with the Company that are set up in accordance with the operational structure of the German Works Constitution Act (Betriebsverfassungsgesetz).
Cross-company representatives for severely disabled persons have been set up at the sites where cross-company site works councils have been formed. In addition, a joint representative for severely disabled persons (“Gesamtschwerbehindertenvertretung”) has been established. A joint youth and trainee representation (“Gesamt-Jugend- und Auszubildendenvertretung”) has not been set up. In Bad Homburg v.d. Höhe, a cross-company youth and trainee representation has been set up.
After the Conversion has taken effect, FME Group would withdraw from the Fresenius SE Group group-wide works council structure in Germany and FME Group employees would no longer be covered by these structures. The general works council and the economic committee would be exclusively responsible for Fresenius SE Group, but no longer for FME Group employees. The general works council and the economic committee would also not be entitled to any transitional mandates with regard to FME Group employees. The cross-company site works council in Bad Homburg v.d. Höhe would have a transitional mandate. Other cross-company site works councils would presumably have no transitional mandates with regard to FME Group employees. The local works councils, which are established in accordance with the structures of the German Works Constitution Act, would remain in office even if FME Group withdraws from the group wide works council structure in Germany.
The joint representative for severely disabled persons would no longer be responsible for FME Group. It would also not have a transitional mandate. The cross-company representatives for severely disabled persons in Bad Homburg v.d. Höhe would have a transitional mandate from the time of withdrawal. The other cross-company representatives for severely disabled persons would presumably remain in office. The cross-company youth and trainee representation in Bad Homburg v.d. Höhe would no longer be responsible for FME Group after the withdrawal. It would not have a transitional mandate.
The Company plans to set up its own FME Group works council structures going forward; to such end, FME Group will work through all processes in cooperation and alignment with the relevant stakeholders including the relevant trade union.
All pending consultation projects with regard to FME Group shall continue.
It is up to FME Group’s executive employees in Germany if they want to establish their own FME Group speaker committee for executive employees after the Conversion has taken effect; in any case they would no longer be covered by the Fresenius SE Group cross-company speaker committee.

Based on an “Agreement on the European Works Council and Transnational Information and Consultation in Fresenius SE & Co. KGaA” (“EWC Agreement”) an EWC is in operation for Fresenius SE Group, which also represents employees of FME Group in the European Economic Area (“EEA”). As a result of the Conversion, FME Group employees in the EEA would no longer fall within the scope of the EWC Agreement and Fresenius SE Group’s EWC would no longer be responsible for FME Group’s employees.
We expect that FME AG would meet the applicable thresholds to establish its own EWC following the Conversion (at least 1,000 employees in the EEA member states and at least 150 employees in each of at least two EEA member states). It would depend on an initiative by employees to establish an FME Group EWC after the Conversion.
The competent works council(s), the EWC, and the economic committee built on the level of the general works council must be informed and consulted about the planned Conversion in good time (i.e., in any case prior to the Conversion Resolution), and a draft of the Conversion Resolution must be submitted to the competent works council(s) at least one month prior to the Extraordinary General Meeting, for information but not for approval.
The Conversion as such would not impact the employment relationships and working conditions of FME Group employees
Collective Bargaining
The Company is a member of the employers’ Association of the Chemical and Allied Industries for the State of Hesse (Arbeitgeberverband Chemie und verwandte Industrien für das Land Hessen e.V. (“AGV Hessen”)) and, as a member of the association, is subject to the customary collective bargaining coverage. This would not change if the Conversion is implemented i.e. FME AG would be a member of AGV Hessen and, as a member of the association, will be subject to the customary collective bargaining coverage. The Conversion would have no influence on any collective bargaining agreements of companies affiliated with the Company.
Works agreements
The Conversion would have no immediate effect on the applicability of works agreements (agreements with general works council, with the cross-company site works council in Bad Homburg v.d. Höhe and with other local works councils) currently applicable for employees of the Company and its affiliated companies. If, as planned, FME Group withdraws from the Fresenius SE Group group-wide works council structure in Germany, this will not change the applicability of works council agreements; these will in principle continue to apply collectively.
Speaker committee agreements
The current agreements with the speaker committee for executive employees (Sprecherausschuss) applicable for executive employees of the Company and its affiliated companies shall continue to apply collectively after the Conversion takes effect.
Appointment of a Labor Director
Under relevant German law, a Labor Director who is essentially responsible for social and personnel issues will have to be appointed as an equal member of the Management Board of FME AG.
Reasons for the Conversion
The structure with two listed KGaAs in one group leads to a very complex corporate governance for the entire Fresenius SE Group, with a total of four supervisory boards on two levels. In addition, the consolidation of FME Group into the Fresenius Group for financial reporting purposes has meant that the two companies are intertwined from a presentational perspective that may not provide optimal transparency for investors. For example, FME Group has a disproportionate weight in the consolidated financial statements of Fresenius SE given full consolidation even though Fresenius SE only holds 32.2% of the shareholdings in the Company. As a result, the performance of the FME Group may have an impact on the value of

Fresenius SE shares that would not be as pronounced if the FME Group were accounted for by Fresenius SE as an associate accounted for under the equity method. In order to address these issues among others Fresenius SE began to consider various steps Fresenius SE could take to improve the transparency of its financial results and to simplify its group structure, including the deconsolidation of the FME Group. Deconsolidation results in the removal of the FME Group from Fresenius SE’s consolidated financial results and the subsequent recognition of its 32.2% shareholding in accordance with IAS 28 under the equity method of accounting. As detailed in the Annual Report, which is incorporated into this Information Statement / Prospectus by reference, the FME Group has experienced economic challenges in the past several years as a result of, inter alia, the adverse impact of COVID-19 (including increased patient mortality), unprecedented labor cost increases, and general global inflationary pressure. Because FME Group is currently consolidated by Fresenius SE, Fresenius SE’s results have been adversely impacted by the same conditions.
Beginning in late 2022, Fresenius SE and the Company analyzed, together with external financial and legal advisers, the feasibility and options to separate and deconsolidate the FME Group from the Fresenius SE Group and the implications of any potential deconsolidation.
As a result of this analysis, the GP Management Board and the Supervisory Boards concluded that the deconsolidation of FME Group from Fresenius SE by way of the Conversion presented the best option for FME Group going forward. The GP Management Board and the Supervisory Boards believe that the Conversion is in the overall best interest of the Company and its stakeholders, taking into account the existing rights of our shareholders. As further discussed below, we believe the Conversion would simplify our governance structure and allow us to devote more time, resources and attention to FME Group’s own issues and objectives which include maintaining and improving our position as the leading global integrated provider of dialysis products and services.
This assessment is based upon the following key considerations:
•
Simplification of corporate governance with clearer accountability

The current governance structure consists of the General Partner having a management board (GP Management Board) and a supervisory board (GP Supervisory Board) plus a general meeting, the KGaA Supervisory Board, and one joint committee as further described in the KGaA Articles of Association, plus the Company’s general meeting. Currently, certain measures of the Company which require approval are subject to discussions by up to four supervisory boards, including the supervisory boards of Fresenius SE and Fresenius Management SE, i.e., the general partner of Fresenius SE.
The Conversion would result in a simplification and improvement of the Company’s current corporate governance. On the level of the Company, the complex KGaA structure with its several corporate bodies would be replaced by a simpler two-tier board system of an AG in line with German standards. After the Conversion the Company would only have the three mandatory corporate bodies of an AG, i.e., the AG Management Board, the AG Supervisory Board and the general meeting. Operative measures of the AG Management Board which require approval would need to be discussed only in the AG Supervisory Board. This should result in a more agile governance and ultimately more efficient and faster operative decisions with accountability of each member of the boards solely for the Company’s business.
•
Improvement of decision-making processes

Currently, decisions at the Company level must be aligned with the interests of Fresenius SE Group. Specifically, this concerns the business direction, strategy, financing (structure) and capital allocation of the FME Group. Fresenius SE controls the Company and exercises operative level influence (e.g., with respect to compliance, financial reporting, ESG, supply chain control). As the parent company of a de facto group (faktischer Konzern) under the German Stock Corporation Act, Fresenius SE has a certain influence on the Company which results in a certain degree of alignment within the Fresenius SE Group. Therefore, significant time and resources of members of the GP Management Board and other executives of the Company are spent on reporting requirements for Fresenius SE (e.g., preparing information documents for Fresenius SE’s management board and information required by Fresenius SE to be included in its financial statements and shareholder reports, participating in Fresenius

SE budget meetings, aligning communication, ESG approach and other matters) due to the Company’s status as a member of the Fresenius SE Group. In addition, the Company must prepare an annual dependency report (Abhängigkeitsbericht) in which it must report on its relations with affiliated companies. In particular, the report must include all transactions with controlling enterprises or which the Company carried out (or refrained from) on the instigation of the controlling enterprise. In contrast to a non-controlled company, the Company is currently restricted to a certain extent by the orientation and the required attention of the management, as is typical for group structures.
The Conversion would reduce the alignment needs between FME Group and Fresenius SE Group and free up significant management resources enabling the AG Management Board (and other Company executives) to devote their full time and business efforts solely to the Company and its business. In particular, decision-making in a deconsolidated FME AG would become easier, as only the AG Management Board and the AG Supervisory Board would decide independently on FME Group matters. This is expected to allow more operative flexibility for FME Group, in particular with regard to the examination and orientation of future business policy and the perception of market opportunities. In addition, although the current interconnections between FME Group and Fresenius SE Group at the operational level, will — as far as possible and reasonable — be continued for a transitional period through transitional services agreements, they will in the near future be replaced by other standard market solutions, some of which may be more cost-efficient and tailored to the needs of FME Group. Capital requirements of FME Group could also be better addressed without having to consider Fresenius SE interests in parallel.
While Fresenius SE would continue to have influence through its share ownership (and its rights under the AG Articles of Association to appoint up to two members to the AG Supervisory Board) and to dismiss those two members, the influence of Outside Shareholders would be increased by the Conversion as described below. It is expected that this change would allow for the realization of the full potential of the Company as a more independent company.
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Increased influence of Outside Shareholders on the Company’s Governance

Outside Shareholders would have increased influence on the governance of the Company. Under the current corporate governance structure, the KGaA Supervisory Board, which is elected by the Company’s general meeting, does not appoint the GP Management Board members who are responsible for managing the Company in the name of the General Partner. Rather, the GP Management Board members are appointed by the GP Supervisory Board, which is elected by the general meeting of the General Partner. The General Partner is a wholly owned subsidiary of Fresenius SE, an arrangement that results in Fresenius SE controlling the Company.
After the Conversion the AG Management Board would manage the Company instead of the General Partner, which would be exiting the structure. The AG Supervisory Board will appoint and dismiss the members of the AG Management Board, determine their remuneration, and have the right to make certain of their business decisions subject to their approval. The AG Supervisory Board will consist of twelve (12) member, six members representing the shareholders of the AG and six members appointed by the employees of FME AG pursuant to Germany’s co-determination laws. Under the proposed AG Articles of Association, Fresenius SE would have the exclusive right to appoint two of the six shareholder representatives (two out of the twelve total) for as long as it holds 30% or more of the Company’s share capital and the exclusive right to appoint one of the six shareholder representatives to the AG Supervisory Board for as long as it holds at least 15% (but less than 30%) of the Company’s share capital and to dismiss those appointed shareholder representatives. Such a right to appoint and dismiss supervisory board members (Entsendungsrecht) is explicitly provided for by German corporate law (Sections 101(2), 103(2) of the German Stock Corporation Act). The right to appoint and dismiss supervisory board members can only be removed from the AG Articles of Association if Fresenius SE agrees or if Fresenius SE sells its entire interest in the share capital of the Company. If Fresenius SE’s holding of share capital in the Company falls below the aforementioned thresholds but if Fresenius SE thereafter again satisfies the shareholding conditions, Fresenius SE will be permitted to exercise its appointment and dismissal rights again to the full extent provided in the AG Articles of Association. The remaining shareholder representatives of the AG Supervisory Board would be elected by the Company’s shareholders (including Fresenius SE) at the general meeting by a simple majority of the votes cast.

The Chair of the AG Supervisory Board (who, in the case of a tie in the AG Supervisory Board, has two votes in a new vote on the same matter if this also results in a tie) will be appointed by the AG Supervisory Board. With view to the current shareholding of Fresenius SE, we expect that the Chair of the AG Supervisory Board will be a Fresenius SE representative; however, the decision to appoint the Chair will solely be made by the AG Supervisory Board. See “Certain Information Regarding the Company — Description of interests and rights of Fresenius SE after the Conversion”. In addition, Fresenius SE would continue to have influence through its shareholdings and certain rights under statutory law as well as under the AG Articles of Association for as long as it holds at more than 25% of the shares.
While Fresenius SE will continue to have influence on the Company through its share ownership and the appointment right described above, the influence of Outside Shareholders will be increased by the Conversion as a result of the ability of all shareholders (including Fresenius SE) to elect four of the six shareholder representatives to the AG Supervisory Board, a corporate body which has significantly more rights compared to the KGaA Supervisory Board that is currently elected by the Outside Shareholders. Unlike the KGaA Supervisory Board, the AG Supervisory Board appoints and dismisses the members of the AG Management Board, determines their remuneration, and can make certain of their business decisions subject to its approval.
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Improvement of independent setting of financing strategy

In recent years, the Company’s financing strategy also took account of the interests of Fresenius SE Group. For example, the Company did not access the equity capital markets, (i.e., Company neither implemented any equity capital measures or equity-linked instruments nor granted share-based management incentive plans, other than management incentive plans using virtual shares), as the issuance of new shares, in particular in the context of capital increases without subscription rights, would have diluted Fresenius SE’s interest in the Company and, depending on the size of the issuance, could even have led to an exit of the General Partner under the KGaA Articles of Association (and subsequently to a potential change of control as defined in the Company’s material financing agreements).
In the legal form of an AG, the AG Management Board should have more flexibility in establishing and executing its own financing strategy more independently and with significantly less consideration of Fresenius SE’s interests or financing requirements (even though Fresenius SE would continue to have influence on such decisions as the Company’s largest shareholder and could prevent the implementation of capital measures and related authorizations which would require the approval of the general meeting). This would increase the Company’s flexibility in seeking and selecting financing options, although the attractiveness of such financing would depend upon numerous factors including movements in the Company’s share price, interest rates and general market conditions.
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Preferred Alternative

The GP Management Board did assess various alternative options to the Conversion but concluded that the Conversion is the preferred option in the Company’s interest. The other options that were considered, but rejected included, among others:
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Converting the Company into a stock corporation under European law (Societas Europaea — SE);

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Purchase of the General Partner from Fresenius SE;

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Causing the exit of the General Partner from the Company; and

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Temporarily suspending control of Fresenius SE by means of an agreement to suspend control (Entherrschungsvertrag).

The GP Management Board and the KGaA Supervisory Board recognized that it is the fundamental right of Fresenius SE as shareholder of the Company and sole shareholder of the General Partner to deconsolidate FME Group and that Fresenius SE has the right to initiate measures resulting in the Deconsolidation unilaterally. To protect the Company from potentially disadvantageous effects of such unilateral deconsolidation, the GP Management Board believes that it has been in the Company’s best interests to identify the preferred option for the Company and to use the opportunity to structure the process jointly with Fresenius SE.
After careful consideration of all other options available to achieve deconsolidation of the FME Group, the Conversion remains the most favorable for the Company compared to its alternatives since all these alternative options would have significant adverse effects on the Company and the FME Group.
The Conversion has been identified as the option which has the lowest execution risk and as an option that has no significant impact on the Company’s current financing agreements. In contrast to that, a purchase of the General Partner from Fresenius SE, an exit of the General Partner outside of a conversion or an agreement to suspend control could lead to a change of control under several material financing agreements which, if followed by a ratings decline, could result in the need to refinance significant amounts of debt, and would have a highly detrimental effect on the Company and the FME Group. The conversion of a KGaA into an SE would require a more complex two-step approach as a KGaA cannot be converted directly into an SE. There were no material advantages identified to converting to an SE that outweigh the increased complexity and execution risk of such a transaction.
The alternatives to the Conversion would, therefore, increase costs, risks (including possible change of control and refinancing risks) and the complexity of the deconsolidation of the FME Group significantly while offering only limited benefits compared to the Conversion.
Potential disadvantages and other effects of pursuing the Conversion
In reaching its decision to proceed with the Conversion and request that the shareholders approve the same at the Extraordinary General Meeting, the GP Management Board considered certain risks, costs and other potential detriments to the Company and its stakeholders, including shareholders. Those risks and detriments (which are set out in detail in the “Risk Factors” section of this document starting on page 13 hereof, include, among other risks, (i) potential negative impact on the Company’s credit ratings, (ii) additional one-off and some measure of recurring costs, (iii) loss of certain synergies and the need to establish new functions at FME AG, and (iv) increased risk of hostile takeover offers and disruptive shareholder activism.
GP Management Board Conclusion
The GP Management Board has made the principal determination that the proposed Conversion is in the best interests of the Company and its Outside Shareholders.
In reaching this conclusion, the GP Management Board considered: (i) the simplification of the Company’s corporate governance structure with clear accountability at the FME AG level (ii) the greater opportunities this new structure should provide for shaping the future strategic direction of the Company compared to remaining in the current group structure, i.e., subject to Fresenius SE’s control (including in accordance with IFRS 10) and influence on an operative level due to German legal requirements applying to group companies in general, e.g., with respect to compliance, ESG and supply chain control, and (iii) the strengthening of the rights of our Outside Shareholders, in particular, their rights to elect four of the six shareholder representatives to the AG Supervisory Board, which is a significantly more influential body in the governance of the Company than the KGaA Supervisory Board.
The GP Management Board considered the associated costs of the Conversion from an administrative and a carve out perspective. While there would be monetary costs attached to the Conversion, most of the costs would be of a one-time nature, while a smaller portion will be recurring. Against those cost, the benefits from the Conversion would be permanent.
In summary, the GP Management Board concluded that the potential disadvantages associated with the Conversion do not out-weigh its future advantages and on that basis approved the decision to propose to the shareholders to resolve on the Conversion at the Extraordinary General Meeting.
Consideration of the Conversion by the Independent Members of the Supervisory Boards
The GP Supervisory Board approved the GP Management Board’s resolution to initiate firm plans for the Conversion and the KGaA Supervisory Board has taken note with approval of the resolutions by the

GP Management Board and the GP Supervisory Board. These decisions were taken by the members of the Supervisory Boards who do not hold management positions at the Fresenius SE level (“Independent Members”), while the members who also hold Fresenius SE mandates abstained from voting.
The GP Supervisory Board members are:
Mr. Michael Sen, Chair Dr. Dieter Schenk, Vice Chair
Mr. Rolf A. Classon
Ms. Sara Hennicken
Mr. Gregory Sorensen, MD
Ms. Pascale Witz
The KGaA Supervisory Board members, in addition to Dr. Schenk, Mr. Classon, Mr. Sorensen and Ms. Witz, are Dr. Dorothea Wenzel and Prof. Dr. Gregor Zünd. For purposes of the determinations made by the Supervisory Boards with respect to the Conversion proposal, Mr. Classon, Mr. Sorensen, Ms. Witz, Dr. Wenzel and Prof. Dr. Zünd are considered to be Independent Members.
Information regarding each of the members of the GP Supervisory Board and the KGaA Supervisory Board is contained in Item 6. “Directors, Senior Management and Employees — Directors and Senior Management” of our Annual Report which is incorporated herein by reference.
Neither of the members of the GP Supervisory Board who are employed by Fresenius SE, Mr. Michael Sen and Ms. Sara Hennicken, took part in the resolutions of the GP Supervisory Board in relation to the Conversion. Dr. Schenk who is also a member of the supervisory board of the general partner of Fresenius SE (Fresenius Management SE) also refrained from voting on the decision in relation to the Conversion.
To make their decisions, the Independent Members independently assessed whether the Conversion is in the Company’s best interest. They carefully assessed the effects of the Conversion, with a particular focus on the potential risks for the Company and its shareholders. In addition, the Independent Members requested information from the GP Management Board regarding the impact the Conversion would have on the Company. The Independent Members’ support of the adoption of the Conversion also considers Fresenius SE’s exclusive right to appoint up to two AG Supervisory Board members (depending upon shareholding levels in the Company).
While the Independent Members recognized that this appointment right would provide Fresenius SE continued significant influence in the Company, the Independent Members nevertheless believed that the Conversion proposal was also in the best interests of Outside Shareholders. In making this assessment, the Independent Members focused on a number of factors including (i) the Conversion proposal simplifies the governance of the FME Group, (ii) Outside Shareholders would have the right to vote on and, as their holdings constitute the majority of the Company’s share capital, elect four of six shareholder representatives to the AG Supervisory Board, which the Independent Members considered as an improvement in the level of influence of the Outside Shareholders as compared with the current arrangements, (iii) the fact that one of the effects of the Conversion would be the ability of FME AG’s management to devote significantly more time to issues of importance to FME AG and less to alignment with Fresenius SE, (iv) notwithstanding Fresenius SE’s exclusive right to appoint up to two representatives of the AG Supervisory Board, Fresenius SE’s position, while influential, would no longer constitute control over FME AG and (v) the fact that in the absence of a Conversion proposal supported by the Company, Fresenius SE would nevertheless have the right to deconsolidate the FME Group, including in ways that would be materially disadvantageous to the FME Group. In addition, the appointment right was considered in light of Fresenius SE’s 32.2% stake enabling Fresenius SE to reasonably claim an adequate level of representation on the Supervisory Board, commensurate with the size of its stake. Moreover, the appointment right would be reduced to one member if Fresenius SE’s ownership of the Company’s shares should decline to less than 30% from its present 32.2% and would terminate if its ownership declines to less than 15% (although the Independent Members recognized that the Company would have no influence on Fresenius SE’s decisions with respect to its shareholdings in the Company). The Independent Members also took note of the fact that other German listed stock corporations have provisions in their articles of association which provide for statutory representation of significant shareholders in the supervisory board.
The Independent Members concluded, after considering the advantages and disadvantages that the advantages of the Conversion outweighed any potential disadvantages and therefore that the proposed Conversion is in the best interests of the Company and its Outside Shareholders.
The Legal Structure of FME AG
FME AG would be an AG under German law with a mandatory two-tier board structure. The mandatory bodies of an AG are the management board, the supervisory board and the general meeting. The powers and responsibilities of these corporate bodies are determined by the German Stock Corporation Act, AG Articles of Association and the internal rules of procedure for the AG Management Board. In contrast to a KGaA, an AG does not have a general partner which is responsible for managing the company’s business.
Each member of the management board and the supervisory board of an AG owes a duty of loyalty, duty of legality and duty of care to the company. Members of these governing bodies must consider in their decision-making a broad spectrum of interests, particularly those of the company and its shareholders, employees and creditors. In addition, the members of the management board and the supervisory board must take into consideration the shareholders’ rights to equal treatment and equal access to information. If members of the management board or supervisory board breach their duties, they may be individually or jointly and severally liable with the other members of the management board or the supervisory board towards the company for compensatory damages.
Oversight of Corporate Governance of FME AG
The corporate governance of FME AG can be illustrated as follows (simplified). As elsewhere explained, Fresenius SE will have the exclusive right to appoint up to two members of the AG Supervisory Board, Outside Shareholders (along with Fresenius SE) will vote to elect four members of the Supervisory Board and under German co-determination laws, employees will elect six members to the AG Supervisory Board.

AG Management Board
The AG Management Board would manage the business of the Company in its own responsibility in accordance with applicable law, the AG Articles of Association and the rules of procedure for the AG Management Board. It would represent the Company towards third parties both before courts and outside of court.
The AG Management Board would consist of at least two members who are appointed by the AG Supervisory Board. Under German law, the AG Management Board would be composed of at least one female and at least one male member following the Conversion (if it consists of more than three members in total), with no restrictions on the gender of the remaining members. The GP Management Board presently includes two female members, including the person serving as both Chair and Acting Chief Financial Officer. Simultaneous membership in the AG Management Board and the AG Supervisory Board is not permitted.
AG Supervisory Board
The AG Supervisory Board would have the duty to supervise and advise the AG Management Board but would not itself be authorized to manage the Company. The AG Supervisory Board would be composed of twelve members with equal representation of shareholders and employees. The Chair of the AG Supervisory Board (who, in the case of a tie in the AG Supervisory Board, has two votes in a new vote on the same matter if this also results in a tie) would be a shareholder representative. The AG Supervisory Board, which would be governed by parity co-determination rules, would be required to be composed of at least 30% female and 30% male members (minimum proportion requirement).
The AG Supervisory Board would appoint the AG Management Board members and agree on the terms of the service agreements with them. It would also adopt the rules of procedures for the AG Management Board. Such rules of procedure are required to contain an agreed list of measures and transactions for which the AG Management Board requires the approval of the AG Supervisory Board.
In addition, the AG Supervisory Board would typically approve and thus adopt the Company’s annual unconsolidated financial statements.
Pursuant to the proposed AG Articles of Association, Fresenius SE would have the exclusive right to appoint two of the six shareholder representatives to the AG Supervisory Board for as long as it holds 30% or more of the Company’s share capital and the exclusive right to appoint one of the six shareholder representatives to the Supervisory Board for as long as it holds at least 15% (but less than 30%) of the Company’s share capital, and to dismiss those appointed shareholder representatives. The Chair of the AG Supervisory Board (who, in case of a tie in the AG Supervisory Board, has two votes in a new vote on the same matter if this also results in a tie) will be appointed by the AG Supervisory Board. With view to the current shareholding of Fresenius SE, we expect that the Chair of the AG Supervisory Board will be a Fresenius SE representative; however, the decision to appoint the Chair will solely be made by the AG Supervisory Board.
General Meeting
The general meeting of FME AG would be the decision-making body of the shareholders and would have to resolve on certain matters, such as the election of AG Supervisory Board members (shareholder representatives) (subject to Fresenius SE’s right to appoint up to two of the shareholder representatives of the AG Supervisory Board), the election of the auditors for the annual financial statements, the appropriation of the balance sheet profits, the formal approval of the actions (Entlastung) taken by the members of the AG Management Board and the AG Supervisory Board , amendments to the articles of association, capital measures and transactions under the German Transformation Act. Compared to FME KGaA, the general meeting of FME AG would typically not have to resolve on the adoption of the annual financial statements. In addition, resolutions of the general meeting of FME AG on amendments to the articles of association and other resolutions of fundamental importance would not require the approval of a general partner.
The Articles of Association of FME AG
The proposed AG Articles of Association are based on the current (KGaA) Articles of Association and mainly contain only those amendments that were legally required due to the Conversion, as well as amendments that address Fresenius SE’s exclusive right to appoint and dismiss up to two members to the Supervisory Board, as discussed elsewhere in this Information Statement / Prospectus.
The following summary is qualified in its entirety by reference to the complete proposed form of the AG Articles of Association, a non-binding English convenience translation of which is attached as Appendix B. Only the German version of the proposed form of the AG Articles of Association is binding. A copy of the binding German version of the proposed AG Articles of Association is available at www.freseniusmedicalcare.com/en/agm.
General Terms
The general provisions of the proposed AG Articles of Association are largely based upon the current (KGaA) Articles of Association. While the objects of the Company remain unchanged in principle, a new paragraph has been inserted, pursuant to which the Company may limit its activities to a part of the activities specified as the Company’s corporate objects. In addition, the proposed AG Articles of Association state that the Company may pursue its corporate object through affiliated companies.
Share Capital and Shares
The Company’s share capital as well as the existing authorized capitals and conditional capital remain unchanged (despite technical changes resulting from the change of legal form). See “Description of the Shares of FME AG”.
Constitution of the Company
With respect to voting in the general meeting, the proposed AG Articles of Association state that, the majorities of the votes cast and of the share capital represented for the time of the resolution which are required for the resolutions of the general meeting shall be governed by the statutory provisions, unless otherwise provided for in the proposed AG Articles of Association . In a deviation of such principle, the proposed AG Articles of Association provide that only a simple majority of the votes cast required on the general meeting´s vote to dismiss members of the AG Supervisory Board.
The proposed AG Articles of Association state that six of the twelve members of the AG Supervisory Board are elected or appointed by the Company’s shareholders and the other six members are elected by the employees. Pursuant to the proposed AG Articles of Association, Fresenius SE is entitled to appoint two of the AG Supervisory Board members representing the shareholders if Fresenius SE holds at least 30% of the share capital of FME AG and one such member if it holds at least 15% of the Company’s share capital.
Annual Financial Statement and Appropriation of Profits
The proposed AG Articles of Association no longer stipulate that the annual unconsolidated financial statements shall be adopted by resolution of the annual general meeting with the approval of the General Partner. This reflects the change of legal form from a KGaA to an AG since in the latter annual unconsolidated financial statements (which are prepared by the management board) are typically approved and thus adopted by the supervisory board.
With respect to the appropriation of balance sheet profits, the proposed AG Articles of Association explicitly allow the general meeting to resolve on a distribution in kind instead of, or in addition to, a distribution in cash. In addition, the proposed AG Articles of Association allow the distribution of an interim dividend upon expiration of a fiscal year.
Accounting Treatment of the Conversion by FME AG
The Conversion would not result in a remeasurement of the fair value of the shares of FME AG. The assets and liabilities of the Company before the Conversion would be recorded at their respective carrying values on the date of the Conversion within the financial statements of FME AG. We would pay the costs of the Conversion, including the costs of soliciting shareholder approval of the Conversion Proposal. Such costs will be expensed. This estimate includes audit costs specifically relating to the Conversion, the cost of required publications (in Germany and the United States), costs of the extraordinary general meeting, notary fees, court costs, stock exchange listing fees, relabeling costs and the costs of external advisors (including the fees of financial and legal advisors and accountants in Germany and the United States).
Appraisal Rights
The shareholders of the Company do not have any appraisal rights in connection with the Conversion under German law. Pursuant to the German Transformation Act, no offer of compensation to shareholders is required in connection with the Conversion.
Potential Shareholder Action against the Resolutions of the Extraordinary General Meeting
Under German law, an action may be brought to set aside a resolution of the general meeting based on a violation of law or the articles of association (Anfechtungsklage). Any such action must be commenced within one month after adoption of the resolution. If a shareholder action is brought against the resolution of the general meeting on the Conversion, registration of the Conversion with the Commercial Register and, therefore, the effectiveness of the Conversion would be delayed. In addition, in exceptional cases, resolutions of the general meeting can be void, which could be claimed by shareholders with a voidance claim (Nichtigkeitsklage) even after the one-month contestation period expired. Since German law provides for special proceedings (Freigabeverfahren) which allow for an accelerated court decision that shareholder actions against the Conversion resolution do not prevent registration of the Conversion with the Commercial Register, we expect that even in case of any such actions the Conversion will be registered before the end of 2023. After registration of the Conversion with the Commercial Register the Conversion becomes effective.
United States Federal Securities Laws Consequences
The Conversion of our shares held by our Outside Shareholders into shares of FME AG is being registered under the United States Securities Act of 1933, as amended. Shares of FME AG held by persons who may be deemed “affiliates” of the Company may be sold by such persons only in accordance with the provisions of Rule 145 under the Securities Act, pursuant to an effective registration under the Securities Act, or in transactions that are exempt from registration under the Securities Act including the exemption for “offshore transactions” pursuant to Regulation S under the Securities Act. Rule 145 provides, in general, that our shares may be sold by an affiliate only if there is available adequate public information with respect to the Company for the period specified in Rule 145 and only if (a) the number of shares sold within any three-month period does not exceed the greater of (i) 1% of the total number of outstanding shares of the applicable class, (ii) the average weekly trading volume of such shares on the NYSE during the four calendar weeks immediately preceding the date on which notice of the sales is filed with the SEC or (iii) the average weekly volume of trading in such securities reported through the consolidated transaction reporting system during such four-week period, (b) certain “current public information” is available regarding our Company (that information will be available as long as we continue to file annual reports and furnish other periodic reports with the SEC), and (c) the shares are sold in transactions directly with a “market maker” or in “brokers’ transactions” within the meaning of Rule 144 under the Securities Act. Rule 145 does not impose a holding period before shares may be sold without registration in reliance of Rule 145.
CERTAIN INFORMATION REGARDING THE COMPANY
Interest of Fresenius SE
Fresenius SE currently holds approximately 94.4 million shares of the Company, constituting approximately 32.2% of our outstanding shares, and owns 100% of the equity of the General Partner. As the sole owner of our General Partner, Fresenius SE controls the Company including in accordance with IFRS 10.
Please refer to note 5, “Related Party Transactions” of the notes to our consolidated financial statements in our Annual Report which is incorporated into this Information Statement / Prospectus by reference for a description of the transactions and business relationships between us and Fresenius SE. It is presently contemplated that, except as described in this Information Statement / Prospectus, the related party arrangements between the Company and Fresenius SE described in such note 5 will continue in effect. As a result of the Deconsolidation and Conversion we and Fresenius SE will terminate the €600 million uncommitted revolving facility that is currently available to the Company because the Company will no longer be part of the Fresenius consolidated group. The Company expects that it will have adequate sources of financing available to it notwithstanding the termination of this facility under a variety of other facilities and instruments, See “Item 5, “Operating and financial review and prospects — IV. Financial position — Sources of Liquidity” in our Annual Report which is incorporated herein by reference.
Also, as described in this Information Statement / Prospectus, we expect to enter into transitional arrangements with Fresenius SE for certain business services that are currently provided to us by Fresenius SE. We expect that we will be able to secure terms form Fresenius SE that are comparable to those we could secure from third party providers of such services.
Voting Securities and Principal Holders thereof
As of February 14, 2023, our share capital consisted of 293,413,449 outstanding bearer shares without par value (Stückaktien) and a nominal value of €1.00 each. Each share is entitled to one vote. Each of our ADSs currently represents one-half a share. Please see Item 7A of our Annual Report, which is incorporated herein by reference, for information regarding our principal shareholders.
Directors, Officers and Related Party Transactions
Directors and Senior Management of the Company
The information set forth under the heading “Item 6, Directors, Senior Management and Employees — Directors and Senior Management” in our Annual Report is incorporated herein by reference.
Executive Compensation
The information under the heading “Item 6.B. Directors, Senior Management and Employees” in our Annual Report is incorporated herein by reference.
Share ownership
The information set forth under the heading “Item 6.E. Directors, Senior Management and Employees — Share Ownership” in our Annual Report, is herein incorporated by reference. Collectively, to the best of our knowledge, our directors and senior management own less than 1% of our shares.
Interest of management in certain transactions
The information set forth under the heading “Item 7.B. Major shareholders and Related Party Transactions — Related Party Transactions” in our Annual Report is herein incorporated by reference. See also “Description of interests and rights of Fresenius SE after the Conversion” below.
Directors and Officers Insurance
Subject to any mandatory restrictions imposed by German law, the Company has obtained and FME AG would continue to maintain directors’ and officers’ insurance in respect of all liabilities arising from or relating to the service of the members of the supervisory board and the management board and of certain senior employees. We believe that our acquisition of that insurance is in accordance with customary and usual policies followed by public corporations listed in the U.S.
Description of interests and rights of Fresenius SE after the Conversion
As a result of the Conversion, Fresenius SE would lose control over the Company (including in accordance with IFRS 10) with the exit of the General Partner (a wholly owned subsidiary of Fresenius SE) from the structure. However, immediately after the Conversion Fresenius SE would remain the Company’s largest shareholder. Its 32.2% stake would provide Fresenius SE with influence over the composition of the AG Supervisory Board based upon the AG Articles of Association. For as long as it holds more than 25% of the shares of the Company, Fresenius SE would have the ability to prevent the approval of all measures which require a qualified majority of 75% of the share capital represented at the time of the vote (e.g., capital increases, (including the creation of authorized and conditional capital) and decreases, the issuance of convertible bonds, corporate measures, such as mergers or spin-offs, the conclusion of intercompany agreements (Unternehmensverträge) such as domination and/or profit and loss transfer agreements (Beherrschungs- und/oder Gewinnabführungsverträge), the dissolution of the Company and amendments to the articles of association). As long as Fresenius SE holds at least 30% of the shares of the Company, it would also have control over the Company within the meaning of the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz).
After the Conversion, Fresenius SE would no longer be subject to voting bans in the Company’s general meeting that result from mandatory law governing the KGaA (e.g., election of supervisory board members, formal approval (Entlastung) of the general partner and supervisory board members, election of statutory auditors, resolutions on special audits).
As noted above, following the Conversion the AG Supervisory Board will appoint the AG Management Board. The AG Supervisory Board will consist of twelve (12) members, six members representing the shareholders of the AG and six members appointed by the employees of FME AG pursuant to Germany’s co-determination laws. All shareholders (including Fresenius SE) would have the right to elect four of the six shareholder representatives to the AG Supervisory Board (out of the twelve members total). Fresenius SE would have the exclusive right to appoint two of the six shareholder representatives for as long as it holds 30% or more of the shares of the Company and the exclusive right to appoint one of the six shareholder representatives to the AG Supervisory Board for as long as it holds at least 15% (but less than 30%) of the Company’s share capital, and to dismiss those appointed shareholder representatives.
TAXATION
The discussion below is intended only as a descriptive summary and does not purport to be a complete analysis of all potential German tax and U.S. federal income tax consequences relating to the Conversion, and ownership and disposition of ADSs. Each holder of ADSs should consult its own tax advisors with respect to the particular German and U.S. federal income tax consequences of the Conversion, ownership and disposition of ADSs in light of its particular circumstances, including the application of the German and U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other laws.
This summary is based on the current tax laws of Germany and the U.S., including the current “Convention between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and to Certain Other Taxes”, as amended through the 2006 Protocol to the conventions which entered into force on December 28, 2007 (the “Treaty”). The 2006 Protocol is effective in respect of withholding taxes for amounts paid on or after January 1, 2007. Changes related to other taxes on income became effective on January 1, 2008.
U.S. FEDERAL INCOME TAX CONSIDERATIONS
The discussion below is a summary of material U.S. federal income tax consequences generally applicable to U.S. holders (as defined below) of the Conversion and ownership or disposition of ADSs representing shares of FME AG upon registration of the Conversion.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, judicial and administrative interpretations thereof, and the Treaty, all as currently in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.
The discussion below is not a complete analysis of all of the potential U.S. federal tax consequences of the Conversion and the ownership or disposition of ADSs representing shares of FME AG. This discussion applies only to U.S. holders that hold ADSs as capital asset for U.S. federal income tax purposes (generally, property held for investment). In addition, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances or status, including insurance companies, tax-exempt entities, investors holding ADSs through partnerships or other fiscally transparent entities or conduits, investors liable for the alternative minimum tax, investors that hold ADSs as part of a straddle or hedge, investors whose functional currency is not the U.S. dollar, financial institutions or financial services entities, broker-dealers, non-U.S. holders, regulated investment companies or real estate investment trusts, expatriates or former long-term residents of the U.S., persons who directly, indirectly, or constructively own 10% or more, by vote or value, of our equity, persons that acquired ADSs pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with the performance of services, taxpayers that are subject to the mark-to-market accounting rules, governments or agencies or instrumentalities thereof, or persons holding ADSs in connection with a trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States. Moreover, this description does not address the U.S. federal estate and gift tax or alternative minimum tax, or state and local tax consequences of the Conversion and the ownership or disposition of ADSs. U.S. holders should consult their tax advisors regarding U.S. federal, state and local tax consequences of the Conversion and the ownership and disposition of ADSs.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold ADSs through such entities. If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ADSs, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any of our ADSs and partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Conversion and the ownership or dispositions of ADSs.
Investors should consult their own tax advisors with respect to the particular U.S. federal tax consequences applicable to them of the Conversion and holding or disposing of ADSs representing shares of FME AG.
For U.S. federal income tax purposes, a holder of ADSs generally will be treated as the owner of the shares represented by such ADSs.
As used herein, a “U.S. holder” is a beneficial owner of ADSs that is, for U.S. federal income tax purposes:
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any citizen or individual resident of the U.S.;

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a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S. or any political subdivision thereof;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

U.S. Tax Consequences of the Conversion
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Conversion, our legal form will be changed by operation of law from an Kommanditgesellschaft auf Aktien (KGaA), which is a German partnership limited by shares, to a Aktiengesellschaft (AG), which is a German stock corporation. Immediately after the Conversion, FME AG will, for U.S. federal income tax purposes, own the same assets and be subject to the same liabilities as FME KGaA immediately prior to the Conversion, and will have the same shareholders as FME KGaA immediately prior to the Conversion. Based on the foregoing, the requirements for an F reorganization will be satisfied and the Conversion will constitute an F Reorganization. Therefore, U.S. holders will not recognize taxable gain or loss as a result of the Conversion for U.S. federal income tax purposes.
We have received a legal opinion from Baker & McKenzie LLP, which has been filed as an exhibit to the registration statement that includes this Information Statement / Prospectus, to the effect that, on the basis of the customary assumptions, representations, and covenants set forth or referred to therein, the Conversion should qualify as an F Reorganization. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Conversion could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.
In the F Reorganization, a U.S. Holder will be deemed to exchange its ADSs representing shares of FME KGaA for equivalent ADSs representing shares of FME AG. The tax basis in the ADSs deemed to be received by a U.S. holder in the Conversion will equal the U.S. holder's tax basis in the pre-Conversion ADSs deemed surrendered in exchange therefor. The holding period for ADSs deemed received by a US holder in the Conversion will include such holder's holding period for the pre-Conversion ADSs deemed surrendered in exchange therefor.
U.S. Tax Consequences of Holding ADSs
Tax Treatment of Dividends
Subject to the discussion below under “Passive Foreign Investment Company considerations” a U.S. holder that receives a distribution with respect to ADSs generally will be required to include the U.S. dollar value of the gross amount of such distribution (before reduction for any German withholding taxes) in gross income as a dividend when actually or constructively received to the extent of the U.S. holder’s pro rata share of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. holder is not a dividend because it exceeds the U.S. holder’s pro rata share of the Company’s current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. holder’s ADSs. To the extent the distribution exceeds the adjusted tax basis of the U.S. holder’s ADSs, the remainder will be taxed as capital gain. We do not intend to maintain calculations of earnings and profits, as determined for U.S. federal income tax purposes. Consequently, any distributions generally will be treated as dividend income.
With respect to non-corporate U.S. holders, certain dividends received from a qualified foreign corporation will be subject to U.S. federal income tax at preferential rates applicable to long-term capital gains (the maximum rate which under current law is 20%), rather than the higher rates of tax generally applicable to items of ordinary income, provided that the ADSs in respect of which such dividend is paid have been held for at least 61 days during the 121 day period beginning 60 days before the ex-dividend date and certain other requirements are met. Periods during which you hedge a position in ADSs or related property may not count for purposes of the holding period test. The dividends would also not be eligible for the lower rate if you elect to take dividends into account as investment income for purposes of limitations on deductions for investment income. Provided (i) the ADSs of the Company are readily tradable on the NYSE (or certain other stock exchanges) or the Company qualifies for benefits under the Treaty and (ii) the Company was not, in the taxable year prior to the year in which the dividend was paid, and is not, in the taxable year in which the dividend is paid, a passive foreign investment company (discussed below), the Company will be treated as a qualified foreign corporation for this purpose. This reduced rate will not be available in all situations, and U.S. holders should consult their tax advisors regarding the application of the relevant rules to their particular circumstances.
For U.S. federal income tax purposes, U.S. holders are subject to tax on dividends paid by German corporations, which may qualify for a foreign tax credit for certain German income taxes paid. A corporate U.S. holder will not be eligible for the “dividends-received deduction” generally allowed to U.S. corporations with respect to dividends received from other U.S. corporations.
Subject to certain complex limitations, it is possible that any German tax withheld from distributions in accordance with the Treaty and paid over to Germany will be deductible or creditable against your U.S. federal income tax liability. However, under recently finalized Treasury regulations, it is possible that such withholding taxes will not be creditable unless you are eligible for and elect to claim the benefits of the Treaty. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a reduction or refund of the tax withheld is available to you under German law or under the Treaty, the amount of tax withheld that could have been reduced or that is refundable will not be eligible for credit against your U.S. federal income tax liability.
Furthermore, if the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced tax rate applicable to qualified dividend income and denominator of which is the highest tax rate normally applicable to dividends. However, such foreign tax credit may be disallowed if the U.S. holder held such ADSs or equity shares for less than a minimum period during which the U.S. holder is not protected from risk of loss, or is obligated to make payments related to the dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends distributed by us with respect to ADSs or equity shares will generally constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income”. The rules relating to the determination of the foreign tax credit are complex and U.S. holders should consult their tax advisors to determine whether and to what extent a credit would be available in their particular circumstances, including the effects of any applicable income tax treaties.
Dividends will generally constitute foreign source income for foreign tax credit limitation purposes. However, if we are a “United States-owned foreign corporation” solely for foreign tax credit purposes, a portion of the dividends allocable to our U.S. source earnings and profits may be recharacterized as U.S. source. A “United States-owned foreign corporation” is any foreign corporation in which U.S. persons own, directly or indirectly, 50% or more (by vote or by value) of the stock. In general, United States-owned foreign corporations with less than 10% of earnings and profits attributable to sources within the U.S. are excepted from these rules. Although we don’t believe we are currently a “United States-owned foreign corporation” we may become one in the future. In such case, if 10% or more of our earnings and profits are attributable to sources within the U.S., a portion of the dividends paid on the ADSs allocable to our U.S. source earnings and profits will be treated as U.S. source, and as such, a U.S. holder may not offset any foreign tax withheld as a credit against U.S. federal income tax imposed on that portion of dividends.
The U.S. dollar value of any distribution on the ADSs made in Euros generally should be calculated by reference to the spot exchange rate between the U.S. dollar and the Euro in effect on the date the distribution is actually or constructively received by the U.S. holder regardless of whether and when the Euros so received are in fact converted into U.S. dollars. A U.S. holder who receives payment in Euros and converts those Euros into U.S. dollars at an exchange rate other than the rate in effect on such day may have a foreign currency exchange gain or loss, which would generally be treated as ordinary income or loss from sources within the United States for U.S. foreign tax credit purposes.
Sales, exchange or other disposition of ADSs
Subject to the discussion below under “Passive foreign investment company considerations”, upon a sale, exchange, or other disposition of the ADSs, a U.S. holder will generally recognize a capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized and the U.S. holder’s tax basis in the ADSs. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for the ADSs exceeds one year. Individual U.S. holders are generally taxed at a preferential rates on long-term capital gains (the maximum rate which under current law is 20%). The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. You should consult your own tax advisor regarding the availability of a foreign tax credit or deduction in respect of any German tax imposed on a sale or other disposition of ADSs.
In the case of a cash-basis U.S. holder who receives Euros in connection with the sale or other disposition of ADSs, the amount realized will be calculated based on the U.S. dollar value of the Euros received as determined by reference to the spot rate in effect on the settlement date of such exchange. A U.S. holder who receives payment in Euros and converts Euros into U.S. dollars at a conversion rate other than the rate in effect on the settlement date may have foreign currency exchange gain or loss that would be treated as ordinary income or loss from sources within the United States for U.S. foreign tax credit purposes.

An accrual-basis U.S. holder may elect the same treatment required of cash-basis taxpayers with respect to a sale or disposition of ADSs, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. In the event that an accrual-basis U.S. holder does not elect to be treated as a cash-basis taxpayer (pursuant to the Treasury regulations applicable to foreign currency transactions), such U.S. holder may have foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the trade date and the settlement date. Any such currency gain or loss would be treated as ordinary income or loss from sources within the United States for U.S. foreign tax credit purposes. However, if foreign currency is converted into U.S. dollars on the date received by the U.S. holder, a cash-basis or electing accrual-basis U.S. holder should not recognize any gain or loss on such conversion.
Taxation of foreign currency gains upon refund of German withholding taxes
U.S. holders of ADSs who receive a refund attributable to reduced withholding taxes under the Treaty may be required to recognize foreign currency gain or loss, which will be treated as ordinary income or loss, to the extent that the U.S. dollar value of the refund on the date it is received by the U.S. holders differs from the U.S. dollar equivalent of the refund on the date the dividend on which such withholding taxes were imposed was received by the depositary or the U.S. holder, as the case may be.
Passive Foreign Investment Company considerations
Special adverse U.S. federal income tax rules apply to U.S. holders owning shares of a Passive Foreign Investment Company (PFIC). In general, if you are a U.S. holder, we will be a PFIC with respect to you if for any taxable year in which you held ADSs or shares: (i) at least 75% of our gross income for the taxable year is passive income or (ii) at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income. The determination of whether we are a PFIC will be made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. The value of assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, generally will be determined by reference to the market price of ADSs or shares, which may fluctuate considerably, especially in times of high market volatility. Accordingly, fluctuations in the market price of ADSs or shares may affect our PFIC status for any taxable year.
Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from the disposition of assets that produce passive income. Any cash we hold generally will be treated as held for the production of passive income for the purpose of the PFIC test, and any income generated from cash or other liquid assets generally will be treated as passive income for such purpose. If a non-U.S. corporation owns at least 25% by value of the shares of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.
Although we do not believe that we are currently a PFIC, the determination of PFIC status is highly factual and based on technical rules that are difficult to apply. Accordingly, there can be no assurances that we will not be a PFIC for the current year or any future taxable year. U.S. holders should consult their own tax advisors regarding the application of the PFIC rules to their investment in ADSs.
Tax on net investment income
In addition to regular U.S. federal income tax, certain U.S. holders that are individuals, estates, or trusts are subject to a 3.8% tax on all or a portion of their “net investment income” which may include all or a portion of their dividend income and net gain from the sale, exchange or other disposition of their ADSs.
U.S. information reporting and backup withholding
Dividends paid on, and proceeds on a sale or other dispositions of, ADSs paid to a U.S. holder within the U.S. or through U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding at a current rate of 24% unless you (1) are a corporation or other exempt recipient or (2) provide a taxpayer identification number and certify (on IRS Form W-9) that no loss of exemption from backup withholding has occurred.
Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.
Holders other than U.S. holders are generally not subject to backup withholding. However, such a non-U.S. Holder may be required to provide a certification (generally on IRS Form W-8BEN or W-8BEN-E) of its non-U.S. status in connection with payments received in the U.S. or through a U.S.-related financial intermediary in order to establish its exemption from backup withholding.
Individuals who are U.S. holders, and who hold “specified foreign financial assets” (as defined in section 6038D of the Code), including debt or ordinary shares of a non-U.S. corporation that are held for investment and not held in an account maintained by a financial institution whose aggregate value exceeds certain thresholds during the tax year, may be required to attach to their tax returns for the year certain specified information. An individual who fails to timely furnish the required information may be subject to a penalty. Additionally, in the event a U.S. holder does not file the required information, the statute of limitations may not close before such information is filed. Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules.
U.S. and non-U.S. holders may be subject to other U.S. information reporting requirements. U.S. and non-U.S. holders should consult their own advisors regarding the application of U.S. information reporting rules in light of their particular circumstances.
The above summary is not intended to constitute a complete analysis of all tax consequences relating to the ownership and disposition of ADSs. U.S. holders should consult their own tax advisors concerning the tax consequences of the ownership and disposition of ADSs in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed above, as well as the application of state, local, non-U.S. or other laws.
GERMAN TAX CONSIDERATIONS
The discussion below is a summary of certain German tax consequences generally applicable to U.S. holders of the receipt and ownership of ADSs representing shares of FME AG (i.e., the Company after the Conversion is completed).
This discussion is based on German tax law, in particular Income Tax Law, Corporation Tax Law, Trade Tax Law, Real Estate Transfer Tax Law and Value Added Tax Law under observance of respective regulations of the tax authorities and judicial and administrative interpretations. All of these statutes, regulations and interpretations are subject to change at any time.
The discussion below is not a complete analysis of all of the potential German tax consequences of receiving and holding ADSs of FME AG. In particular, the discussion does not discuss potential German tax consequences for persons who directly, indirectly, or constructively own 10% or more, by vote or value, of our equity. Moreover, this discussion does not address German gift and inheritance taxes. The German tax consequences to particular U.S. holders may be different from that discussed herein. Investors should consult their own tax advisors with respect to the particular German tax consequences applicable to receiving and holding ADSs of FME AG.
German Tax Consequences of the Conversion
We have received a tax opinion from Baker McKenzie Rechtsanwaltsgesellschaft mbH von Rechtsanwälten und Steuerberatern, which has been filed as an exhibit to the registration statement that includes this prospectus, on the basis of the facts, assumptions, representations and covenants all of which must be true and accurate in all respects as of the effective time of the Conversion. The tax opinion may be summarized as follows:

Consequences to the Company
We will not recognize any gain or loss upon consummation of the Conversion, because no assets will be transferred and no special provisions as to taxation are applicable. Because our existing shareholders will become shareholders of FME AG, no system change from a capital corporation into a partnership or vice versa will occur for tax purposes. The Conversion of our legal form into an AG does not involve a transfer of assets and therefore value added tax is not payable. Because the Conversion of legal form does not involve a change of legal entity or a transfer of shareholding rights, no real estate transfer tax arises. As the Conversion does not result in an assignment of assets by us, it does not result in either a detrimental change of shareholders in subsidiary partnerships or subsidiary corporations which would be subject to real estate transfer tax or a detrimental transfer of shareholdings which would also be subject to real estate transfer tax.
Our tax attributes, such as tax loss carryforwards and interest or EBITDA carry forwards, and the tax group between us and our German subsidiaries for corporation, trade and value added tax purposes also remain unaffected by the Conversion.
Consequences to Shareholders
Because the Conversion of our legal form into an AG does not constitute a sale, our shareholders will not realize any capital gain. Our shareholders who reflect their shareholdings in us on their balance sheets will continue to do so with respect to their holdings in FME AG.
A tax opinion of counsel represents counsel’s best legal judgment and is not binding on the German tax authorities or any court. No ruling has been or will be sought from the German tax authorities as to the tax consequences of the Conversion. No assurance can be given that a position contrary to that expressed in the tax opinion will not be asserted by the German tax authorities and ultimately sustained by a court.
German Tax Consequences of Holding ADSs
Tax Treatment of Dividends
Currently, German corporations are required to withhold tax on dividends paid to resident and non-resident shareholders. The required withholding rate applicable is 25% plus a solidarity surcharge of 5.5% thereon, equal to 1.375% of the gross dividend (i.e., 5.5% of the 25% tax). Accordingly, a total German withholding tax of 26.375% of the gross dividend is required. A partial refund of this withholding tax can be obtained by U.S. holders under the Treaty.
In the case of any U.S. holder, other than a U.S. corporation owning ADSs representing at least 10% of our outstanding voting stock, the German withholding tax is partially refunded under the Treaty to reduce the withholding tax to 15% of the gross amount of the dividend. Thus, for each $100 of gross dividend that we pay to a U.S. holder, other than a U.S. corporation owning ADSs representing at least 10% of our outstanding voting stock, the dividend after partial refund of $11.38 of the $26.38 withholding tax under the Treaty will be subject to a German withholding tax of $15.
Under the Treaty the refund of German withholding tax and solidarity surcharge will not be granted when the ADSs are part of the business property of a U.S. holder’s permanent establishment located in Germany. But then withholding tax and solidarity surcharge may be credited against German income tax respectively solidarity surcharge liability and, in case the amounts withheld exceed the income tax respectively solidarity surcharge liability for the year, may be refunded.
Refund Procedures
To claim a refund under the U.S.-German Tax Treaty, the U.S. holder must submit a claim for refund to the German tax authorities, with the original of the tax assessment notice (Steuerbescheinigung) issued in the name of the applicant, within four years from the end of the calendar year in which the dividend is received. Claims for refund are made on a special German claim for refund form, which must be filed with the German tax authorities: Bundeszentralamt für Steuern, Referat St I B 3, An der Küppe 1, 53225 Bonn, Germany. More information on the procedure, including the possibility of downloading paper forms or using electronic filings for refunds, can be found at https://www.bzst.de/EN/Businesses/

Capital_Yield_Tax_Relief/capital_income_tax_relief_node.html. The claim for refund forms may also be obtained from the German tax authorities at the same address where the applications are filed, or from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, N.W., Washington, D.C. 20007-1998, or from the Office of International Operations, Internal Revenue Service, 1325 K Street, N.W., Washington, D.C. 20225, Attention: Taxpayer Service Division, Room 900.
U.S. holders must also submit to the German tax authorities a Certification of U.S. Tax Residency (IRS Form 6166). Certification is obtained from the office of the Director of the IRS Center by filing a request for certification with the IRS, Foreign Certificate Request, P.O. Box 16347, Philadelphia, PA 19114-0447. Requests for certification are to be made in writing and must include the U.S. holder’s name, address, phone number, social security number or employer identification number, tax return form number, and tax period for which certification is requested. The IRS will send the certification back to the U.S. holder for filing with the German tax authorities.
Taxation of Capital Gains
Under the Treaty, a U.S. holder who is not a resident of Germany for German tax purposes will not be liable for German tax on capital gains realized or accrued on the sale or other disposition of ADSs unless the ADSs are part of the business property of a permanent establishment located in Germany.
Other German Taxes
There are no German transfer, stamp or other similar taxes that would apply to U.S. holders who purchase or sell ADSs.

DESCRIPTION OF THE SHARES OF FME AG
The following description outlines the material terms of our shares following the Conversion. It does not purport to be complete and is qualified in its entirety by reference to the proposed form of the AG Articles of Association to be approved at the Extraordinary General Meeting in connection with the Conversion Proposal. A non-binding English convenience translation of these proposed AG Articles of Association to be annexed as Appendix B to this Information Statement / Prospectus will be provided by amendment to this Form F-4 Registration Statement.
For information with respect to the deposit agreement pursuant to which our shares will be held on behalf of U.S. shareholders who choose to hold such shares in the form of ADSs, see “Description of American Depositary Receipts” below.
General
Our share capital currently consists of €293,413,449.00, divided into 293,413,449 ordinary bearer shares without par value. The share capital would remain unaffected by the Conversion.
To the extent legally permissible and unless required under the rules of a stock exchange where our shares are admitted to trading, no shareholder is entitled to request or receive certificates evidencing his or her respective shares or dividend coupons. We may issue share certificates representing individual shares or multiple shares. All shares in FME AG will be freely transferable in accordance with the German legal requirements for ordinary bearer shares, subject to any applicable restrictions imposed by the Securities Act, or other applicable laws.
Authorized Capital
With the adoption of the proposed AG Articles of Association as part of the Conversion Resolution, the Authorized Capital 2020/I pursuant to Art. 4(3) of the AG Articles of Association and the Authorized Capital 2020/II pursuant to Art. 4(4) of the AG Articles of Association would continue to exist with the wording resulting from the proposed AG Articles of Association as corresponding authorizations of the AG Management Board instead of the GP Management Board.
Authorized Capital 2020/I
Pursuant to Art. 4(3) of the proposed AG Articles of Association, the AG Management Board is authorized until August 26, 2025 to increase the share capital of the Company with the approval of the AG Supervisory Board by up to a total of €35,000,000.00 for cash by issuing new ordinary bearer shares without par value on one or more occasions (“Authorized Capital 2020/I”). The number of shares must be increased in the same proportion as the share capital. In principle, the shareholders have subscription rights. The new shares can also be underwritten by a credit institution or a company operating in accordance with Section 53(1) sentence 1 or Section 53b(1) sentence 1 or (7) of the German Banking Act (Kreditwesengesetz) (financial institution) or a consortium of such credit institutions and/or financial institutions retained by the AG Management Board with the obligation to offer the shares to the Company’s shareholders for subscription. However, the AG Management Board is authorized with the approval of the AG Supervisory Board to exclude the shareholders’ subscription rights in order to eliminate fractional amounts from the subscription right. The AG Management Board may only exercise this authorization to exclude subscription rights to the extent that the proportional amount of the total shares issued subject to an exclusion of subscription rights exceeds 10% of the share capital neither at the time of this authorization coming into effect nor at the time of the exercise of this authorization. If, during the period of validity of the Authorized Capital 2020/I until its utilization, other authorizations on the issuance or on the sale of shares of the Company or the issuance of rights which authorize or bind to the subscription of shares of the Company are exercised and the subscription rights are excluded, such subscription rights will be taken into account with regard to the aforementioned limit. The AG Management Board is also authorized with the approval of the AG Supervisory Board to determine the further details for the implementation of capital increases from the Authorized Capital 2020/I. Following a total or partial implementation of the increase of the share capital from the Authorized Capital 2020/I, the AG Supervisory Board is authorized to amend the wording of the corresponding provisions of the proposed AG Articles of Association with respect to the volume of such capital increase.
Authorized Capital 2020/II
Pursuant to Art. 4(4) of the proposed AG Articles of Association, the AG Management Board is authorized until August 26, 2025 to increase the share capital of the Company with the approval of the AG Supervisory Board by up to a total of €25,000,000.00 for cash and/or contributions in kind by issuing new ordinary bearer shares without par value on one or more occasions (“Authorized Capital 2020/II”). The number of shares must be increased in the same proportion as the share capital. In principle, the shareholders have subscription rights. The new shares can also be underwritten by a credit institution or a company operating in accordance with Section 53(1) sentence 1 or Section 53b(1) sentence 1 or (7) of the German Banking Act (Kreditwesengesetz) (financial institution) or a consortium of such credit institutions and/or financial institutions retained by the AG Management Board with the obligation to offer the shares to the Company’s shareholders for subscription.
However, the AG Management Board is authorized with the approval of the AG Supervisory Board to exclude the shareholders’ subscription rights in the following cases: (i) in the case of one or more capital increases for contributions in kind for the purpose of acquiring companies, parts of companies, interests in companies or other assets, or (ii) in the case of one or more capital increases for cash if the issue price for the shares does not significantly fall below the stock exchange price of the shares already listed and the proportionate amount of the share capital of the Company attributable to the shares issued with exclusion of subscription rights exceeds 10% of the share capital neither at the time of this authorization coming into effect nor at the time of the exercise of this authorization. To be set off against this limitation is the proportionate amount of share capital attributable to new shares or treasury shares previously acquired by the Company which are issued or sold during the period of validity of this authorization with exclusion of subscription rights in direct, analogous or corresponding application of Section 186(3) sentence 4 of the German Stock Corporation Act and the proportionate amount of the share capital attributable to shares issued or to be issued to satisfy option or conversion rights or discharge option or conversion obligations from bonds, if the bonds are issued during the period of validity of this authorization with exclusion of subscription rights in analogous application of Section 186(3) sentence 4 of the German Stock Corporation Act.
The AG Management Board may only exercise the aforementioned authorizations to exclude subscription rights to the extent that the proportional amount of the total shares issued subject to an exclusion of subscription rights exceeds 10% of the share capital neither at the time of these authorizations coming into effect nor at the time of the exercise of these authorizations. If, during the period of validity of the Authorized Capital 2020/II until its utilization, other authorizations on the issuance or on the sale of shares of the Company or the issuance of rights which authorize or bind to the subscription of shares of the Company are exercised and the subscription rights are excluded, such subscription rights will be taken into account with regard to the aforementioned limit.
The AG Management Board is also authorized with the approval of the AG Supervisory Board to determine the further details for the implementation of capital increases from the Authorized Capital 2020/II. Following a total or partial implementation of the increase of the share capital from the Authorized Capital 2020/II, the AG Supervisory Board is authorized to amend the wording of the corresponding provisions of the proposed AG Articles of Association with respect to the volume of such capital increase.
Conditional Capital
By resolution of the Company’s annual general meeting held on May 12, 2011, the Company’s share capital was conditionally increased regarding to the Stock Option Plan 2011 (“2011 SOP”) by up to €12,000,000 by the issuance of up to 12,000,000 no par value ordinary bearer shares with a nominal value of €1.00 each (Conditional Capital 2011/I). The conditional capital increase will only be executed to the extent that subscription rights have been issued under the 2011 SOP, the holders of the subscription rights exercise their right and the Company does not use treasury shares to fulfill the subscription rights. The Company has the right to deliver treasury shares in lieu of increasing capital by issuing new shares. The final grant under the LTIP 2011 was made in December 2015. Each subscription right has a term of eight years. After having issued a certain number of shares under the Conditional Capital 2011/I, it currently amounts to [€8,956,675.00].
Voting Rights
Each share in FME AG will entitle the holder thereof to one vote on resolutions at the general meeting of FME AG. The majorities of the votes cast and of the capital stock represented for the adoption of the resolution which are required for the resolutions of the general meeting of FME AG shall be governed by the statutory provisions, unless otherwise provided for in the proposed AG Articles of Association.
In most cases, resolutions are passed at an ordinary general or an extraordinary general meeting by a simple majority of the votes cast. A qualified majority of 75% of the share capital represented at the time of the vote will be required to pass resolutions on, e.g., amendments to the articles of association, capital increases (including the creation of authorized and conditional capital) and decreases, the issuance of convertible bonds, corporate measures, such as mergers or spin-offs, the conclusion of intercompany agreements (Unternehmensverträge) such as domination and/or profit and loss transfer agreements (Beherrschungs- und/oder Gewinnabführungsverträge), the dissolution of the Company. In deviation from the statutory provisions, the proposed AG Articles of Association provide that only a simple majority of the votes cast is required on the general meeting´s vote to dismiss members of the AG Supervisory Board. All shareholders of FME AG will have the same voting rights at the general meeting.
Dividend Rights
The shareholders’ share of the Company’s profits is determined based on their respective interests in the Company’s share capital. For an AG, such as FME AG, the distribution of dividends for any given fiscal year, and the amount and (if deviating from the statutory due date) payment date thereof, are generally resolved by the general meeting of the subsequent fiscal year. The general meeting must be held within the first eight months of each fiscal year. Proposals for the distribution of dividends will be issued by the AG Management Board and the AG Supervisory Board jointly or by the AG Management Board and the AG Supervisory Board separately, with the general meeting not bound by those proposals. Upon expiration of a fiscal year, the AG Management Board may with the approval of the AG Supervisory Board distribute to the shareholders an interim dividend, subject to certain limitations provided by law.
Dividends may only be distributed from the balance sheet profits (Bilanzgewinn) of the Company. The balance sheet profits are calculated based on the Company’s unconsolidated financial statements prepared in accordance with the requirements of the German Commercial Code (Handelsgesetzbuch). Accounting regulations under the German Commercial Code differ from the IFRS in material aspects.
When determining the balance sheet profits, the net income or loss for the fiscal year (Jahresüberschuss/-fehlbetrag) must be adjusted for retained profit/loss carryforwards (Gewinn-/Verlustvorträge) from the previous fiscal year and withdrawals from, or appropriations, to reserves (retained earnings). Certain reserves must be set aside by law and deducted when calculating the net retained profits available for distribution.
The AG Management Board must prepare financial statements (balance sheet, income statement and notes to the financial statements) and a management report for the previous fiscal year by the statutory deadline and present these to the AG Supervisory Board and the auditors without undue delay after preparation. At the same time, the AG Management Board must present a proposal for the appropriation of the Company’s balance sheet profits to the AG Supervisory Board pursuant to Section 170(2) of the German Stock Corporation Act. According to Section 171 of the German Stock Corporation Act, the AG Supervisory Board must review the financial statements, the AG Management Board’s management report and the proposal for the appropriation of the balance sheet profits and report to the general meeting in writing on the results of such review. The AG Supervisory Board must submit its report to the AG Management Board within one month of receiving the documents. If the AG Supervisory Board approves the annual financial statements after its review, these are deemed adopted unless the AG Management Board and the AG Supervisory Board resolve to assign adoption of the annual financial statements to the general meeting. If the AG Management Board and the AG Supervisory Board approve the annual financial statements, they may, pursuant to Section 58(2) of the German Stock Corporation Act, allocate an amount of up to 50%

of the Company’s net income for the year — after deducting any transfers to statutory reserves and any losses carried forward — to non-statutory reserves.
The general meeting resolves on the appropriation of the distributable profit by a simple majority of votes cast. Notifications of any distribution of dividends resolved upon are published in the German Federal Gazette (Bundesanzeiger) without undue delay after the general meeting.
Dividends resolved by the general meeting are due and payable in compliance with the rules of the respective clearing system on the third business day following the relevant general meeting, unless a later due date is specified in the dividend resolution or the articles of association. All the Company’s dividend entitlements will be evidenced by one or more global share certificates deposited with Clearstream Banking Aktiengesellschaft, which will transfer the dividends to the shareholders’ custodian banks for crediting to their accounts. German custodian banks are under an obligation to distribute these funds to their customers. Shareholders using a custodian bank located outside Germany should inquire at their respective bank about the terms and conditions applicable in their case. To the extent dividends can be distributed by the Company in accordance with the German Stock Corporation Act and corresponding decisions are taken, there are no restrictions on shareholders’ rights to receive such dividends.
Any unpaid dividends not claimed become time-barred within three years pursuant to the general statute of limitations. Once the statute of limitations applies, the Company can refuse to make the relevant dividend payments to the respective shareholders.
In the case of holders of ADSs, the Depositary will receive all dividends and distributions on all deposited securities and will, as promptly as practicable, distribute the dividends and distributions to the holders of ADSs entitled to the dividend or distribution. See “Description of American Depositary Receipts — Share Dividends and Other Distributions” below.
Liquidation Rights
Our Company may be dissolved by a resolution of our general meeting passed with a majority of at least 75% of the share capital represented at the time of the vote.
In accordance with the German Stock Corporation Act, in such a case, any liquidation proceeds remaining after paying all of our liabilities will be distributed among our shareholders in proportion to the total number of shares held by each shareholder.
Pre-emption Rights
Under the German Stock Corporation Act, each shareholder in a stock corporation has a right to subscribe for any issue by that company of shares, debt instruments convertible into shares, e.g. convertible bonds or option bonds, and participating debt instruments, e.g., profit participation rights or participating certificates, in proportion to the number of shares held by that shareholder in the existing share capital of the company. Such pre-emption rights are freely assignable. These rights may also be traded on German stock exchanges within a specified period of time prior to the expiration of the subscription period. Our general meeting may exclude pre-emption rights by passing a resolution with a majority of at least 75% of the share capital represented at the time of the vote in the general meeting. In addition, an exclusion of pre-emption rights requires a report by the AG Management Board justifying the exclusion by explaining why the interest of the Company in excluding the pre-emption rights outweighs our shareholders’ interests in receiving such rights. An exclusion of pre-emption rights is permissible in particular if all of the following prerequisites are fulfilled:
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we increase our share capital against contributions in cash;

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the amount of the capital increase does not exceed 10% of our existing share capital; and

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the issue price is not significantly lower than the price for the shares quoted on a stock exchange.

General Meeting
Our annual general meeting must be held within the first eight months of each fiscal year at the location of FME AG’s registered office, in a German city where a stock exchange is situated or at the location of a registered office of a domestic affiliated company. Voting rights may be exercised by proxy. Details on the exercise of shareholder participation and voting rights will be included in the invitation to each general meeting.
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS OF FME KGaA
General
The Bank of New York Mellon, a New York banking corporation, is the depositary for ADSs representing shares of the Company and, after the Conversion, will be the depositary for ADSs representing shares of FME AG (“Depositary”).
The following description of the ADSs of FME AG is a summary based on the terms of the ADSs of the Company and reflects the Company’s expectation that the terms of the ADSs after the Conversion will be substantially identical. However, the terms of any such amendment will need to be agreed between the Company and the Depositary and we cannot assure you that there will not be further changes. Because the following description is a summary, it does not contain all the information that may be important to shareholders and is qualified in its entirety by the complete text of the currently effective amended and restated deposit agreement, dated as of February 22, 2022 which is available in electronic form on the website maintained by the SEC at www.sec.gov.
Each ADS represents an ownership interest in one-half of a share. The deposited shares are deposited with a custodian, as agent of the Depositary, under the deposit agreement among us, the Depositary and all of the holders and owners of ADSs from time to time (who become bound by the deposit agreement by their acceptance of ADRs evidencing their ADSs). Each ADS also represents any securities, cash or other property deposited with the Depositary but not distributed by it directly to ADS holders. The ADSs may be evidenced by certificates or may also be uncertificated. If ADSs are issued in uncertificated form, owners holding ADSs in book-entry form will receive periodic statements from the Depositary showing their ownership of ADSs. In the case of beneficial holders of ADSs, owners will receive these statements through their brokers or financial institutions.
The Depositary’s office is located at 240 Greenwich Street, New York, NY 10286, U.S.A.
An investor may hold ADSs either directly or indirectly through a broker or other financial institution. Investors who hold ADSs directly, by having ADSs registered in their names on the books of the Depositary, are ADS owners. This description assumes an investor holds ADSs directly. Investors who hold ADSs through their brokers or other financial institutions must rely on the procedures of their brokers or financial institutions to assert the rights of an ADS owner described in this section. Investors should consult with their brokers or financial institutions to find out what those procedures are.
As an ADS owner, we will not treat you as one of our shareholders and you will not have shareholder rights. German law governs shareholder rights. The Depositary will be the holder of the shares underlying ADSs. As a registered owner of ADSs, you will have ADS owner rights. The deposit agreement sets out ADS owner rights as well as the rights and obligations of the Depositary. New York law governs the deposit agreement and the ADSs.
Share Dividends and Other Distributions
We may make different types of distributions with respect to our shares. The Depositary has agreed to pay to investors the cash dividends or other distributions it or the custodian receives on the shares or other deposited securities, after deducting its fees and expenses. Investors will receive these distributions in proportion to the number of underlying shares their ADSs represent.
Except as stated below, to the extent the Depositary is legally permitted it will deliver distributions to ADS owners in proportion to their interests in the following manner:
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Cash.   The Depositary, or one of its agents or the custodian shall convert cash distributions from foreign currency to U.S. dollars if a conversion is permissible and can be done on a reasonable basis. The Depositary will endeavor to distribute cash in a practicable manner and may deduct any taxes or other governmental charges required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and certain other fees and expenses. In addition, before making a distribution the Depositary will deduct any taxes withheld. If exchange rates fluctuate during a time when the Depositary cannot convert to a foreign currency, investors may lose some or all of the value of the distribution.
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Shares.   If we make a distribution in shares, the Depositary may deliver additional ADSs to represent the distributed shares, unless the number of shares represented by such ADSs is adjusted in connection with the distribution. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADS owners otherwise entitled to receive fractional ADSs. If the Company declares a distribution in which holders of shares or other deposited securities have a right to elect whether to receive cash, shares or other securities or a combination of those things, or a right to elect to have a distribution sold on their behalf, the Depositary may, after consultation with the Company, make that right of election available for exercise by owners of ADSs in any manner the Depositary considers to be lawful and practical. As a condition of making a distribution election right available to the owners, the Depositary may require satisfactory assurances from the Company that doing so does not require registration of any securities under the Securities Act that has not been affected.

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Rights to receive additional shares.   If rights are granted to the Depositary in respect of deposited shares to purchase additional shares or other securities, the Company and the Depositary shall endeavor to consult as to the actions, if any, the Depositary should take in connection with that grant of rights. The Depositary may, to the extent deemed by it to be lawful and practical (i) if requested in writing by the Company, grant to all or certain owners’ rights to instruct the Depositary to purchase the securities to which the rights relate and deliver those securities or ADSs representing those securities to owners, (ii) if requested in writing by the Company, deliver the rights to or to the order of certain owners, or (iii) sell the rights to the extent practicable and distribute the net proceeds of that sale to owners entitled to those proceeds. To the extent rights are not exercised, delivered or disposed of under (i), (ii) or (iii) above, the Depositary shall permit the rights to lapse unexercised.

If the Depositary acts under (i) or (ii) above in connection with a distribution of rights, we and the Depositary will enter into a separate agreement setting forth the conditions and procedures applicable to the particular offering. The Depositary will not act under (i) above unless the offer and sale of the securities to which the rights relate are registered under the Securities Act or the Depositary has received an opinion of United States counsel that is satisfactory to it to the effect that those securities may be sold and delivered to the applicable owners such without registration. We have no obligation to file a registration statement under the Securities Act in order to make any rights or other distributed securities available to ADS owners. If the Depositary will act under (iii) above, the Depositary will use reasonable efforts to sell the rights in proportion to the number of ADSs held by the applicable owners and pay the net proceeds to the owners otherwise entitled to the rights that were sold.
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Other Distributions.   If we make a distribution of securities or property on deposited securities other than those described above (but not in exchange for or in conversion of or in lieu of deposited securities), the Depositary may either:

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distribute the securities or property in any manner it deems fair and equitable (which may be a distribution of depositary shares representing the securities received); or

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sell the securities or property and distribute any net proceeds in the same way it distributes cash.

The Depositary may withhold any distribution of securities referred to in the immediately preceding paragraph if it has not received satisfactory assurances from the Company that the distribution does not require registration under the Securities Act.
Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be rounded to the nearest whole cent). Registered owners will receive the checks directly, while the distributions for beneficial owners will be first sent to their brokers or other financial institutions, who will then distribute the cash to the rightful owners.

The Depositary may choose any practical method of distribution for any specific ADS owner, including the distribution of foreign currency, securities or property, or it may retain the items, without paying interest on or investing them, on behalf of the ADS owner as deposited securities.
The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS owners.
The Depositary may convert currency itself or through any of its affiliates, or the custodian or the Company may convert currency and pay U.S. dollars to the Depositary. Where the Depositary converts currency itself, or through any of its affiliates, the Depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the Depositary or its affiliate receives when buying or selling foreign currency for its own account. The Depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS owners. The methodology used to determine exchange rates used in currency conversions made by the Depositary is available upon request from the Depositary. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to owners, and the Depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the Depositary may receive dividends or other distributions from the Company in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by or on behalf of the Company or an affiliate of the Company and, in such cases, the Depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor the Company makes any representation that the rate obtained or determined by or on behalf of the Company is the most favorable rate and neither it nor the Company will be liable for any direct or indirect losses associated with the rate. There can be no assurance that the Depositary, the custodian or the Company will be able to convert any currency at a specified exchange rate or that the Depositary will be able to sell any property, rights, shares or other securities at a specified price, or that any of these transactions can be completed within a specified time period.
Tender and Exchange Offers, Redemption, Replacement or Cancellation of Deposited Securities
The Depositary shall not tender any deposited securities in response to any voluntary cash tender offer, exchange offer, or similar offer made to holders of deposited securities, except when instructed in writing to do so by an owner surrendering ADSs representing such deposited securities and subject to any conditions or procedures the Depositary may require.
If the Depositary is notified that deposited securities have been redeemed for cash or otherwise purchased for cash in a transaction that is mandatory and binding on the Depositary as a holder of those deposited securities and the redeemed or purchased securities are the only class of deposited securities (a Redemption), the Depositary shall (i) if required, surrender deposited securities that have been redeemed to the issuer of those securities or its agent on the redemption date, (ii) disseminate a notice to owners (A) notifying them of that Redemption, (B) calling for surrender of a corresponding number of ADSs and (C) notifying them that the called ADSs have been converted into a right only to receive the money received by the Depositary upon that Redemption and those net proceeds shall be the deposited securities to which owners shall be entitled, upon surrender of those ADSs, and (iii) distribute the money received upon that Redemption to the owners entitled to it upon surrender by them of called ADSs. In the case of a partial Redemption of deposited securities, the outstanding ADSs to be converted and surrendered in exchange for the Redemption net proceeds shall be allocated among the owners pro-rata to their respective holdings of ADSs. In the case of a Replacement where the new deposited securities will continue to be held under this deposit agreement, the Depositary may call for the surrender of outstanding receipts to be exchanged for new receipts specifically describing the new deposited securities and the number of those new deposited securities represented by such ADS.

Upon any change in nominal value or any subdivision, combination or any other reclassification of the deposited securities or any recapitalization, reorganization, sale of assets substantially as an entirety, merger or consolidation affecting the issuer of the deposited securities or to which it is a party that is mandatory and binding on the Depositary as a holder of deposited securities and as a result securities or other property have been or will be delivered in exchange, conversion, replacement or in lieu of, deposited securities (a “Replacement”), the Depositary shall, if required, surrender the old deposited securities affected by that Replacement of shares and hold, as new deposited securities under the deposit agreement, the new securities or other property delivered to it in that Replacement. In connection with a Replacement, the Depositary shall be entitled to request and receive an opinion of counsel to the Company to the effect that under the Securities Act it may lawfully retain the new deposited securities under the deposit agreement and that, upon deposit, the Depositary could freely distribute such securities to owners and holders of ADSs in the United States. In the absence of such an opinion, the Depositary may elect to sell those new deposited securities and proceed as if those new deposited securities had undergone a Redemption, as described above.
Deposits, Withdrawals and Cancellations
The Depositary will deliver ADSs if an investor or his broker deposits shares or evidence of rights to receive shares with the custodian, or upon receiving notice of such a deposit from the custodian. Shares deposited with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed by the person on whose behalf the deposit is being made.
The custodian will hold all deposited shares for the account of the Depositary. ADS holders thus have no direct ownership interest in the shares and only have the rights that are contained in the deposit agreement. For German tax purposes, ADS holders will generally be treated as the economic owners of the deposited shares represented by the ADSs (and, therefore, as a shareholder of the Company), and for U.S. federal income tax purposes, ADS holders will generally be treated as the owners of such shares. For additional information, see Item 10.E., “Additional Information — Taxation — U.S. and German tax consequences of holding ADSs” in the Annual Report which is incorporated by reference into this Information Statement / Prospectus. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any additional items are referred to as “deposited securities”.
Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the Depositary and any taxes or other fees or charges owing, the Depositary will deliver ADSs representing the deposited shares as instructed. The foregoing notwithstanding, the Depositary may refuse to accept deposits of shares for delivery of ADSs or to register transfers of ADSs in particular instances or may suspend deposits of shares or registration of transfer generally, whenever it or the Company considers it necessary or advisable to do so. The Depositary shall not knowingly accept for deposit under the deposit agreement any shares that, at the time of deposit, are restricted securities, as defined in the deposit agreement.
All ADSs issued will, unless specifically requested to the contrary, be delivered through the book-entry settlement system of The Depository Trust Company, also referred to as DTC, or be uncertificated and held through the book-entry direct registration system (DRS) of DTC, and a registered owner will receive statements from the Depositary which will show the number of ADSs registered in the owner’s name. An ADS owner can request that the ADSs not be held through the Depositary’s DRS and that an ADR in certificated form be issued to evidence those ADSs. ADRs will be delivered to the Depositary’s principal New York office or any other location that it may designate as its transfer office.
DRS is the system administered by DTC that facilitates interchange between registered holding of uncertificated securities and holding of security entitlements in those securities through DTC and a DTC participant. Profile Modification System (Profile) is a required feature of DRS which allows a participant in DTC, claiming to act on behalf of a registered owner of ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS registered owner to register that transfer.

In connection with DRS/Profile, the parties to the deposit agreement acknowledge that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS registered owner in requesting a registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of that owner (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the Depositary. The deposit agreement provides expressly that the limitations on the respective obligations and liability of the Depositary and the Company, and the indemnification provisions of the deposit agreement, apply to the matters arising from the use of the DRS, and that the Depositary shall not be liable for the acts or omissions of any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of ADSs or deposited securities or otherwise.
When an investor surrenders ADSs at the Depositary’s office, the Depositary will, upon payment of certain applicable fees, governmental charges and taxes, and upon receipt of proper instructions, deliver the whole number of shares represented by the surrendered ADSs (to the extent that delivery can be lawfully made) to or as instructed by the owner. It is expected that the delivery of shares shall be made to account the owner directs within Clearstream Banking AG, the central German clearing firm. However, the Depositary will not deliver any money or other property as to which a record date for distribution to owners has passed (since money or other property of that kind will be delivered or paid on the scheduled payment date to the owner as of that record date), and the Depositary shall not be required to accept surrender of ADSs for the purpose of withdrawal to the extent it would require delivery of a fraction of a deposited security.
The Depositary may restrict the withdrawal of deposited securities only in connection with:
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temporary delays caused by the closing of the Depositary’s ADS register or any register of holders of our shares maintained by us or on our behalf, or the deposit of shares in connection with voting at a general meeting of shareholders, or the payment of dividends,

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the payment of fees, taxes and similar charges,

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compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs, or

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such other reason, if any, that, at the time, is permitted under paragraph I(A)(1) of the General Instructions to Form F-6 under the Securities Act or any successor to that provision.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Voting rights
You may instruct the Depositary to vote the number of shares your ADSs represent. The Depositary will notify you of general meetings of shareholders and arrange to deliver our voting materials to you if we ask it to do so. These materials will describe the matters to be voted on and explain how you may instruct the Depositary how to vote. For instructions to be valid, they must reach the Depositary by a date set by the Depositary.
If it asked for your instructions, the Depositary will try, as far as practical, subject to German law and the provisions of our constitutive documents, to vote the number of shares or other deposited securities represented by your ADSs as you instruct. If the Depositary did not ask for your instructions, you can still send instructions and the Depositary and the Depositary may try to vote as instructed, but is not required to do so. The Depositary will only vote or attempt to vote as you instruct or as described below.
We will include in voting materials distributed to ADS owners the date by which their voting instructions must be received by the Depositary. However, we cannot ensure that you will receive voting materials or otherwise learn of an upcoming general meeting of shareholders in time to ensure that you can timely instruct the Depositary to vote the shares represented by your ADSs. In addition, in the absence of bad faith on its part, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to vote, and you may have no recourse if your shares are not voted as you requested.

Under the deposit agreement, the GP Management Board or the KGaA Supervisory Board proposing a matter for a shareholder vote also constitutes a recommendation that shareholders vote in favor of the matter or matters. If (i) we timely ask the Depositary to solicit your voting instructions, (ii) the Depositary does not receive voting instructions from you by the specified date, and (iii) we confirm to the Depositary in writing that:
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we do not know of any substantial shareholder opposition to the particular matter; and

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the particular matter would not have an adverse impact on our shareholders;

we will be deemed to have instructed the Depositary to give a proxy, and the Depositary will consider you to have authorized and directed it to give a proxy to a person designated by the Company, with instructions to vote the number of deposited securities represented by your ADSs in favor of the resolution proposal or proposals proposed by the Company.
Fees and expenses
ADS holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is up to $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.
The following additional charges shall be incurred by the ADS holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADRs), whichever is applicable:
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a fee of $0.05 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

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a fee of $0.05 per ADS (or portion thereof) per year for services performed by the Depositary in administering our ADS program (which fee shall be assessed against holders of ADSs as of the record date set by the depositary not more than once each calendar year and shall be payable in the manner described in the next succeeding provision);

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any other charge payable by any of the Depositary or the custodian, any of the Depositary’s or custodian’s agents, or the agents of the Depositary’s or custodian’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADSs as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•
a fee for the distribution of securities or of rights where the Depositary will not exercise or sell those rights on behalf of holders (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were ordinary shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to those holders entitled thereto;

•
stock transfer or other taxes and other governmental charges;

•
cable, (including SWIFT) and facsimile transmission and delivery charges as are expressly provided for in the deposit agreement;

•
transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•
expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars.

The Depositary may collect any of its fees by deduction from any cash distribution payable, or by selling a portion of any securities to be distributed, to holders that are obligated to pay those fees. In performing its duties under the deposit agreement, the Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the Depositary and that may earn or share fees, spreads or commissions. The Depositary may own and deal in any class of securities of the Company and its affiliates and in the ADSs.
The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
We will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the custodian) pursuant to agreements from time to time between us and the Depositary. The fees described above may be amended from time to time. If an amendment adds or increases fees or charges, except for taxes or other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudice a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment.
Payment of taxes
ADS owners must pay any tax or other governmental charge payable by the custodian or the Depositary on any ADS or ADR, deposited security or distribution. If an ADS owner owes any tax or other governmental charge, the Depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADS owner remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the Depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the Depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADS owners entitled thereto.
In the deposit agreement, we and the Depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary actions
Before the Depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the Depositary may require:
•
payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•
satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•
compliance with regulations which it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the Depositary are closed or at any time if the Depositary or we think it advisable to do so.
Shareholder communications; inspection of register of owners of ADSs
The Depositary, as a holder of deposited securities, will make available for your inspection at its office all reports and communications that it receives from us that we make generally available to holders of deposited securities. If we request the Depositary to do so, the Depositary will send you copies of those communications or otherwise make them available to owners in a manner that we specify as substantially equivalent to the manner in which those communications are made available to our shareholders and compliant with any stock exchange requirements applicable to the ADSs. You have a right to inspect the register of owners of ADSs, but not for the purpose of contacting those owners about a matter unrelated to our business or the ADSs.

Amendment of the deposit agreement
We may agree with the Depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes or other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS owners, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS owners of the amendment. At the time the amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
Termination of the deposit agreement
We may initiate termination of the deposit agreement by notice to the Depositary. The Depositary may initiate termination of the deposit agreement if (i) at any time 60 days shall have expired after the Depositary delivered a written resignation notice to us and a successor Depositary has not been appointed and accepted its appointment, or (ii) a “Termination Option Event” (as defined below) has occurred. If termination of the deposit agreement is initiated, including upon occurrence of a Termination Option Event, the Depositary shall disseminate a notice of termination to the owners of all ADSs then outstanding setting a date for termination (the Termination Date), which shall be at least 90 days after the date of that notice, and the deposit agreement shall terminate on that Termination Date.
Each of the following transactions constitutes a “Termination Option Event”:
•
Certain distributions.   A cash distribution, or any other distribution other than a distribution of our shares or of rights to purchase our shares or other securities, that would represent a return of all or substantially all the value of the deposited securities underlying the ADSs, in connection with which the Depositary either (i) requires payment of or deducts a fee for the surrender of ADSs, or (ii) sells all the deposited securities, (other than the subject distribution) adds the sale proceeds to the distribution and requires surrender of the ADSs a condition to making the distribution;

•
Redemptions.   A redemption of all or substantially all of the deposited securities;

•
Certain Replacements.   A Replacement followed by a sale of the new deposited securities issued in the Replacement;

•
Certain Losses.   If the deposited securities are cancelled or have become apparently worthless and the Depositary calls for surrender of the ADSs or cancels the ADSs upon notice to the owner;

•
Bankruptcy.   Certain bankruptcy events relating to the Company;

•
Delisting.   The delisting of our shares from a stock exchange outside the U.S. or from a U.S. stock exchange without a replacement listing on a non-U.S. stock exchange or U.S. stock exchange, as applicable or availability of over-the-counter trading in the U.S.; or

•
F-6 Registration Ineligibility.   The ADSs becoming ineligible for registration on Form F-6 under the Securities Act.

The Depositary’s notice of termination of the deposit agreement shall not affect the right of an Owner, prior to the Termination Date, to surrender ADSs for the purpose of withdrawal of deposited securities. At any time after the Termination Date, the Depositary may sell the remaining deposited securities then held under the deposit agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the owners of ADSs that remain outstanding, and those owners will be general creditors of the Depositary with respect to those net proceeds and that other cash. After making that sale, the Depositary shall be discharged from all obligations under the deposit agreement, except its obligations (i) to account for the net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of ADSs, any expenses for the account of the owner of such ADSs in accordance with the terms and conditions of the deposit agreement and any applicable taxes or governmental charges), (ii) to indemnify us as provided in the deposit agreement, and (iii) to act as provided in the following paragraph.

After the Termination Date, the Depositary shall continue to receive dividends and other distributions pertaining to deposited securities (that have not been sold), may sell rights and other property as provided in the deposit agreement and shall deliver deposited securities (or sale proceeds) upon surrender of ADSs (after payment or upon deduction, in each case, of the fees, expenses and applicable taxes or governmental charges, as described in the preceding paragraph). After the Termination Date, the Depositary shall not accept deposits of shares or deliver ADSs. After the Termination Date, (i) the Depositary may refuse to accept surrenders of ADSs for the purpose of withdrawal of deposited securities (that have not been sold) or reverse previously accepted surrenders of that kind that have not settled if in its judgment the requested withdrawal would interfere with its efforts to sell the deposited securities, (ii) the Depositary will not be required to deliver cash proceeds of the sale of deposited securities until all deposited securities have been sold and (iii) the Depositary may discontinue the registration of transfers of ADSs and suspend the distribution of dividends and other distributions on deposited securities to the owners and need not give any further notices or perform any further acts, except as provided in the Deposit Agreement relating to its termination.
Effects of the Conversion
Under the deposit agreement, upon effectiveness of the Conversion, the shares of FME AG into which the shares of the Company held by the Depositary will be transformed will continue to be treated as “deposited securities” under the deposit agreement. As a result, ADSs representing the right to receive shares of the Company will, upon registration of the Conversion, thereafter, represent the right to receive shares of FME AG. Further, the Company will cease being a party to the deposit agreement and FME AG will become party to that agreement.
The Depositary, however, may, require ADR holders to submit their ADRs and distribute new ADRs that identify shares in FME AG as the securities the ADSs represent. In the event the Depositary elects to do so, holders of the Company ADRs will be notified by the Depositary and provided with instructions to carry out such an exchange.

EFFECTS ON AND COMPARISON OF SHAREHOLDER RIGHTS
Upon completion of the Conversion, our shareholders will become shareholders of FME AG. They will hold the same number of shares in FME AG as they previously held in the Company. The notional value of € 1.00 which one share represents in the Company’s share capital will not change.
However, the Conversion will entail significant changes to our shareholders and their respective rights.
The most significant change is that there will no longer be a general partner directing the operations of the Company. The GP Management Board will no longer be part of the Company’s governance. Instead, the Company will be operated as a typical German stock corporation with three governing bodies: a management board which is responsible for the day-to-day management of the Company, a supervisory board responsible for the supervision of the management board, and the general meeting of shareholders. All shareholders of FME AG will have the same voting rights in the general meeting.
Comparison of the Status of Shareholders in the Company and FME AG
The Conversion will result in a significant simplification of the Company’s current corporate governance by replacing the complex KGaA structure with its several bodies with a governance system in line with German standards for stock corporations.
Under the current governance structure, the Company is represented and managed by its General Partner. The General Partner is represented and managed by the GP Management Board. The GP Management Board members are currently appointed and replaced by the GP Supervisory Board, which is elected by the General Partner’s general meeting, i.e., by Fresenius SE as the General Partner’s sole shareholder. In contrast, the KGaA Supervisory Board, which is elected by the Company’s general meeting, does not have any influence on the appointment and replacement of the GP Management Board members. The Company’s shareholders are therefore currently unable to exercise any influence through the Company’s general meeting on the appointment and replacement of the GP Management Board members. In addition, the KGaA Supervisory Board does not have the authority to determine the remuneration of the members of the GP Management Board or to issue rules of procedure for the management or to determine measures and transactions requiring approval of the KGaA Supervisory Board. The current rules of procedure for the GP Management Board, including measures and transactions requiring approval of the GP Supervisory Board, were issued by the GP Supervisory Board.
After the Conversion, four of the shareholder representatives of the AG Supervisory Board would be elected by FME AG’s general meeting, while Fresenius SE will have the exclusive right to appoint two of the six shareholder representatives, subject to Fresenius SE maintaining a shareholding of at least 30% in the Company’s share capital and to dismiss those appointed shareholder representatives. If Fresenius SE’s shareholding falls below 30% but is at least 15% of the Company’s share capital, Fresenius SE will have the exclusive right to appoint one shareholder representative to the AG Supervisory Board, and to dismiss this appointed shareholder representative. The AG Supervisory Board would appoint the AG Management Board members and negotiate the service agreements with them. It would also adopt the rules of procedure for the AG Management Board. Such rules of procedure must provide a catalogue of measures and transactions for which the AG Management Board requires the approval of the AG Supervisory Board.
The table below summarizes the scope of influence by the Company’s shareholders before and after the Conversion.
In considering the matters in the table below over which Outside Shareholders are described as having a right to approve or prevent the approval of a matter based upon their collective votes, you should note that approximately 293 million shares are outstanding and that as the holder of approximately 94.4 million shares (approximately 32.2% of the outstanding shares), Fresenius SE will continue to be able to exercise a majority of the voting rights at the general meeting as long as less than approximately 64.4% of the outstanding shares, including the shares held by Fresenius SE, are present at the general meeting. For as long as it holds more than 25% of Company’s shares, Fresenius SE will also be able to prevent the adoption of any measures submitted to the general meeting requiring a majority vote of at least 75% of the share capital represented at the time of the vote, including capital increases (including creation of authorized and conditional capital), decreases, the issuance of convertible bonds, corporate measures, such as mergers or spin-offs, the conclusion of intercompany agreements (Unternehmensverträge) such as domination and/or profit and loss transfer agreements (Beherrschungs- und/oder Gewinnabführungsverträge), the dissolution of the Company and amendments to the articles of association. The collective rights of the Outside Shareholders described below will depend upon (i) the number of shares of Outside Shareholders represented and voting at any general meeting and (ii) how the Outside Shareholders do, in fact, vote on any matter. The following discussion assumes that the Outside Shareholders are fully represented at the relevant general meeting and are all casting their votes in the same manner. It is also assumed in this discussion that Fresenius SE has maintained ownership of more than 25% of the shares of FME AG following the Conversion.
Comparison of Shareholders’ Consent Rights
Matter	FME KGaA Prior to the Conversion (Current)	FME AG After the Conversion
Adoption of resolutions at the general meeting	Outside Shareholders can approve certain resolutions as they presently hold the majority of voting rights. In addition, due to existing bans on voting by Fresenius SE on certain resolutions, the power to decide on such resolutions lies with Outside Shareholders alone (e.g., appointment of auditors, election of the KGaA Supervisory Board). However, certain other resolutions require the approval of the General Partner, a wholly-owned subsidiary of Fresenius SE. On such matters, the Outside Shareholders cannot affect the General Partner’s actions.	Outside Shareholders would be able to approve all resolutions that require only a majority vote as they continue to hold the majority of voting rights. In addition, there would no longer be a General Partner whose approval would be required for certain matters resolved by the general meeting. However, Fresenius SE could prevent the adoption of any resolution requiring a qualified majority of 75% of the share capital represented at the time of the vote.
Amendments to the articles of association	A qualified majority of 75% of the share capital represented at the time of the vote will be required to pass resolutions on proposals to amend the KGaA Articles of Association. Consequently, such proposals may be prevented by either Fresenius SE or the Outside Shareholders. However, the KGaA Articles of Association cannot be amended without the approval of the General Partner which is a wholly-owned subsidiary of Fresenius SE.	A qualified majority of 75% of the share capital represented at the time of the vote will be required to pass resolutions on proposals to amend the AG Articles of Association. Consequently, such proposals may be prevented by either Fresenius SE or the Outside Shareholders. Approval by the General Partner would no longer be required.
Election of members to supervisory board	Because Fresenius SE is subject to a ban on voting with respect to this resolution item, the Outside Shareholders elect all of the members of the KGaA Supervisory Board. However, the KGaA Supervisory Board has significantly less influence over the management of the Company than the AG Supervisory Board would have.
Outside Shareholders, using their majority of the votes, would be able to elect four of the six shareholder representatives to the AG Supervisory Board at the general meeting. Fresenius SE would no longer be subject to a voting ban and could vote of all its shares with respect to the election of members to the AG Supervisory Board that are elected by the shareholders of FME AG.
Fresenius SE will have the exclusive right to appoint two of the six

Matter	FME KGaA Prior to the Conversion (Current)	FME AG After the Conversion
shareholder representatives, subject to Fresenius SE maintaining a shareholding of at least 30% of the Company’s share capital, and to dismiss those appointed shareholder representatives. If Fresenius SE’s shareholding interests falls below 30% but is at least 15% of the Company’s share capital, it will have the exclusive right to appoint one shareholder representative to the AG Supervisory Board, and to dismiss this appointed shareholder representative.
Appointment of management board	Outside Shareholders have no consent rights with respect to the appointment of the members of the GP Management Board which operates the Company’s business in the KGaA form. Although the Outside Shareholders are entitled to elect the KGaA Supervisory Board, the KGaA Supervisory Board does not have the right to appoint the members of GP Management Board, as this is the responsibility of GP Supervisory Board which is elected exclusively by Fresenius SE.	While the Outside Shareholders have no direct consent rights with respect to the appointment of the AG Management Board, they will be able to elect four of the six shareholder representatives to the AG Supervisory Board. The AG Supervisory Board appoints the AG Management Board members.
Approval of unconsolidated annual financial statements	Outside Shareholders have the right to adopt the annual unconsolidated financial statements at the general meeting. However, the resolution is subject to the approval of the General Partner which is a wholly-owned subsidiary of Fresenius SE.	Following the Conversion, the annual unconsolidated financial statements would be approved and thus adopted by the AG Supervisory Board rather than at the general meeting. As noted above, four of the six shareholder representatives to the AG Supervisory Board are elected by the shareholders at the general meeting in which, in principle, the Outside Shareholders collectively hold the majority of the voting rights.
Payment of dividends	Outside Shareholders have the collective right to resolve on the payment of dividends at the annual general meeting.	Outside Shareholders would have the collective right to resolve on the payment of dividends at the annual general meeting.
Formal approval (Entlastung) of the actions of the management board and the supervisory board	The Outside Shareholders have the sole right to formally approve such actions because Fresenius SE is excluded from voting on such matter. However, with respect to the GP Management Board, formal approval is limited to the actions of the General Partner, not its individual GP Management Board members.	The Outside Shareholders would be able to formally approve such actions because of their majority voting power. However, Fresenius SE would no longer be banned from voting its shares on such matters.

Matter	FME KGaA Prior to the Conversion (Current)	FME AG After the Conversion
Election of auditors of annual financial statements and of special auditors (other than auditors whose appointment requires a court order)	The Outside Shareholders have the sole right to appoint the auditors because Fresenius SE is excluded from voting on such matters.	The Outside Shareholders would be able to appoint the auditors because of their majority voting power. However, Fresenius SE would no longer be banned from voting its shares on such matter.
STOCK EXCHANGE LISTING AND TRADING
Our shares are currently admitted to trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous admission to the sub-segment thereof with additional post-admission obligations (Prime Standard) (the “Listing”). In addition, our shares are included in the electronic trading system XETRA and in the German Stock Index MDAX. The ADSs, which represent our shares, are listed on the NYSE. Each ADSs currently represents one-half of one share.
Stock Exchange Listing of the Shares after the Conversion
The Conversion will become effective after being registered with the Commercial Register. Upon registration of the Conversion with the Commercial Register, our shareholders will become shareholders of the Company in its new legal form of a German stock corporation. They will participate to the same extent and with the same number of shares in FME AG as they did in the Company prior to the Conversion becoming effective.
The Conversion will have no effect on the Listing.
Our inclusion in the MDAX will not be affected by the Conversion, if other relevant criteria for MDAX membership are met.
Under the deposit agreement establishing the American Depositary Receipt facilities for our shares, upon effectiveness of the Conversion, the shares of FME AG into which the shares of the Company held by the Depositary will be transformed will continue to be treated as “deposited securities”. As a result, ADSs representing the right to receive shares of the Company will, upon registration of the Conversion, represent the right to receive shares of FME AG. The Depositary, however, may require ADR holders to submit their ADRs and distribute new ADRs that represent shares in FME AG as the securities underlying the ADSs. If the Depositary elects to do so, holders of the Company ADRs will be notified by the Depositary and provided with instructions to carry out such an exchange.
We will apply to list ADSs representing shares in FME AG on the NYSE.
German Corporate Governance Code
Under the German Stock Corporation Act, the management board and the supervisory board of a company whose shares are admitted to trading on a German stock exchange must make an annual declaration regarding their compliance with the recommendations of the German Corporate Governance Code issued by the “Government Commission German Corporate Governance Code” (“GCGC”) published by the German Federal Ministry of Justice (Bundesministerium der Justiz) in the official part of the German Federal Gazette (Bundesanzeiger). The GCGC summarizes statutory provisions and establishes additional recommendations and suggestions regarding corporate governance. The recommendations of the GCGC are not binding, but listed companies must declare annually which recommendations of the GCGC have been and are being complied with or which recommendations have not been or are not being complied with and why not. Such declaration shall be made permanently available to the public on the website of the Company.
We issued our most recent declaration as of December 2022, in which we declared that we comply with the recommendations of the GCGC, subject to certain exceptions disclosed and explained in the declaration.

Our declaration is available on our website. We will continue to make declarations regarding compliance with the recommendations of the GCGC after the Conversion becomes effective as the Conversion does not affect our Listing. Subject to when the Conversion becomes effective and whether it would result in relevant changes to our corporate governance, we may intend or need to issue a new declaration without undue delay after registration of the Conversion with the Commercial Register.
After the Conversion, we will continue to be obligated to disclose annually in our Form 20-F a summary of the significant ways in which our corporate governance practices under German law and the GCGC differ from those followed by US domestic companies under the listing standards of the NYSE.
SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
We are a German company. Some of the members of the GP Management Board and the Supervisory Boards as well as some of our executive officers and some of the experts named in this Information Statement /Prospectus are residents of Germany. A substantial portion of our assets and the assets of those individuals is located outside the U.S. As a result, it may be difficult or impossible for investors to effect service of process upon those persons within the U.S. with respect to matters arising under the U.S. federal securities laws or to enforce against them in U.S. courts judgments of U.S. courts predicated on the civil liability provisions of the U.S. federal securities laws. We have been advised by our German counsel, Noerr Partnerschaftsgesellschaft mbB, that there may be doubt as to the enforceability in Germany, in original actions, of liabilities predicated on the U.S. federal securities laws and that in Germany both recognition and enforcement of U.S. court judgments with respect to the civil liability provisions of the U.S. federal securities laws are solely governed by the provisions of the German Code of Civil Procedure (Zivilprozessordnung ZPO). In some cases, especially when according to the German statutory provisions, the international jurisdiction of the U.S. court is not recognized or if the judgment conflicts with basic principles of German law (e.g., the restrictions to compensatory damages and pre-trial discovery), the U.S. judgment might not be recognized and enforced by the courts of Germany. The service of process in U.S. proceedings on persons in Germany is regulated by a multilateral treaty guaranteeing service of writs and other legal documents in civil or commercial matters if the current address of the defendant in Germany is known and German translations are provided.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s annual report on internal control over financial reporting) incorporated in this Information Statement / Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers GmbH Wirtschaftprüfungsgesellschaft, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
Noerr Partnerschaftsgesellschaft mbB, as our special German counsel, will pass upon the validity of the conversion of the shares of the Company into shares of FME AG.

APPENDIX A
CONVERSION PROPOSAL
To be provided by amendment

A-1

APPENDIX B
PROPOSED ARTICLES OF ASSOCIATION

— Non binding convenience translation.
The German version of the articles of association is legally binding —
ARTICLES OF ASSOCIATION
OF
FRESENIUS MEDICAL CARE AG
I.
GENERAL TERMS
Article 1   Name and Registered Office
(1)
The name of the Company is:

Fresenius Medical Care AG
(2)
The registered office of the Company is in Hof (Saale).

Article 2   Objects of the Company
(1)
The objects of the Company are:

(a)
the development, production and distribution of, as well as the trading in, products, systems and procedures in the areas of medical care and health care, including dialysis and associated forms of treatment, as well as the provision of any services in such areas;

(b)
the projecting, planning, establishment, acquisition and operation of health care businesses, including dialysis centers, also in separate enterprises or through third parties as well as the participation in such dialysis centers;

(c)
the development, production and distribution of other pharmaceutical products and the provision of services in this field;

(d)
the provision of advice in the medical and pharmaceutical areas as well as scientific information and documentation;

(e)
the provision of laboratory services for dialysis and non-dialysis patients and homecare medical services.

(2)
The Company shall be entitled to enter into any and all business transactions and take any and all measures which seem to be necessary or useful to achieve the objects of the Company and may, in particular, establish or acquire other enterprises of the same or similar kind, participate in such enterprises, take over the management and/or the representation of such enterprises, transfer company divisions, including essential company divisions, to enterprises in which the Company holds an interest and establish branches at home and abroad.

(3)
The Company may limit its activities to a part of the activities specified in art. 2 paragraph (1). The Company may also pursue its corporate objects pursuant to art. 2 paragraph (1), in whole or in part, through affiliated companies within the meaning of sections 15 et seqq. of the German Stock Corporation Act (Aktiengesetz — AktG) or companies in which the Company holds an interest (including joint ventures).

Article 3   Notifications and Transmission of Information
(1)
Notifications of the Company shall be published in the German Federal Gazette (Bundesanzeiger) unless provided otherwise by mandatory law.

(2)
Any information to be provided to the holders of admitted securities in the Company may also be transmitted by means of remote data transmission subject to the conditions prescribed by law.

II.
SHARE CAPITAL AND SHARES
Article 4   Share Capital
(1)
The share capital of the Company amounts to EUR [293,413,449.00] (in words: [two hundred ninety-three million four hundred thirteen thousand four hundred and forty-nine] Euro) and is divided into [293,413,449] (in words: [two hundred ninety-three million four hundred thirteen thousand four hundred and forty-nine]) no-par value shares.

(2)
The share capital in the amount of DM 100,000.00 (in words: one hundred thousand Deutsche Mark) existing at the time of the conversion of the Company into a stock corporation (AG) was provided by way of a change of legal form of the legal entity in its former legal form, Fresenius Medical Care GmbH with registered office in Hof an der Saale.

The share capital in the amount of EUR 250,271,178.24 (in words: two hundred and fifty million two hundred and seventy-one thousand one hundred seventy-eight Euro and twenty-four Cent) existing at the time of the conversion of the Company into a partnership limited by shares (KGaA) was provided by way of a change of legal form of the legal entity in its former legal form, Fresenius Medical Care AG with registered office in Hof an der Saale.
The share capital in the amount of EUR [293,413,449.00 (in words: [two hundred ninety-three million four hundred thirteen thousand four hundred and forty-nine] Euro) existing at the time of the conversion of the Company into a stock corporation (AG) was provided by way of a change of legal form of the legal entity in its previous legal form, Fresenius Medical Care AG & Co. KGaA with registered office in Hof an der Saale.
(3)
The Management Board is authorized until August 26, 2025 to increase the share capital of the Company with the approval of the Supervisory Board by up to a total of EUR 35,000,000.00 (in words: thirty-five million Euro) for cash by issuing new bearer shares with no-par value on one or more occasions (Authorized Capital 2020/I). The number of shares must be increased in the same proportion as the share capital. In principle, the shareholders have subscription rights. The new shares can also be underwritten by a credit institution or a company operating in accordance with section 53 (1) sent. 1 or section 53b (1) sent. 1 or (7) of the German Banking Act (Kreditwesengesetz — KWG) (financial institution) or a consortium of such credit institutions and/or financial institutions retained by the Management Board with the obligation to offer the shares to the Company’s shareholders for subscription.

However, the Management Board is authorized with the approval of the Supervisory Board to exclude the shareholders’ subscription rights in order to eliminate fractional amounts from the subscription right.
The Management Board may only exercise the aforementioned authorization to exclude subscription rights to the extent that the proportional amount of the total shares issued subject to an exclusion of subscription rights exceeds 10 % of the share capital neither at the time of this authorization coming into effect nor at the time of the exercise of this authorization. If, during the period of validity of the Authorized Capital 2020/I until its utilization, other authorizations on the issuance or on the sale of shares of the Company or the issuance of rights which authorize or bind to the subscription of shares of the Company are exercised and the subscription rights are excluded, such subscription rights will be taken into account with regard to the aforementioned limit.
The Management Board is also authorized with the approval of the Supervisory Board to determine the further details for the implementation of capital increases from the Authorized Capital 2020/I. Following a total or partial implementation of the increase of the share capital from the Authorized Capital 2020/I, the Supervisory Board is authorized to amend the wording of the corresponding provisions of the Articles with respect to the volume of such capital increase.
(4)
The Management Board is authorized until August 26, 2025 to increase the share capital of the Company with the approval of the Supervisory Board by up to a total of EUR 25,000,000.00 (in words: twenty-five million Euro) for cash and/or contributions in kind by issuing new bearer shares with no-par value on one or more occasions (Authorized Capital 2020/II). The number of shares must be increased in the same proportion as the share capital. In principle, the shareholders have subscription rights. The new shares can also be underwritten by a credit institution or a company operating in accordance with section 53 (1) sent. 1 or section 53b (1) sent. 1 or (7) KWG (financial institution) or a consortium of such credit institutions and/or financial institutions retained by the Management Board with the obligation to offer the shares to the Company’s shareholders for subscription.
However, the Management Board is authorized with the approval of the Supervisory Board to exclude the shareholders’ subscription rights in the following cases:
•
in the case of one or more capital increases for contributions in kind for the purpose of acquiring companies, parts of companies, interests in companies or other assets, or

•
in the case of one or more capital increases for cash if the issue price for the shares does not significantly fall below the stock exchange price of the shares already listed and the proportionate amount of the share capital of the Company attributable to the shares issued with exclusion of subscription rights exceeds 10 % of the share capital neither at the time of this authorization coming into effect nor at the time of the exercise of this authorization. To be set off against this limitation is the proportionate amount of share capital attributable to new shares or treasury shares previously acquired by the Company which are issued or sold during the period of validity of this authorization with exclusion of subscription rights in direct, analogous or corresponding application of section 186 (3) sent. 4 AktG and the proportionate amount of the share capital attributable to shares issued or to be issued to satisfy option or conversion rights or discharge option or conversion obligations from bonds, if the bonds are issued during the period of validity of this authorization with exclusion of subscription rights in analogous application of section 186 (3) sent. 4 AktG.

The Management Board may only exercise the aforementioned authorizations to exclude subscription rights to the extent that the proportional amount of the total shares issued subject to an exclusion of subscription rights exceeds 10 % of the share capital neither at the time of these authorizations coming into effect nor at the time of the exercise of these authorizations. If, during the period of validity of the Authorized Capital 2020/II until its utilization, other authorizations on the issuance or on the sale of shares of the Company or the issuance of rights which authorize or bind to the subscription of shares of the Company are exercised and the subscription rights are excluded, such subscription rights will be taken into account with regard to the aforementioned limit.
The Management Board is also authorized with the approval of the Supervisory Board to determine the further details for the implementation of capital increases from the Authorized Capital 2020/II. Following a total or partial implementation of the increase of the share capital from the Authorized Capital 2020/II, the Supervisory Board is authorized to amend the wording of the corresponding provisions of the Articles with respect to the volume of such capital increase.
(5)
The share capital of the Company is conditionally increased by up to EUR [8,956,675.00] (in words: [eight million nine hundred fifty-six thousand six hundred and seventy-five] Euro) by the issuance of up to [8,956,675] (in words: [eight million nine hundred fifty-six thousand six hundred and seventy-five]) new bearer shares with no-par value. The conditional capital increase will be implemented only to the extent that options have been issued in accordance with the Stock Option Program 2011 under the resolution of the General Meeting of May 12, 2011, the holders of options exercise their right and the Company for the satisfaction of the options does not grant any of its own shares; for the granting and processing of options of members of the management board of Fresenius Medical Care Management AG, the former general partner of the Company in its previous legal form of a German partnership limited by shares, the Company’s supervisory board is exclusively competent. The new bearer shares with no-par value participate in profits from the beginning of the fiscal year in which they are issued.

Article 5   Shares
(1)
The shares are no-par value bearer shares.

(2)
To the extent legally permissible and unless required under the rules of a stock exchange where the shares are admitted to trading, the entitlement of a shareholder to claim individual certification of the ownership interest held and to the issue of dividend and renewal coupons is excluded. The Company may issue share certificates representing individual shares or global share certificates for multiple shares. The form and content of such share certificates shall be determined by the Management Board with the approval of the Supervisory Board.

(3)
In case of a capital increase, the profit participation may be determined in derogation from section 60 (2) AktG.

III.
CONSTITUTION OF THE COMPANY
A.
Management Board
Article 6   Composition and Rules of Procedure
(1)
The Management Board shall consist of at least two members. For the rest, the number of members of the Management Board shall be determined by the Supervisory Board.

(2)
The Supervisory Board may appoint one member of the Management Board as chairperson and another member as deputy chair-person of the Management Board.

(3)
The Supervisory Board shall adopt rules of procedure for the Management Board.

Article 7   Management and Representation of the Company
(1)
The Management Board shall manage the Company in its own responsibility. It manages the Company in accordance with applicable law, these Articles of Association and the rules of procedure for the Management Board.

(2)
The Company shall be legally represented by two members of the Management Board or by one member of the Management Board jointly with an authorized signatory (Prokurist).

(3)
The Supervisory Board may, generally or in specific cases, exempt all or specific members of the Management Board from the prohibition on multiple representation (Mehrfachvertretung) pursuant to section 181 2nd alternative of the German Civil Code (Bürgerliches Gesetzbuch — BGB); section 112 AktG remains unaffected.

B.
Supervisory Board
Article 8   Composition, Appointment and Term of Office
(1)
The Supervisory Board shall be composed of twelve members, of whom — subject to the existence of the nomination right pursuant to Article 8 paragraph (2)  — six are to be elected by the General Meeting and six are to be elected by the employees in accordance with the provisions of the German Co-Determination Act (Mitbestimmungsgesetz — MitbestG).

(2)
If Fresenius SE & Co. KGaA holds shares in the Company with a proportionate amount of the share capital of the Company of at least 15 percent, it shall be entitled to appoint one of the Supervisory Board members representing the shareholders; if Fresenius SE & Co. KGaA holds shares in the Company with a proportionate amount of the share capital of the Company of at least 30 percent, it shall be entitled to appoint two of the Supervisory Board members representing the shareholders. The right of appointment shall be exercised by written declaration to the Management Board.

(3)
Unless the General Meeting specifies a shorter term of office, the Supervisory Board members shall be elected until the end of the ordinary General Meeting which resolves on the discharge of the

Supervisory Board members for the fourth fiscal year after commencement of the term of office. The fiscal year in which the term of office commences shall not be considered for this calculation. Re-election of Supervisory Board members shall be permissible.
(4)
If a Supervisory Board member elected by the General Meeting withdraws from the Supervisory Board before expiration of such member’s term of office, a successor for the withdrawing member shall be elected at the next General Meeting. The newly elected Supervisory Board member shall hold office for the remaining term of office of the withdrawing member unless the General Meeting specifies a different term of office, which may not exceed the term of office pursuant to Article 8 (3) sent. 1.

(5)
The General Meeting may, for the Supervisory Board members to be elected by it (shareholder representatives), elect substitute members who become members of the Supervisory Board if and when shareholder representatives withdraw before expiration of their term of office without a successor having been elected for them. Their position as substitute members shall revive if and when the General Meeting elects a successor for the withdrawing Supervisory Board member. The term of office of the substitute member shall end upon completion of the General Meeting in which an election according to Article 8 (4) is made, at the latest with the end of the term of office of the withdrawing Supervisory Board member. The election of substitute members with respect to the Supervisory Board members of the employees shall occur pursuant to the MitbestG.

(6)
Each member of the Supervisory Board and substitute member may resign from office, also without good cause, by giving one month’s written notice in text form (section 126b BGB) to the Management Board. The chairperson of the Supervisory Board shall be informed of the resignation. The notice period pursuant to sentence 1 may be shortened by mutual agreement or compliance with this notice period may be waived by mutual agreement.

Article 9   Chairperson of the Supervisory Board
(1)
In accordance with section 27 (1) and (2) MitbestG, the Supervisory Board shall elect a chairperson and a deputy chairperson of the Supervisory Board from among its members. The election shall take place under the chairpersonship of the oldest Supervisory Board member in terms of age in a meeting of the Supervisory Board not requiring separate convening and immediately following the General Meeting at which the Supervisory Board members to be elected by the General Meeting have been elected. The chairperson’s and the deputy chairperson’s respective term of office corresponds to their respective term of office as Supervisory Board members unless a shorter term of office is determined at the time of election.

(2)
If the chairperson or the deputy chairperson resigns from office prematurely, this shall not affect the continuation of the office of the deputy chairperson or the chairperson, respectively. The Supervisory Board shall then elect immediately a new chairperson or deputy chairperson, as applicable, for the remaining term of office of the resigning person.

(3)
Statements on behalf of the Supervisory Board shall be made by the chairperson. The chairperson is authorized to receive declarations addressed to the Supervisory Board and to take the measures that are required to implement the resolutions passed by the Supervisory Board and its committees, provided that the implementation is within the responsibility of the Supervisory Board.

(4)
Subject to other provisions in these Articles of Association, the deputy chairperson has the same rights as the chairperson in all cases in which the chairperson in unable to attend.

Article 10   Meetings and Resolutions of the Supervisory Board
(1)
The meetings of the Supervisory Board shall be called by the chairperson by notice subject to a notice period of fourteen (14) days. The meetings may be called in text form or by electronic means of communication (for example email). The items on the agenda must be stated in the invitation to the meeting. In urgent cases, this period pursuant to sentence 1 may be adequately shortened and the meeting may also be called orally by telephone.

(2)
The meetings of the Supervisory Board can be held by personal attendance or by way of a telephone or video conference. Individual Supervisory Board members may participate in meetings held by personal attendance by means of video and audio transmission or telephone. Outside of meetings, resolutions in writing, by electronic means of communication (for example email) or telephone are admissible, if this is ordered by the chairperson of the Supervisory Board, or in the event of his or her being unable to act, by the deputy chairperson.

(3)
The Supervisory Board shall constitute a quorum if at least one half of the members of which it shall be composed take part in the adoption of the resolution.

(4)
If members of the Supervisory Board are prevented from attending the meeting, they may have another member of the Supervisory Board submit their written votes. A vote delivered by electronic means of communication (for example email) is deemed a written vote. Such delivery of the written vote shall be deemed to be participation in the adoption of the resolution.

(5)
Unless expressly provided otherwise by law, resolutions of the Supervisory Board shall require the majority of the votes cast. In the event of a tied vote, the chairperson of the Supervisory Board shall in accordance with section 29 (2) and section 31 (4) MitbestG have two votes in a new vote on the same matter, if this also results in a tie. Article 10 (4) shall also be applicable to the casting of the second vote. The deputy chairperson shall not have the right to cast a second vote in the event of a tied vote.

(6)
Minutes of the meetings of the Supervisory Board shall be prepared in the English and German language. The minutes shall be signed by the chairperson of the meeting. Any minutes of resolutions adopted outside of meetings shall be signed by the chairperson of the Supervisory Board.

Article 11   Rights and Duties of the Supervisory Board
(1)
The Supervisory Board shall have all rights and duties assigned to it by law, these Articles of Association or otherwise. The members of the Supervisory Board are not bound by specific assignments or instructions.

(2)
The Supervisory Board shall be entitled, without resolution of the General Meeting, to make any amendments to the Articles of Association which concern only the wording (Fassungsänderungen).

Article 12   Rules of Procedure for the Supervisory Board
The Supervisory Board shall provide itself with rules of procedure.
Article 13   Committees of the Supervisory Board
(1)
The Supervisory Board shall form a Mediation Committee and an Audit Committee. It may form further committees from among its members and determine their powers in the rules of procedure for the Supervisory Board or in the rules of procedure enacted for the respective committee. Powers of the Supervisory Board to render decisions may — to the extent permitted by law — be delegated to such committees of the Supervisory Board (decision-making committees).

(2)
Each committee may elect a chairperson and a deputy chairperson from among its members unless such chairperson and deputy chairperson is appointed by the Supervisory Board. Unless mandatory statutory provisions provide otherwise or the Supervisory Board adopts a deviating regulation, Article 10 shall apply mutatis mutandis to the meetings and the adoption of resolutions of the committees of the Supervisory Board.

Article 14   Remuneration of Supervisory Board Members
(1)
Each member of the Supervisory Board shall receive a fixed fee of USD 160,000.00 per annum for each full fiscal year.

(2)
The chairperson of the Supervisory Board shall receive an additional remuneration in the amount of USD 160,000.00 and the deputy chairperson shall receive an additional remuneration in the amount of USD 80,000.00.

(3)
As a member of a committee, a Supervisory Board member shall receive an additional amount of USD 40,000.00 per year. As chairperson of a committee, a member of the committee shall receive an additional remuneration in the amount of USD 40,000.00 per year and as deputy chairperson an additional remuneration in the amount of USD 20,000.00 respectively.

(4)
If a fiscal year is not a complete calendar year, the remuneration relating to a full fiscal year shall be paid on a pro rata temporis basis. This shall apply accordingly if members of the Supervisory Board hold their office in the Supervisory Board or in a committee of the Supervisory Board or hold the office as chairperson or deputy chairperson only during a part of a full fiscal year.

(5)
The Company shall pay the remuneration of the Supervisory Board members taking into account the statutory deductions.

(6)
The remuneration pursuant to Article 14 paragraphs (1) to (3) shall be payable in four equal instalments at the end of each calendar quarter.

The members of the Supervisory Board shall be reimbursed for the expenses incurred in the exercise of their office, including any statutory value-added tax owed by them.
The members of the Supervisory Board shall be covered by insurance against pecuniary damage, taken out by and in the interest of the Company in an appropriate amount for corporate bodies and certain executives. The insurance premiums shall be borne by the Company.
C.
General Meeting
Article 15   Calling of the General Meeting
(1)
General Meetings must be convened at least within the statutory minimum periods.

(2)
General Meetings shall be held at the place where the registered office of the Company is located, or in a German city where a stock exchange is situated, or at the place where the registered office of a domestic affiliated company is located.

(3)
The Management Board is authorized to provide for the General Meeting to be held without the physical presence of the shareholders or their proxies at the place of the General Meeting (virtual General Meeting). The authorization shall apply to the holding of virtual General Meetings within a period of two years after registration of this provision of the Articles of Association with the commercial register.

Article 16   Attendance at the General Meeting and Exercise of the Voting Right
(1)
Only those shareholders are entitled to attend the General Meeting and to exercise the voting right who have registered and provided evidence of their entitlement. As evidence of entitlement, evidence of the shareholding by the ultimate intermediary is required. The evidence must relate to the beginning of the 21st day (0:00 a.m. at the registered office of the Company) prior to the General Meeting. The registration and the evidence of entitlement must be received by the Company in text form in the German or English language at least six days prior to the General Meeting under the address specified in the invitation to the General Meeting for that purpose. In the invitation, a shorter period measured in days can be provided. The day of the General Meeting and the day of the receipt of the registration and the evidence shall not be included in the calculation of the period.

(2)
The members of the Management Board and of the Supervisory Board should personally attend the General Meeting. If it is not possible for a member of the Supervisory Board to attend at the place of the General Meeting, in particular, because such member is abroad for cause, such member may participate in the General Meeting by way of video and audio transmission.

(3)
The voting right can be exercised by a proxy. To the extent no simplification is specified in the invitation to the General Meeting, the issue of the proxy, its revocation and the evidence of authorization to the Company require text form; section 135 AktG remains unaffected.

(4)
The Management Board is authorized to allow shareholders to participate in the General Meeting even without attending in person and without granting power of proxy, and to exercise all or parts of their rights in part or in full via electronic communication. In case the Management Board avails itself of this authorization, it is also authorized to determine the details of the scope and process of such online participation.

(5)
The Management Board is authorized to allow the shareholders to pass their votes in writing or by way of electronic communication even without attending the General Meeting (postal vote). In case the Management Board avails itself of this authorization, it is also authorized to determine the procedural details of the postal vote.

Article 17   Date of the Ordinary General Meeting
The General Meeting that resolves on the discharge of the Management Board and the Supervisory Board, on the appropriation of the balance sheet profits and on the election of the auditor (ordinary General Meeting) shall be held annually within the first eight months of a fiscal year.
Article 18   Chairperson of the General Meeting and Voting
(1)
The General Meeting shall be chaired by the chairperson of the Supervisory Board or by another member of the Supervisory Board to be designated by the chairperson. If neither the chairperson of the Supervisory Board or the person designated by him or her as chairperson of the General Meeting is present or agrees to chair the General Meeting, another member of the Supervisory Board to be designated by the Supervisory Board shall preside over the General Meeting.

(2)
The chairperson shall chair the General Meeting and determine the order of items to be dealt with as well as the kind and form of the voting. The chairperson is entitled to reasonably limit the speaking time of the shareholders and the time to ask questions at the beginning or in the course of the General Meeting, if such limitation is allowed by law. In particular, at the beginning or in the course of the General Meeting, the chairperson of the General Meeting may set reasonable time limits for the General Meeting itself, individual agenda items or for individual questions or statements.

(3)
The majorities of the votes cast and of the share capital represented for the adoption of the resolution which are required for the resolutions of the General Meeting shall be governed by the statutory provisions, unless otherwise provided for in these Articles of Association. Notwithstanding sentence 1, resolutions of the General Meeting on the dismissal of Supervisory Board members elected by the General Meeting shall be adopted by a simple majority of the votes cast.

(4)
Each share shall grant one vote at the General Meeting.

(5)
The chairperson can decide that the entire General Meeting or extracts therefrom be transmitted by way of video and audio transmission. Such transmission can even be in a form to which the public has unlimited access. The form of the transmission should be announced in the convocation of the General Meeting.

IV.
ANNUAL FINANCIAL STATEMENTS AND
APPROPRIATION OF THE BALANCE SHEET PROFITS
Article 19   Fiscal Year, Rendering of Accounts
(1)
The fiscal year is the calendar year.

(2)
Within the first three months of the fiscal year but no later than within the maximum period required by mandatory law, the Management Board shall prepare the annual financial statements and the management report as well as, to the extent required by law, the consolidated financial statements and the group management report for the preceding fiscal year and submit the same to the Supervisory Board without undue delay together with proposal for the resolution of the General Meeting on the appropriation of the balance sheet profits.

Article 20   Appropriation of the balance sheet profits
(1)
The General Meeting shall resolve on the appropriation of the balance sheet profits.

(2)
The General Meeting may resolve to make a distribution in kind instead of, or in addition to, a distribution in cash.

(3)
Upon expiration of a fiscal year, the Management Board may distribute to the shareholders an interim dividend, subject to the approval by the Supervisory Board and in accordance with section 59 AktG.

V.
MISCELLANEOUS
Article 21   Formation Expenses
(1)
The formation expenses (Notary’s fees, court costs, costs of notification) amount up to DM 5,000.00 (in words: five thousand German Marks).

(2)
Additionally, the Company has to bear the expenses for the conversion of Fresenius Medical Care AG into Fresenius Medical Care AG & Co. KGaA in an amount of up to EUR 7,500,000.00 (in words: seven million five hundred thousand Euro).

(3)
Additionally, the Company has to bear the expenses for the conversion of Fresenius Medical Care AG & Co. KGaA into Fresenius Medical Care AG in an amount of up to EUR [•].00 (in words: [•] Euro).

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
Under German law, the Company may indemnify its respective officers, and, under certain circumstances, German labor law requires it to do so. However, it may not, as a general matter, indemnify members of its management boards or their supervisory boards. It may, however, purchase directors’ and officers’ insurance. The Company has arranged for such insurance coverage at what it believes to be commercially reasonable rates, terms and conditions and the Company intends to continue to do so. Such insurance is subject to any mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of the management board or supervisory board for attorneys’ fees incurred if such member is a successful party in a suit in a country such as the U.S., where winning parties are required to bear their own costs, and if German law would have required the losing party to pay such member’s attorney’s fees had the suit been brought in Germany.
ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)   Exhibits.
See Exhibit Index.
(b)   Financial Statement Schedules.
Not applicable.
(c)   Item 4(b) Information.
Not applicable.
ITEM 22.   UNDERTAKINGS
(a)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) (1)    the undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
NOTE TO EXHIBIT INDEX
The Registrant has chosen to provide information about itself and Fresenius Medical Care AG at a level prescribed by Form F-3. Accordingly, exhibits not required by Form F-3 have been omitted, as permitted by Item 601 of Regulation S-K.
Exhibit No.	Description
3.1	Convenience translation of proposed AG Articles of Association to be effective upon completion of the Conversion, included as Appendix B to the Information Statement / Prospectus which is part of this registration statement.
4.1	Form of Amended and Restated Deposit Agreement to be entered into between The Bank of New York Mellon and the Registrant relating to ADSs representing the Registrant’s shares. (to be filed by amendment)
5.1	Opinion of Noerr Partnerschaftsgesellschaft mbB, as to the legal effects of the Conversion (to be filed by amendment).
8.1	Tax Opinion of Baker McKenzie Rechtsanwaltsgesellschaft mbH von Rechtsanwälten und Steuerberatern (to be filed by amendment).
8.2	Tax Opinion of Baker & McKenzie LLP (to be filed by amendment).
23.1	Consent of Noerr Partnerschaftsgesellschaft mbB (included in Exhibit 5.1) (to be filed by amendment).
23.2	Consent of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, dated April 3, 2023.
23.3	Consent of Baker & McKenzie LLP (included in Exhibit 8.2 (to be filed by amendment).
23.4	Consent of Baker & McKenzie Rechtsanwaltsgesellschaft mbH von Rechtsanwälten und Steuerberatern (included in Exhibit 8.1) (to be filed by amendment).
24.1	Power of attorney (included on the signature pages to the registration statement).
99.1	Voting instruction card for holders of ADSs. (to be filed by amendment)
107	Filing Fee Table.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-4 are met and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bad Homburg v.d. Höhe, Germany on April 3, 2023.
FRESENIUS MEDICAL CARE AG & CO. KGaA
a partnership limited by shares, represented by
FRESENIUS MEDICAL CARE MANAGEMENT AG
its General Partner
By:	/s/ Helen Giza
Name: Helen Giza
Title: Chief Executive Officer, Chair of the GP Management Board and Acting Chief Financial Officer
By:	/s/ Alexandra Dambeck
Name: Alexandra Dambeck
Title Executive Vice President, Head of Corporate Controlling & Corporate Accounting
Each person whose signature appears below hereby constitutes and appoints Helen Giza and William Valle, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead in any and all capacities the Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys full power to act with or without the other, and full power and authority to do and perform, in his or her name and on his or her behalf, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 3, 2023.
/s/ Helen Giza Helen Giza Chief Executive Officer, Chair of the GP Management Board and Acting Chief Financial Officer	/s/ Franklin W. Maddux, MD Franklin W. Maddux, MD Member of the GP Management Board and Global Chief Medical Officer
/s/ William Valle William Vale Member of the GP Management Board responsible for Care Delivery and Authorized Representative in the United States
/s/ Dr. Katarzyna Mazur-Hofsäß

Katarzyna Mazur-Hofsäβ
Member of the GP Management Board responsible for Care Enablement
/s/ Alexandra Dambeck

Alexandra Dambeck
Executive Vice President, Head of Corporate Controlling & Corporate Accounting (Principal Accounting Officer